SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

EASTMAN KODAK COMPANY
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
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     amount on which the filing fee is calculated and state how it was determined):
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[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which
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____________________________________________________________________________________
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NOTICE OF 2011 MEETING AND PROXY STATEMENT Date of Notice March 31, 2011
EASTMAN KODAK COMPANY 343 STATE STREET ROCHESTER, NEW YORK 14650

TABLE OF CONTENTS

PROXY STATEMENT
1	Notice of the 2011 Annual Meeting of Shareholders

QUESTIONS & ANSWERS
2	Questions & Answers
8	Householding of Disclosure Documents
8	Audio Webcast of Annual Meeting
8	Printed Copy of 2010 Annual Report on Form 10-K

PROPOSALS
9	Company Proposals
9	Item 1 — Election of Directors
9	Item 2 — Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm
9	Item 3 — Advisory Vote on the Compensation of our Named Executive Officers
10	Item 4 — Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers

BOARD STRUCTURE AND CORPORATE GOVERNANCE
11	Introduction
11	Corporate Governance Guidelines
11	Business Conduct Guide and Directors’ Code of Conduct
11	Board Independence
11	Audit Committee Financial Qualifications and Memberships
12	Review, Approval or Ratification of Transactions with Related Persons
13	Board of Directors
19	Committees of the Board
22	2010 Committee Membership
22	Compensation Committee Interlocks and Insider Participation
22	Governance Practices
25	Director Compensation

BENEFICIAL OWNERSHIP
30	Beneficial Security Ownership of More Than 5% of the Company’s Common Stock
31	Beneficial Security Ownership of Directors, Nominees and Section 16 Executive Officers

COMMITTEE REPORTS
33	Report of the Audit Committee
34	Report of the Corporate Responsibility and Governance Committee
35	Report of the Executive Compensation and Development Committee
COMPENSATION DISCUSSION AND ANALYSIS
36	Executive Summary
38	Compensation Philosophy and Program
39	Determining Executive Target Total Direct Compensation
40	Elements of Total Direct Compensation
45	Risk Mitigating Policies
46	Other Policies
47	Other Compensation Elements
48	Severance and Change in Control Arrangements

COMPENSATION OF NAMED EXECUTIVE OFFICERS
49	Summary Compensation Table
52	Employment and Retention Arrangements
53	Grants of Plan-Based Awards in 2010
56	Outstanding Equity Awards at 2010 Fiscal Year-End
58	Option Exercises and Stock Vested
59	Pension Benefits for 2010
61	Individual Supplemental Retirement Arrangements
61	Non-Qualified Deferred Compensation for 2010
63	Termination and Change in Control Arrangements

REPORTING COMPLIANCE
71	Section 16(a) Beneficial Ownership Reporting Compliance

EXHIBITS
72	Exhibit I	—	Director Independence Standards
73	Exhibit II	—	Director Qualification Standards
74	Exhibit III	—	Director Selection Process
75	Exhibit IV	—	Audit and Non-Audit Services Pre-Approval Policy

ANNUAL MEETING INFORMATION
77	2011 Annual Meeting Directions and Parking Information

NOTICE OF 2011 ANNUAL MEETING AND PROXY STATEMENT

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 11, 2011 at 9:00 a.m., Pacific Time, at The Hilton Garden Inn, 6450 Carlsbad Rd., Carlsbad, CA 92011. You will be asked to vote on Company proposals.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction card. We encourage you to use the internet, as it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

Antonio M. Perez Chairman of the Board

 NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 11, 2011 at 9:00 a.m., Pacific Time, at The Hilton Garden Inn, 6450 Carlsbad Rd., Carlsbad, CA 92011. The following will be voted on at the Annual Meeting:

1.	Election of 14 directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Advisory vote on the compensation of our Named Executive Officers.

4.	Advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers.

5.	Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Items 1, 2 and 3, and recommends 1 year with respect to Item 4.

If you were a shareholder of record at the close of business on March 14, 2011, you are entitled to vote at the Annual Meeting.

We are taking advantage of the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218, 1-585-724-5492, e-mail: shareholderservices@kodak.com.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, contact Shareholder Services.

By Order of the Board of Directors

Patrick M. Sheller Secretary & Chief Compliance Officer Eastman Kodak Company March 31, 2011
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 11, 2011. The Notice of 2011 Annual Meeting and Proxy Statement and 2010 Annual Report on Form 10-K are available at www.envisionreports.com/ek.

QUESTIONS & ANSWERS

Q.	Why am I receiving these proxy materials?
A.	Our Board of Directors (the Board) is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail in connection with Kodak’s 2011 Annual Meeting of Shareholders (the Annual Meeting), which will take place on Wednesday, May 11, 2011. As a shareholder of record, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. The approximate date on which these proxy materials are being made available to you is March 31, 2011.

Q.	What is included in these proxy materials?
A.	These proxy materials include:

  Our 2010 Annual Report on Form 10-K; and

  Notice of 2011 Annual Meeting and Proxy Statement.

If you received printed versions of the proxy materials by mail, these proxy materials also include the Proxy Card for the Annual Meeting.

Q.	What am I voting on?
A.	The Board is soliciting your proxy in connection with the Annual Meeting to be held on Wednesday, May 11, 2011 at 9:00 a.m., Pacific Time, at The Hilton Garden Inn, 6450 Carlsbad Rd., Carlsbad, CA 92011, and any adjournment or postponement thereof. You are voting on the following proposals:

	1.	Election of directors for a term of one year or until their successors are duly elected and qualified.

	2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

	3.	Advisory vote on the compensation of our Named Executive Officers.

	4.	Advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers.

The Board recommends that you vote FOR Items 1, 2 and 3, and 1 year on Item 4.

Q.	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials this year instead of a full set of proxy materials?
A.	This year, we are pleased to be again following the Securities and Exchange Commission (SEC) “e-proxy” rules. These rules allow companies to furnish proxy materials to shareholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials and allow them instead to deliver to their shareholders a “Notice of Internet Availability of Proxy Materials” (the Notice) and to provide online access to the documents. As a result, we mailed to many of our shareholders the Notice on or about March 31, 2011.

The Notice provides instructions on how to:
  View our proxy materials for the Annual Meeting on the internet; and

  Request a printed copy of the proxy materials.

In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.

Q.	Why didn’t I receive a notice in the mail about the internet availability of the proxy materials?
A.	We are providing some of our shareholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice.

In addition, we are providing the Notice by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where materials are available.

Q.	Where can I view the proxy materials on the internet?
A.	This Proxy Statement, the form of proxy and voting instructions are being made available to shareholders on or about March 31, 2011, at www.envisionreports.com/ek. Our 2010 Annual Report on Form 10-K is being made available at the same time and by the same method. The Annual Report on Form 10-K is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Q.	How can I receive a printed copy of the proxy materials?
A.	Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:

  Telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-866- 641-4276; or outside of the U.S.A., U.S. territories and Canada, call collect at 1-781-575-3170;

  Internet at www.envisionreports.com/ek; or

  E-mail at investorvote@computershare.com. Reference “Proxy Materials Order” on the subject line. In the message, include your full name, address, and the number located in the shaded bar on the Notice, and state that you want to receive a paper copy of current and/or future meeting materials.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, trustee or nominee.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.	Most Kodak shareholders hold their shares through a broker or other nominee (beneficial ownership) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered in your name with Kodak’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being made available directly to you by Kodak. As the shareholder of record, you have the right to give your voting proxy to Kodak management or a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being made available to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker cannot vote your shares without your instructions. If you do not provide voting instructions, your shares will not be voted or counted on several important matters. In order for your shares to be voted, you must either: 1) obtain a legal proxy that gives you the right to vote the shares at the Annual Meeting or 2) provide voting instructions to your broker.

Q.	Will any other matter be voted on?
A.	Other than as described in the next sentence, we are not aware of any other matters you will be asked to vote on at the Annual Meeting. We have been advised that a shareholder intends to make a motion at the Annual Meeting to vote on a resolution regarding our relationship with the U.S. Chamber of Commerce. If you have returned your signed proxy card or otherwise given the Company’s management your proxy, Antonio M. Perez and Patrick M. Sheller, acting as your proxies, intend to use their discretionary voting power to vote against this resolution. If any other matter is properly brought before the Annual Meeting, the proxies will vote for you on such matter in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.

Q.	How do I vote?
A.	Shareholder of Record. There are four ways to vote, if you are a shareholder of record:

  By internet at www.envisionreports.com/ek. We encourage you to vote this way.

  By touch tone telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-800-652-VOTE (8683); or outside the U.S.A., U.S. territories and Canada, call collect at 1-781-575-2300.

  By completing and mailing your proxy card.

  By written ballot at the Annual Meeting.

Your shares will be voted as you indicate. If you return your signed proxy card or otherwise give the Company’s management your proxy, but do not indicate your voting preferences, Antonio M. Perez and Patrick M. Sheller will vote your shares FOR Items 1, 2 and 3, and 1 year for Item 4. As to any other business that may properly come before the Annual Meeting, Antonio M. Perez and Patrick M. Sheller will vote in accordance with their best judgment.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What happens if I do not give specific voting instructions?
A.	Shareholder of Record. If you are a shareholder of record and you:

  Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board; or

  If you sign and return a proxy card without giving specific voting instructions,

the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner. If you do not provide your broker, trustee or nominee with specific voting instructions or if you do not obtain a legal proxy that gives you the right to vote the shares, your shares will not be voted or counted on several important matters.

Q.	What is the deadline for voting my shares?
A.	Shareholder of Record. If you are a shareholder of record and vote by internet or telephone, your vote must be received by 1:00 a.m., Eastern Time, on May 11, 2011, the morning of the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting only if you obtain a legal proxy from your broker, trustee or nominee and provide it at the Annual Meeting.

Q.	Who can vote?
A.	To be able to vote your Kodak shares, the records of the Company must show that you held your shares as of the close of business on March 14, 2011, the record date for the Annual Meeting. Each share of common stock is entitled to one vote.

Q.	How can I change my vote or revoke my proxy?
A.	Shareholder of Record. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

  Entering a timely new vote by internet or telephone;

  Returning a later-dated proxy card; or

  Notifying Patrick M. Sheller, Secretary.

You may also complete a written ballot at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	How are votes counted?
A.	In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the Audit Committee’s selection of the independent registered public accounting firm. In tabulating the voting results for this proposal, only “FOR” and “AGAINST” votes are counted. If you elect to abstain with respect to this proposal, the abstention will not impact the ratification of the Audit Committee’s selection of the independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the advisory vote on executive compensation. In tabulating the voting results for this item, only “FOR” and “AGAINST” votes are counted. If you elect to abstain with respect to this proposal, the abstention will not impact the advisory vote on executive compensation.

You may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” with respect to the frequency of shareholder votes on executive compensation. In tabulating the voting results for this item, only “1 YEAR,” “2 YEARS” and “3 YEARS” votes are counted. If you elect to abstain with respect to this proposal, the abstention will not impact the vote as to the frequency of shareholder voting on executive compensation.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:

Item 1 —	Election of Directors
As set forth in the Company’s By-laws, the Board has adopted a majority voting standard for uncontested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the 2011 election of directors is an uncontested election.

To be elected in an uncontested election, a director nominee must be elected by a majority of the votes cast with respect to that director nominee. A majority of the votes cast means that the number of votes cast FOR a nominee’s election must exceed the number of votes cast AGAINST the nominee’s election. Each nominee receiving more votes FOR his or her election than votes AGAINST his or her election will be elected.

Item 2 —	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.
Item 3 —	Advisory Vote on the Compensation of our Named Executive Officers	To be approved on an advisory basis, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.
Item 4 —	Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers	To be approved on an advisory basis, the frequency (1 year, 2 years or 3 years) will be that which receives the most votes cast at the Annual Meeting.

See pages 9 – 10 for Questions and Answers regarding the advisory votes on executive compensation and the shareholder voting on executive compensation.

Q.	Is my vote confidential?
A.	Yes. Only the inspectors of election and certain individuals who help with processing and counting the votes have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

Q.	Who will count the vote?
A.	Computershare Trust Company, N.A. will count the vote. Its representative will serve as the inspector of election.

Q.	Who can attend the Annual Meeting?
A.	If the records of the Company show that you held your shares as of the close of business on March 14, 2011, the record date for the Annual Meeting, you can attend the Annual Meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting. Photographs may be taken and videotaping may be conducted at the Annual Meeting by the Company. We may use these images in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.

Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:

  If you vote by internet or telephone, follow the instructions provided for attendance.

  If you vote by using a proxy card, check the appropriate box on the card.

  If you are a beneficial owner, bring proof of your ownership with you to the Annual Meeting as well as proof of identity in the form of a government issued ID.

  To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet as well as proof of identity in the form of a government issued ID.

  If you do not have an Admission Ticket, go to the registration area upon arrival at the Annual Meeting.

Seating at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting.

Q.	Can I bring a guest?
A.	Yes. If you plan to bring a guest to the Annual Meeting, follow the instructions on the internet or telephone or check the appropriate box on your proxy card. When you go through the registration area at the Annual Meeting, your guest must register with you and must present proof of identity in the form of a government issued ID.

Q.	What is the quorum requirement of the Annual Meeting?
A.	A majority of the outstanding shares on March 14, 2011 constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes, other than where stated, will be counted in determining the quorum, but neither will be counted as votes cast. On March 14, 2011, there were 269,038,172 shares outstanding.

Q.	Where can I find the voting results of the Annual Meeting?
A.	We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Form 8-K to be filed with the SEC within four business days of the Annual Meeting. If final results are not available at such time, the Form 8-K will disclose preliminary results, to be followed with an amended Form 8-K when final results are available. We also will publish final results on our corporate governance website at www.kodak.com/go/governance.

Q.	Can I nominate someone to the Board?
A.	Our By-laws provide that any shareholder may nominate a person for election to the Board so long as the shareholder follows the procedure outlined in the By-laws as summarized below. In addition, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Kodak common stock to elect the nominee. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Responsibility and Governance Committee.

The complete description of the procedure for shareholder nomination of director candidates is contained in our By-laws. A copy of the full text of the by-law provision containing this procedure may be obtained by writing to our Secretary at our principal executive offices. Our By-laws can also be accessed at www.kodak.com/go/governance. For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming Annual Meeting is within 30 days of the anniversary of the annual meeting for the previous year and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 120 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must deliver written notice of such nomination to our Secretary, at our principal office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, for our 2012 annual meeting, notice of nomination must be delivered to our Secretary no earlier than January 12, 2012 and no later than February 11, 2012.

The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares of the Company owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares of the Company owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the Proxy Statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.

Persons who are nominated in accordance with this procedure will be eligible for election as directors at the 2012 annual meeting of the Company’s shareholders.

Q.	What is the deadline to propose actions for consideration at the 2012 annual meeting?
A.	For a shareholder proposal to be considered for inclusion in Kodak’s proxy statement for the 2012 annual meeting, the Secretary must receive the written proposal at our executive office no later than December 2, 2011. Proposals received after this date will be considered untimely. Proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary Eastman Kodak Company 343 State Street Rochester, NY 14650-0218

For a shareholder proposal that is not intended to be included in Kodak’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Kodak common stock to approve that proposal, provide the information required by the By-laws of Kodak and give timely notice to the Secretary in accordance with the By-laws of Kodak, which, in general, require that the notice be received by the Secretary:
  Not earlier than the close of business on January 12, 2012; and

  Not later than the close of business on February 11, 2012.

If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2011 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in Kodak’s proxy statement under Rule 14a- 8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:
  90 days prior to the meeting; and

  10 days after public announcement of the meeting date.

You may contact our Secretary at our executive office for a copy of the relevant by-law provisions regarding the requirements for making shareholder proposals. Our By-laws can also be accessed at www.kodak.com/go/governance.

Q.	How much did this proxy solicitation cost?
A.	The Company hired Georgeson Inc. to assist in the solicitation of votes. The estimated fee that the Company will pay for Georgeson’s services is $20,000 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Directors, officers and employees of the Company may solicit proxies and voting instructions in person, by telephone or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations.

Q.	What other information about Kodak is available?
A.	The following information is available:

  2010 Annual Report on Form 10-K on Kodak’s website at www.kodak.com/go/invest

  Transcript of the 2010 Annual Meeting on Kodak’s website at www.kodak.com/go/governance

  Plan descriptions, annual reports and trust agreements for benefits plans of the Company and its subsidiaries

  Health, Safety and Environment Sustainability Report on Kodak’s website at www.kodak.com/go/sustainabilityreport

  Corporate Responsibility Principles on Kodak’s website at www.kodak.com/go/governance

  Corporate Governance Guidelines on Kodak’s website at www.kodak.com/go/directors

  Business Conduct Guide on Kodak’s website at www.kodak.com/go/governance

  Eastman Kodak Company By-laws on Kodak’s website at www.kodak.com/go/governance

  Charters of the Board’s Committees (Audit Committee, Corporate Responsibility and Governance Committee, Executive Committee, Executive Compensation and Development Committee, and Finance Committee) on Kodak’s website at www.kodak.com/go/committees

  Directors’ Code of Conduct on Kodak’s website at www.kodak.com/go/directors

  Kodak Board of Directors Policy on Recoupment of Annual Incentive Bonuses in the Event of a Restatement Due to Fraud or Misconduct at www.kodak.com/go/governance

  Corporate Political Contributions and Expenditures Policy on Kodak’s website at www.kodak.com/go/governance

You may request printed copies of any of these documents by contacting:

       Shareholder Services
       Eastman Kodak Company
       343 State Street
       Rochester, NY 14650-0218
       1-585-724-5492

       E-mail: shareholderservices@kodak.com

The address of our principal executive office is:

       Eastman Kodak Company
       343 State Street
       Rochester, NY 14650

HOUSEHOLDING OF DISCLOSURE DOCUMENTS

The SEC has adopted rules regarding the delivery of disclosure documents to shareholders sharing the same address. This rule benefits both you and Kodak. It reduces the volume of duplicate information received at your household and helps Kodak reduce expenses. Kodak expects to follow this rule any time it distributes annual reports, proxy statements, information statements and prospectuses. As a result, we are sending only one copy of the Notice to multiple shareholders sharing an address, unless we receive contrary instructions from one or more of these shareholders.

If your household received a Notice for this year, but you would prefer to receive your own copy, please contact Kodak’s transfer agent, Computershare Trust Company, N.A., by calling its toll-free number, 1-800-253-6057, or by mail at P.O. Box 43078, Providence, RI 02940-3078.

If you would like to receive your own Notice in future years, follow the instructions described below:
  If your Kodak shares are registered in your own name, please contact Kodak’s transfer agent, Computershare Trust Company, N.A., and inform them of your request by phone: 1-800-253-6057, or by mail: P.O. Box 43078, Providence, RI 02940-3078. You may also use this same contact information if you share an address with another Kodak shareholder, and together both of you would like to receive only a single Notice.

  If a broker or other nominee holds your Kodak shares, please contact Broadridge Financial Solutions, Inc. and inform them of your request by phone: 1-800-542-1061, or by mail: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number. If you share an address with another Kodak shareholder, and together both of you would like to receive only a single Notice, please contact your broker.
AUDIO WEBCAST OF ANNUAL MEETING AVAILABLE ON THE INTERNET

Kodak’s Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to Kodak’s Investor Center webpage at www.kodak.com/go/invest. This webcast is listen only. You will not be able to ask questions. The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

PRINTED COPY OF 2010 ANNUAL REPORT ON FORM 10-K

The Company will provide without charge, upon your request, a printed copy of its 2010 Annual Report on Form 10-K. To receive a printed copy of the 2010 Annual Report on Form 10-K, please contact:

       Shareholder Services
       Eastman Kodak Company
       343 State Street
       Rochester, NY 14650-0218
       1-585-724-5492

       E-mail: shareholderservices@kodak.com

PROPOSALS

COMPANY PROPOSALS

ITEM 1 — Election of Directors

Kodak’s By-laws require us to have at least nine but no more than 18 directors. The number of directors is set by the Board and is currently 15. The Board intends to reduce the size of the Board to 14 directors, effective May 11, 2011. Mr. Perez is the only director who is an employee of the Company.

There are 14 directors standing for re-election (Richard S. Braddock, Herald Y. Chen, Adam H. Clammer, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Douglas R. Lebda, Kyle P. Legg, Delano E. Lewis, William G. Parrett, Antonio M. Perez, Joel Seligman, Dennis F. Strigl and Laura D’Andrea Tyson). All the nominees agree to serve a one-year term. Information about the director nominees is provided on pages 13 – 18 of this Proxy Statement. Debra L. Lee will not be standing for re-election. Pursuant to our Corporate Governance Guidelines, the Board has waived the director retirement age of 72 with regard to Mr. Lewis.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

Each director nominee who receives more “FOR” votes than “AGAINST” votes representing shares of the Company’s common stock presented in person or represented by proxy and entitled to be voted at the Annual Meeting will be elected.

If a director nominee receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, the Board will decide, in accordance with the Company’s Majority Vote Policy described on page 24 of this Proxy Statement, whether to accept the irrevocable letter of resignation the nominee submitted as a condition of being nominated to the Board as required by the Majority Vote Policy.

The Board of Directors recommends a vote FOR the election of all the director nominees.

ITEM 2 —	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been the Company’s independent accountants for many years. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve a one-year term beginning on the date of the 2011 Annual Meeting.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting to respond to questions and, if he or she desires, make a statement.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to our shareholders for ratification. In the event that this selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm.

The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

ITEM 3 — Advisory Vote on the Compensation of our Named Executive Officers

What am I voting on?
Our Named Executive Officers are identified in the Compensation Discussion and Analysis on page 38 of this Proxy Statement. Pursuant to Section 14A of the Securities Exchange Act, you are voting on a proposal, commonly known as the “say-on-pay” proposal, which gives our shareholders the opportunity to endorse or not endorse our Named Executive Officer pay programs and policies through the following resolution:

RESOLVED, that the shareholders approve the compensation of Eastman Kodak Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

What factors should I consider in voting on this proposal?
We urge you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis, beginning on page 36 of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program is designed to attract, motivate and retain individuals with the skills required to implement the Company’s strategic plan and achieve annual and long-term performance goals necessary to create shareholder value. Our compensation strategy is to provide opportunities to reward our executives when they deliver defined performance results that are based on the business strategy of the Company. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our shareholders and the long-term interests of the Company. We believe that the fiscal year 2010 compensation of our Named Executive Officers was appropriate and aligned with Company performance results and our strategic plan.

Why is the proposal being submitted to the shareholders?
Recent legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act, or simply the Dodd-Frank Act, requires that public companies give their shareholders the opportunity to vote say-on-pay proposals at the first annual meeting of shareholders held after January 21, 2011. The Securities Exchange Commission, or SEC, has issued rules to implement the provisions of the Dodd-Frank Act relating to shareholder voting on executive compensation (including say-on-pay and say-when-on-pay proposals), which describe the means by which shareholders must be provided the opportunity to vote.

Is this vote binding on the Board of Directors?
In order to be approved on an advisory basis, this proposal must receive the affirmative vote of the majority of votes cast. Because your vote is advisory, it will not be binding on the Board of Directors. However, our Board of Directors values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote FOR the advisory resolution approving the compensation of Eastman Kodak Company’s Named Executive Officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

ITEM 4 —	Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers

What am I voting on?
Pursuant to Section 14A of the Securities Exchange Act, you are voting on the frequency with which the say-on-pay vote should be held. Specifically, the Dodd-Frank Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two or three years.

How do I indicate my preference?
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years, or you may abstain from voting.

Is this vote binding on the Board of Directors?
The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and is not binding on the Board of Directors, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

How does the Board recommend that I vote?
After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company.

In deciding upon this recommendation, our Board considered that an annual vote on executive compensation is an effective means by which our shareholders may provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our program of seeking input from and engaging in discussions with our shareholders on corporate governance matters and on our executive compensation philosophy, policies and practices, in order to create long-term value for our shareholders.

The Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

INTRODUCTION
Ethical business conduct and good corporate governance are well established practices at Kodak. The Company and the Board have long practiced good corporate governance and believe it to be a prerequisite to delivering sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance and lead in developing and implementing best practices. Strong corporate governance is a fundamental goal of our Board.

CORPORATE GOVERNANCE GUIDELINES
Our Corporate Governance Guidelines reflect the principles by which our Board operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. A copy of the Corporate Governance Guidelines is published on our website at www.kodak.com/go/directors.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT
The reputation of our Company and our brand has been built by more than a century of ethical business conduct. All of our employees, including the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), the Controller, all other senior financial officers and all other Section 16 Executive Officers, as defined under Section 16 of the Securities Exchange Act of 1934 (a Section 16 Executive Officer) are required to comply with our code of conduct, the “Business Conduct Guide.” The Business Conduct Guide requires our employees to maintain the highest ethical standards in the conduct of Company business so that they and the Company are always above reproach. We also have a code of conduct for our Directors, known as the Directors’ Code of Conduct. Our Business Conduct Guide is published on our website at www.kodak.com/go/governance and our Directors’ Code of Conduct is published on our website at www.kodak.com/go/directors. We will post on this website any amendments to the Business Conduct Guide or Directors’ Code of Conduct and any waivers of either code for Directors or the Company’s CEO, CFO or Controller. Our Directors certify in writing that they understand and are in compliance with the Directors’ Code of Conduct.

BOARD INDEPENDENCE
For a number of years, a substantial majority of our Board has been comprised of independent directors. In February 2004, the Board adopted Director Independence Standards to aid it in determining whether a director is independent. The Director Independence Standards are attached as Exhibit I to this Proxy Statement.

The Board has determined that each of the following directors has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, is independent within the meaning of the NYSE’s Listing Standards and the rules of the SEC: Richard S. Braddock, Herald Y. Chen, Adam H. Clammer, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Douglas R. Lebda, Debra L. Lee, Kyle P. Legg, Delano E. Lewis, William G. Parrett, Joel Seligman, Dennis F. Strigl and Laura D’Andrea Tyson. The remaining director, Antonio M. Perez, Chairman of the Board and CEO, is an employee of the Company and, therefore, is not independent.

In the course of the Board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the Company’s Independence Standards. With respect to the most recent completed fiscal year, the Board, through the Corporate Responsibility and Governance Committee, considered the Company’s repurchase of the Senior Secured Notes, in the principal amount of $300 million, from affiliates of Kohlberg Kravis Roberts & Co. L.P. The Board determined that neither Mr. Chen nor Mr. Clammer had a material interest in this transaction that would affect their independence.

AUDIT COMMITTEE FINANCIAL QUALIFICATIONS AND MEMBERSHIPS
The Board has determined that all members of its Audit Committee (Richard S. Braddock, Debra L. Lee, Delano E. Lewis, William G. Parrett, Joel Seligman and Dennis F. Strigl) are independent and are financially literate as required by the NYSE, and that Richard S. Braddock and William G. Parrett possess the qualifications of an Audit Committee Financial Expert, as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE.

The Board determined that William G. Parrett’s simultaneous service on the audit committees of three other public companies will not impair his ability to effectively serve on the Company’s Audit Committee.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
Our Board has adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under these policies and procedures, which are posted on our website at www.kodak.com/go/directors, our Corporate Responsibility and Governance Committee (the “Governance Committee”) reviews the material facts of all interested transactions that require the Governance Committee’s approval. The Governance Committee will approve or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party. If an interested transaction will be ongoing, the Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then, at least annually, must review and assess ongoing relationships with the related party.

Under the Board’s policies and procedures, an “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, the Company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, a Section 16 Executive Officer, director or nominee for election as a director (even if they presently do not serve in that role), any greater than 5% beneficial owner of the Company’s common stock or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Governance Committee has reviewed and pre-approved certain types of interested transactions described below. In addition, our Board has delegated to the chair of the Governance Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. Pre-approved interested transactions include:
  Employment of Section 16 Executive Officers either if the related compensation is required to be reported in our proxy statement or if the Section 16 Executive Officer is not an immediate family member of another Section 16 Executive Officer or a director of our Company and the related compensation would be reported in our proxy statement if the Section 16 Executive Officer was a “Named Executive Officer” and our Executive Compensation and Development Committee approved (or recommended that the Board approve) such compensation.

  Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

  Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues.

  Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts.

  Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

  Any transaction involving a related party where the rates or charges involved are determined by competitive bids.

  Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

  Any transaction with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.
The Governance Committee reviewed one interested transaction with a related party occurring in 2010 that did not fall within any of the pre-approved interested transactions described above, as follows:
  Dolores Kruchten, a Vice President of the Company, is the spouse of Brad Kruchten, a Senior Vice President and Section 16 Officer of the Company. There is no employment reporting relationship between Mr. Kruchten and Ms. Kruchten. Ms. Kruchten earned the following compensation in 2010: $277,127, consisting of base salary and non-equity variable pay.

BOARD OF DIRECTORS

Nominees to Serve a One-Year Term Expiring at the 2012 Annual Meeting
As described on page 23 of this Proxy Statement, the Governance Committee and the Board seek to ensure that the Board is composed of members who bring an appropriate mix of skills and experience across a variety of disciplines, including strategic planning, organizational management, corporate finance, mergers and acquisitions, marketing, digital technologies, public policy, economics, executive compensation, risk management, international operations, corporate governance and internal controls, each of which are important areas of responsibility for the Board and its Committees. In addition, as set forth in the Board’s Director Qualification Standards, diversity is an important factor in our consideration of director candidates.

The Board and the Governance Committee believe that each of the director nominees possesses important experience and skills that provide the Board with an optimal balance of leadership, competencies, qualifications and diversity in areas that are important to the Company. Each of the Company’s director nominees has high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of our shareholders. In addition, our director nominees are knowledgeable and experienced in one or more business, governmental or academic endeavors, which further qualifies them for service as members of the Board.

In addition to the biographical information in each director nominee’s profile below, the Board and the Governance Committee considered the listed Key Experience, Skills and other Qualifications in determining to nominate the directors for re-election.

RICHARD S. BRADDOCK     Director since May 1987
Mr. Braddock, 69, is the Chairman & Chief Executive Officer of Fresh Direct, an internet-based service for the purchase of grocery and household products. He was named Chief Executive Officer on March 4, 2008 and has been the Chairman since 2005. Mr. Braddock began his business career in 1965 spending a number of years in product management at General Foods. He joined Citicorp in 1973, was elected to the board of directors in 1985 and was elected President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A. in January, 1990. Mr. Braddock resigned from Citicorp in November 1992, and subsequently served as Chief Executive Officer of Medco Containment Services, Inc., a prescription drug services company, until its acquisition by Merck & Co., Inc., and then spent a year as a principal of Clayton, Dubilier & Rice, Inc., a private equity firm. He served as Chairman (non-executive) of True North Communications Inc. from December 1997 to January 1999. He served as Chairman and Chief Executive Officer of priceline.com from August 1998 to April 2004. Mr. Braddock served as Chairman of MidOcean Partners, a private investment firm, from April 2003 until December 2007. Mr. Braddock served as a director of Marriott International, Inc. until 2008 and Cadbury, PLC until 2007.

Key Experience, Skills and other Qualifications:
Through the executive-level positions that Mr. Braddock has held with several public and private companies, he has gained extensive experience in strategic planning, corporate finance, mergers and acquisitions, risk management, executive compensation and operations. These qualifications and experience inform Mr. Braddock and the Board as they make strategic decisions regarding the Company. In addition, Mr. Braddock is skilled in marketing and product commercialization, two areas that are critical to the future strategic direction of the Company. As a result of his roles as a director of a number of public and private companies, Mr. Braddock has gained substantial experience in the fields of risk management and corporate governance.

HERALD Y. CHEN     Director since September 2009
Herald Y. Chen, 41, Director, Kohlberg Kravis Roberts & Co. LLC (KKR), rejoined KKR, a private equity firm, in 2007, having previously worked for the firm from 1995 to 1997. He is a member of the Technology and Media industry teams with a focus on software, services and digital media/internet assets. He serves on the board of the private equity firm Accel-KKR and previously served on several other boards, including United American Energy and American Ref-fuel, both of which are involved in the energy and power production industries, WJ Communications, a supplier of sound and frequency systems, VCST NV, a manufacturer of automotive parts, and Byram Healthcare. Prior to joining KKR, Mr. Chen was a Managing Director with Fox Paine & Company focusing on management buyouts including ACMI Corporation, a medical imaging systems company, where he also served as Chief Executive Officer. Before joining Fox Paine, he was Chief Financial Officer and co-founder of Jamcracker, Inc., a software-as-a-service solutions company. Prior to completing his M.B.A., Mr. Chen was employed by KKR and Goldman, Sachs & Co.

Key Experience, Skills and other Qualifications:
As a consequence of the various positions he has held, Mr. Chen has expertise in corporate finance, mergers and acquisitions, strategic business planning, executive compensation, digital technologies, risk management and corporate governance. Through his background in private equity, Mr. Chen brings experience in advising businesses that are in transformation or implementing a turnaround strategy.

ADAM H. CLAMMER     Director since September 2009
Adam H. Clammer, 40, is a Partner at Kohlberg Kravis Roberts & Co. (KKR), a private equity firm where he heads the Global Technology Group. Mr. Clammer began his career at KKR in 1995. From 1992 to 1995, Mr. Clammer worked in the Mergers and Acquisitions Department of Morgan Stanley & Co. Mr. Clammer currently serves as a director of Aricent Inc., a global software services company, Avago Technologies, a semiconductor business focused on wireless, optical and networking solutions, and TASC, a provider of defense and security systems. He has previously served on several additional public and private boards of companies that provide technology, health care and consumer products.

Key Experience, Skills and other Qualifications:
As a consequence of the various positions he has held, Mr. Clammer has expertise in corporate finance, mergers and acquisitions, strategic business planning, executive compensation, digital technologies, risk management and corporate governance. Through his background in private equity, Mr. Clammer brings experience in advising businesses that are in transformation or implementing a turnaround strategy. Mr. Clammer has broad experience as a director of other public and private boards, through which he has developed skills in creating shareholder value as well as risk management and corporate governance.

TIMOTHY M. DONAHUE     Director since October 2001
Mr. Donahue, 62, is the retired Executive Chairman of Sprint Nextel Corporation, a telecommunications services provider, where he served since the merger of Sprint Corporation and Nextel Communications, Inc. on August 12, 2005. Mr. Donahue retired in 2006. Previously, he was the President and Chief Executive Officer of Nextel Communications, Inc., positions he held since August 1999. He joined Nextel in February 1996 as President and Chief Operating Officer. Mr. Donahue has served as Chairman of the Cellular Telecommunications and Internet Association, the wireless industry’s largest and most respected association. Before joining Nextel, he served as Northeast Regional President for AT&T Wireless Services Operations from 1991 to 1996. Mr. Donahue began his career with AT&T Wireless Services (formerly McCaw Cellular Communications) in 1986 as President for McCaw Cellular’s paging division. In 1989, he was named McCaw Cellular’s President for the U.S. central region. Mr. Donahue is a director of NVR, Inc., a home building and mortgage banking firm, Covidien AG, a health care products company, and Tyco International Ltd.

Key Experience, Skills and other Qualifications:
Based on nearly twenty years of executive level employment in the telecommunications industry, Mr. Donahue has developed extensive experience in strategic planning, operations, corporate finance, marketing, digital technologies, and mergers and acquisitions. Mr. Donahue has broad experience as a director on other public company boards, through which he has further developed skills and experience in risk management and corporate governance.

MICHAEL J. HAWLEY     Director since December 2004
Dr. Hawley, 49, is the former Director of Special Projects for the Massachusetts Institute of Technology (MIT), an academic institution, a position he held from 2001 until August 2006. Prior to assuming these duties, Dr. Hawley served as the Alex W. Dreyfoos Assistant Professor of Media Technology at the MIT Media Lab. From 1986 to 1995, he held a number of positions with MIT, including Assistant Professor, Media Laboratory; Assistant Professor, Electrical Engineering and Computer Science; and Research Assistant, Media Laboratory. Dr. Hawley is the founder of Friendly Planet, a non-profit organization working to provide better educational opportunities for children in developing regions of the world. He is also a co-founder of Things That Think, a ground-breaking research program that examines the way digital media infuses itself into everyday objects. Dr. Hawley served as a director of Color Kinetics Inc, a lighting systems technology firm, until 2007.

Key Experience, Skills and other Qualifications:
Dr. Hawley brings to the Board skills and experience in the field of digital media technology which is directly relevant to the Company’s digital imaging products and our research and development in the field of digital imaging.

WILLIAM H. HERNANDEZ     Director since February 2003
Mr. Hernandez, 62, is the former Senior Vice President, Finance, and Chief Financial Officer of PPG Industries, Inc., a manufacturer of chemical and industrial products, having retired in 2009. Prior to assuming these duties in 1995, Mr. Hernandez served as PPG’s Corporate Controller from 1990 to 1994 and as Vice President and Controller in 1994. From 1974 until 1990, Mr. Hernandez held a number of positions with Borg-Warner Corporation, including Assistant Controller, Chemicals; Controller, Chemicals; Business Director, ABS Polymers; Assistant Corporate Controller; Vice President, Finance; and Chief Financial Officer, Borg-Warner Automotive, Inc. Earlier in his career, Mr. Hernandez was a financial analyst for Ford Motor Company. Mr. Hernandez is a Certified Management Accountant. Mr. Hernandez is also a director of Black Box Corporation, a provider of business communications services, USG Corporation, a manufacturer of building materials, and Albemarle Corporation, a manufacturer of polymers and chemicals.

Key Experience, Skills and other Qualifications:
Mr. Hernandez contributes to the Board broad experience in corporate finance, risk management, operations, marketing, mergers and acquisitions, strategic planning and executive compensation. In particular, Mr. Hernandez is highly qualified in the fields of accounting, internal controls and economics, which contributes to effective service on the Board and its Committees. Mr. Hernandez serves on the boards of other public companies through which he has gained additional experience in risk management and corporate governance.

DOUGLAS R. LEBDA     Director since November 2007
Mr. Lebda, 41 has served as the Chairman, Chief Executive Officer and a director of Tree.com, the parent company of Lending Tree.com, an internet-based financial services firm, since 2008. From the end of 2005 to January 2008, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp. Prior to assuming these roles, Mr. Lebda served as the Chief Executive Officer of LendingTree since September 1998. Mr. Lebda founded Lending Tree in 1986 and became its Chairman of the Board at that time. Before founding LendingTree Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers LLP.

Key Experience, Skills and other Qualifications:
Mr. Lebda has substantial corporate leadership experience in operations, mergers and acquisitions, strategic planning, consumer marketing and executive compensation. Mr. Lebda’s background as a leader of an internet-based technology business is particularly relevant to the Company as it seeks to grow its portfolio of digital products and market its products and services through the internet. In addition, Mr. Lebda has skills in the fields of accounting, internal controls and corporate finance. Through his background as a successful entrepreneur Mr. Lebda brings a valuable perspective to the Board as the Company seeks to expand its new digital growth businesses.

KYLE P. LEGG     Director since September 2010
Kyle Prechtl Legg, 59, is the former Chief Executive Officer of Legg Mason Capital Management (LMCM). Ms. Legg retired in 2009. Ms. Legg has more than 30 years of professional experience in the investment industry. She joined LMCM in 1991, was named President of the firm in 1997, and became Chief Executive Officer in March 2006. Ms. Legg built a leading global equity investment management business at LMCM, serving high-end institutional clients, including some of the world’s largest sovereign wealth funds, domestic and foreign company pension plans, corporate funds, endowments, and foundations. Prior to joining LMCM, Ms. Legg was a securities analyst with Alex, Brown & Sons. A Chartered Financial Analyst, Ms. Legg received her Bachelor of Arts degree in mathematics from Goucher College in 1972, a Juris Doctor degree from the University of Baltimore in 1978, and in 1981 earned her Master of Business Administration degree from Loyola College.

Key Experience, Skills and other Qualifications:
Through her background as an institutional investor, Ms. Legg brings to the Board the perspective of a shareholder, together with extensive experience in risk management, strategic planning, corporate finance and economics.

DELANO E. LEWIS     Director since July 2001
Mr. Lewis, 72, is a Senior Fellow at New Mexico State University. Mr. Lewis is the former U.S. Ambassador to South Africa, a position he held from December 1999 to July 2001. Prior to his ambassadorship, Mr. Lewis was President and Chief Executive Officer of National Public Radio Corporation, a position he held from January 1994 until August 1998. He was President and Chief Executive Officer of C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1988 to 1993, after having served as Vice President since 1983. Mr. Lewis held several positions in the public sector prior to joining C&P Telephone Company. Mr. Lewis previously served as a director of Eastman Kodak Company from May 1998 to December 1999. He is a director of Colgate-Palmolive Co.

Key Experience, Skills and other Qualifications:
Mr. Lewis has extensive experience in the areas of management, government relations, public policy, marketing, operations, strategic planning and risk management. In addition, through his service on public company boards, Mr. Lewis has developed skills in the areas of corporate governance and executive compensation.

WILLIAM G. PARRETT     Director since November 2007
Mr. Parrett, 65, is a retired Senior Partner of Deloitte & Touche USA LLP, a public accounting firm. Mr. Parrett retired in 2007. From 2003 to May 2007, he served as the Chief Executive Officer of Deloitte Touche Tohmatsu (DTT). Prior to serving as Chief Executive Officer of DTT, he was Managing Partner of Deloitte & Touche USA since 1999. Mr. Parrett joined Deloitte in 1967 and served in a series of roles of increasing responsibility. Mr. Parrett serves as a director of The Blackstone Group LP, an investment and advisory firm, Thermo Fisher Scientific, a provider of analytical and laboratory instruments and products, and UBS AG, a global financial services firm.

Key Experience, Skills and other Qualifications:
Mr. Parrett has extensive experience in corporate finance, strategic planning and management of international operations, all of which are vital areas for the Company. Mr. Parrett is highly skilled in the fields of auditing, accounting and internal controls and risk management. In addition, through his service on other public and private company boards, Mr. Parrett brings to the Board experience in executive compensation and corporate governance.

ANTONIO M. PEREZ     Director since October 2004
Mr. Perez, 65, joined Kodak as President and Chief Operating Officer in April 2003 and was elected to the Company’s Board in October 2004. In May 2005, he was elected Chief Executive Officer, and on December 31, 2005, he became Chairman of the Company’s Board. Mr. Perez joined Kodak after a 25-year career with Hewlett-Packard Company (HP), where he was a Corporate Vice President and a member of the company’s Executive Council. From August 1998 to October 1999, Mr. Perez served as President of HP’s Consumer Business, with responsibility for Digital Media Solutions and corporate marketing. Prior to that assignment, Mr. Perez served for five years as President and Chief Executive Officer of HP’s Inkjet Imaging Business. In his career, Mr. Perez has held a variety of positions in research and development, sales, manufacturing, marketing and management both in Europe and the United States. Immediately prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets. From June 2000 to December 2001, Mr. Perez was President and Chief Executive Officer of Gemplus International. Mr. Perez served as a director of Schering-Plough Corporation from 2007 through November 2009 and Freescale Semiconductor, Inc. from 2004 to 2007. In February of 2011, Mr. Perez was appointed to President Obama’s Council on Jobs and Competitiveness.

Key Experience, Skills and other Qualifications:
Through his current role with the Company and his previous roles, Mr. Perez has gained substantial experience in strategic planning, operations, mergers and acquisitions, corporate finance, management of international operations, risk management, public policy, corporate governance and executive compensation. Mr. Perez brought to the Company his expertise in digital technologies including printing technologies, marketing and operations, all of which directly relate to the business and growth initiatives of the Company. Mr. Perez brings to the Board a combination of direct experience in the research and development of new technologies, coupled with many years in roles of executive management. Mr. Perez’s experience in matters of corporate governance, strategic planning and corporate finance has been enhanced by his service on other public company boards.

JOEL SELIGMAN     Director since July 2009
Mr. Seligman, 61, became the president of the University of Rochester in January 2005, after serving as the Ethan A. H. Shepley University Professor and Dean of the School of Law at Washington University in St. Louis. He is one of the nation’s leading experts on securities law and is a co-author of an 11-volume series titled Securities Regulation, the leading treatise in the field, along with several other publications in securities law. Mr. Seligman has served on the law faculty of Northeastern University, George Washington University, and the University of Michigan. He was named Dean of the University of Arizona College of Law in 1995. Mr. Seligman also has served as reporter for the National Conference of Commissioners on Uniform State Laws, Revision of Uniform Securities Act; as chair of the Securities and Exchange Commission Advisory Committee on Market Information; and as a member of the American Institute of Certified Public Accountants Professional Ethics Executive Committee. He was a member of the board of the National Association of Securities Dealers and is currently a member of the board of the Financial Industry Regulatory Authority.

Key Experience, Skills and other Qualifications:
As the leader of a renowned university, Mr. Seligman has developed strong organizational leadership, operations and marketing skills. Mr. Seligman also brings to the Board a strong legal background and particular expertise in the fields of securities law and corporate governance. Mr. Seligman contributes further experience in accounting and internal controls and risk management.

DENNIS F. STRIGL     Director since February 2008
Mr. Strigl, 64, is the retired President and Chief Operating Officer of Verizon Communications, a telecommunications services provider. Mr. Strigl retired in 2009. Prior to this position, he was the President and Chief Executive Officer of Verizon Wireless since its formation in April 2000. Mr. Strigl served as President and Chief Executive Officer of Bell Atlantic Mobile beginning in 1991, Group President and Chief Executive Officer of the Global Wireless Group of Bell Atlantic, Vice President of Operations and Chief Operating Officer of Bell Atlantic New Jersey, Inc. and served on its board of directors. He began his career in 1968 with New York Telephone and held positions at AT&T and Wisconsin Telephone before becoming Vice President of American Bell Inc. He also served as President and Chief Executive Officer of Applied Data Research Inc. Mr. Strigl serves on the board of directors of Anadigics, Inc., a manufacturer of wireless communications semiconductor chips, and PNC Financial Services Group.

Key Experience, Skills and other Qualifications:
Through his many positions of leadership in complex organizations, Mr. Strigl has gained experience in operations, mergers and acquisitions, risk management and strategic planning, with a particular emphasis on digital technologies that are relevant to the business of the Company. Mr. Strigl also has broad experience in corporate finance, marketing and executive compensation. Mr. Strigl’s service on other boards has also contributed to his qualifications in corporate governance and risk management.

LAURA D’ANDREA TYSON     Director since May 1997
Dr. Tyson, 63, has been a professor at the Walter A. Haas School of Business at the University of California, Berkeley, an academic institution, since January 2007. From January 2002 to December 2006, she was the Dean of London Business School. She was formerly the Dean of the Walter A. Haas School of Business at the University of California, Berkeley, a position she held between July 1998 and December 2001. Previously, she was Professor and holder of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President’s National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was Professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. She is a Director of Morgan Stanley, AT&T Inc., Silver Spring Networks, a privately held energy solutions company, and CB Richard Ellis, which provides real estate and leasing services. She also serves on several advisory Boards and, in February 2011, Ms. Tyson was appointed to President Obama’s Council on Jobs and Competitiveness.

Key Experience, Skills and other Qualifications:
Dr. Tyson brings to the Board expertise in the fields of economics and government relations and extensive experience in corporate finance. In addition, Dr. Tyson’s experience and achievements as a leader of political and academic organizations provide the Board a valuable perspective in areas such as strategic planning, risk management, public policy and global operations. Through her service on other public and private company boards, Dr. Tyson has gained additional experience in the fields of corporate governance, executive compensation, mergers and acquisitions, and risk management.

The following Director is not standing for re-election.

DEBRA L. LEE     Director since September 1999
Ms. Lee, 56, has been Chairman and Chief Executive Officer of BET Holdings, Inc. (BET), a media and entertainment company and a division of Viacom, Inc. since 2005. Prior to her being named Chief Executive Officer, Ms. Lee was President and Chief Operating Officer of BET Networks for nine years. She joined BET in 1986 as Vice President and General Counsel. She was placed in charge of strategic business development in 1995. Ms. Lee is a director of WGL Holdings, Inc., a public utility, Marriott International, Inc. and Revlon, Inc.

Key Experience, Skills and other Qualifications:
Ms. Lee brings to the Board extensive experience in operations, strategic planning, corporate finance and consumer marketing. Ms. Lee’s legal expertise contributes to her skills in the areas of risk management, compliance and internal controls. In addition, through her service on other public company boards, Ms. Lee has gained additional experience in strategic planning and corporate governance.

COMMITTEES OF THE BOARD
The Board has the five committees described below. The Board has determined that each of the members of the Audit Committee (Richard S. Braddock, Debra L. Lee, Delano E. Lewis, William G. Parrett, Joel Seligman and Dennis F. Strigl), the Corporate Responsibility and Governance Committee (Herald Y. Chen, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Douglas R. Lebda Kyle P. Legg, and Laura D’Andrea Tyson), the Executive Compensation and Development Committee (Richard S. Braddock, Herald Y. Chen, Michael J. Hawley, Douglas R. Lebda, Kyle P. Legg, Delano E. Lewis, William G. Parrett and Joel Seligman) and the Finance Committee (Adam H. Clammer, Timothy M. Donahue, William H. Hernandez, Debra L. Lee, Dennis F. Strigl and Laura D’Andrea Tyson) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, independent within the meaning of the NYSE’s Listing Standards and, in the case of the Audit Committee, the rules of the SEC.

Audit Committee — 9 meetings in 2010
The Audit Committee assists the Board in overseeing: the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s (PricewaterhouseCoopers LLP) selection, qualifications, performance and independence; the Company’s systems of disclosure controls and procedures and internal controls over financial reporting; and the performance of the Company’s internal auditors. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/committees.

In the past year, the Audit Committee:
  Discussed the independence of PricewaterhouseCoopers LLP;

  Discussed the accounting principles used to prepare the Company’s financial statements;

  Reviewed the Company’s periodic financial statements and SEC filings;

  Retained PricewaterhouseCoopers LLP as the Company’s independent auditors;

  Reviewed and approved the audit and non-audit budgets and activities of both PricewaterhouseCoopers LLP and the internal audit staff of the Company;

  Received and analyzed reports from the Company’s independent accountants and internal audit staff;

  Received and analyzed reports from the Company’s Chief Compliance Officer;

  Met separately and privately with PricewaterhouseCoopers LLP, and with the Company’s Director, Corporate Auditing, to ensure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received;

  Reviewed the progress of the Company’s internal controls assessment;

  Conducted and reviewed the results of an Audit Committee self-evaluation;

  Reviewed the fees and activities of the Company’s other significant accounting service providers;

  Reviewed the results of the Company’s employee affirmation and training process relating to the Company’s Business Conduct Guide;

  Monitored the Company’s legal and regulatory compliance, compliance with the Company’s Business Conduct Guide and activity regarding the Company’s Business Conduct Help Line;

  Received reports on the Company’s enterprise risk management program; and

  Reviewed the Company’s key accounting policies with the Controller.
Corporate Responsibility and Governance Committee — 8 meetings in 2010
The Governance Committee assists the Board in: overseeing the Company’s corporate governance structure; identifying and recommending individuals to the Board for nomination as directors; performing an annual review of the Board’s performance; and overseeing the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity and equal employment opportunity. A detailed list of the Governance Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/committees.

In the past year, the Governance Committee:
  Oversaw the nomination process for, and recommended, the election of Kyle P. Legg to the Board;

  Recommended the 2010 Board goals and monitored the Board’s performance against these goals;

  Discussed best practices and evolving developments in the area of corporate governance;

  Reviewed and approved changes in the Board’s Corporate Governance Guidelines to reflect the Board’s role in succession planning and the development of senior management talent;

  Reviewed and approved amendments to the Committee’s charter to account for the Committee’s role in shareholder outreach;

  Reviewed the independence of our directors under the rules of the SEC and NYSE and the Board’s Director Independence Standards;

  Initiated and monitored a program to seek feedback from institutional shareholders and proxy advisory firms on a range of corporate governance and executive compensations topics and received regular reports from management on such discussions;

  Met with the Company’s Chief Diversity Officer to review the Company’s progress against the Diversity Advisory Panel’s 2004 recommendations;

  Prepared and conducted an evaluation of the Governance Committee’s own performance, discussed the results of the evaluation and prepared an action plan from these discussions to further enhance the Committee’s performance;

  Reviewed and approved the Company’s 2011 Charitable Contributions Budget; and

  Oversaw the Board’s annual performance review.
Executive Compensation and Development Committee — 8 meetings in 2010
The Executive Compensation and Development Committee (the “Compensation Committee”) is comprised of eight members of the Board, all of whom are independent in accordance with the Board’s Director Independence Standards, which standards reflect the NYSE’s director independence standards. The Compensation Committee assists the Board in fulfilling its responsibilities in connection with the compensation of its executives, including our Named Executive Officers. It performs this function by overseeing the Company’s executive compensation strategy, overseeing the administration of its executive compensation and long-term equity incentive compensation plans, assessing the effectiveness of the Company’s executive compensation plans, reviewing and approving the compensation of the Company’s CEO, and reviewing and approving the compensation of the Company’s Named Executive Officers and other Section 16 Executive Officers. The entire Board reviews the Company’s succession plans for its CEO and other key positions, and oversees the Company’s activities in the areas of leadership and executive development. The Compensation Committee operates under a written charter adopted by the Board, which details the Compensation Committee’s duties and responsibilities. A current copy of the Compensation Committee’s charter can be accessed at www.kodak.com/go/committees.

The full Board sets the compensation of the Company’s non-employee directors based on the recommendation of the Governance Committee.

In the past year, the Executive Compensation and Development Committee:
  Reviewed the executive compensation strategy, goals and principles of the Company;

  Received updates and took actions based on the Company’s discussions with institutional investors and proxy advisory firms;

  Reviewed and approved the compensation recommendations for the Company’s Section 16 Executive Officers, including new Section 16 Officers;

  Reviewed Tally Sheets for the components of the Named Executive Officers’ compensation;

  Granted and certified awards under the Company’s executive compensation plans;

  Determined not to award equity grants to executives under the annual long-term incentive compensation program during 2010, consistent with the intention described in the 2010 proxy statement;

  Revised the Board’s policy concerning our CEO’s use of corporate aircraft for personal reasons to require our CEO to reimburse the Company for any such use in excess of $100,000, under a time-sharing agreement;

  Amended the Company’s Executive Protection Plan to remove excise tax gross-up and walk-away provisions;

  Amended the Company’s 2005 Omnibus Long-Term Compensation Plan (“Omnibus Plan”), to eliminate the single trigger provision associated with performance shares and to explicitly prohibit the use of cash buyout for stock options;

  Approved the severance arrangements relating to the departure of a Named Executive Officer;

  Reviewed the results of a risk assessment of the Company’s executive compensation plans;

  Completed an evaluation of the Committee’s own performance;

  Updated the Committee Charter; and

  Reviewed and updated the equity awards policy to document, going forward, the timing of annual equity grants.

The Compensation Committee has delegated limited authority to the Company’s Chief Human Resources Officer to assist the Compensation Committee with administration of the Company’s executive compensation and equity-based compensation plans. The Chief Human Resources Officer is authorized to amend any executive compensation or equity-based compensation plan in which our Named Executive Officers participate other than to materially increase the benefits accruing to a participant under the plan, increase the number of shares available for issuance under the plan or substantially modify the requirements as to eligibility for participation. The Chief Human Resources Officer has also been delegated the authority to amend award agreements under any executive compensation and equity-based compensation plan other than to increase the benefits accruing to the participant and to determine the manner and timing of payments under the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP).

The Compensation Committee meets routinely throughout the year. It is the Compensation Committee’s policy to make most compensation decisions in a two-step process to ensure sufficient deliberation. The Compensation Committee approves all compensation and awards under the Company’s executive compensation plans for each of the Company’s Section 16 Officers. The Compensation Committee also approves compensation levels for each component of total direct compensation following discussions and after review of analyses and recommendations received from its independent compensation consultant and management as it deems appropriate. The CEO makes recommendations regarding each compensation element for the Named Executive Officers other than the CEO. The Compensation Committee’s independent compensation consultant and the Director of Global Compensation present analyses regarding the compensation of the CEO. Based on these analyses the Committee Chair makes recommendations regarding CEO compensation to the Compensation Committee in executive sessions.

With respect to the Company’s executive performance-based plans, management, including the CEO, CFO, Chief Human Resources Officer, Chief Compliance Officer and Director of Global Compensation, proposes performance goals. Management develops these performance targets considering the Company’s strategic and operational imperatives for the year and its executive compensation strategy and goals. The performance targets and individual allocation targets for the Company’s annual variable pay plan are reviewed and approved by the Compensation Committee within the first 90 days of each calendar year. The CEO and Chief Human Resources Officer are involved in formulating recommendations to the Compensation Committee on target allocation levels for each Named Executive Officer for the upcoming performance year, with the exception of target allocation levels for the CEO. The performance targets of the Company’s long-term equity incentive compensation plans for the new performance cycle are also reviewed and approved by the Compensation Committee within the first 90 days of each calendar year. Throughout the year, the Compensation Committee reviews projections for achievement against each plan’s performance targets.

Role of Compensation Consultant
To advise the Compensation Committee on the Company’s executive compensation plans, practices and awards, the Committee engaged an independent compensation consultant, Frederic W. Cook & Co., Inc. The Compensation Committee’s consultant attends Committee meetings on a regular basis and provides the Committee with market information and analysis of the Company’s executive compensation practices to insure consistency with the Company’s executive compensation strategy and goals. The consultant also provides insight on best practices in executive compensation.

The Company’s Chief Human Resources Officer and others directly involved with the Company’s executive compensation programs routinely consult with and seek advice from the consultant regarding the design, competitiveness, operation and administration of our executive compensation programs and practices that fall within the scope of the Compensation Committee charter. In 2010, neither the Compensation Committee nor the Company engaged other consultants or advisors to advise in determining the amount or form of executive compensation. The consultant does not provide any services other than executive compensation consulting to the Committee and Company management.

The Committee discussed principles of engagement between management and the consultant and approved the policy under which our independent consultant is to perform services. This policy reinforces that the consultant reports directly to the Committee and provides services only in the area of Executive Compensation. In addition, the policy defines advice and analysis to be provided directly to the Committee and a limited set of work within the Committee’s areas of responsibility for which management may engage the consultant without the Committee’s prior approval. The policy specifies that work outside the defined scope must be pre-approved by the Committee chair. At the end of 2010, the consultant provided to the Committee a written affirmation of its compliance with this policy.

Finance Committee — 5 meetings in 2010
The Finance Committee assists the Board in overseeing the Company’s: balance sheet and cash flow performance; financing plans and transactions; capital expenditures; acquisitions, joint ventures and divestitures; risk management programs; performance of sponsored pension plans; and tax policy. A detailed list of the Finance Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/committees.

In the past year, the Finance Committee:
  Reviewed the Company’s capital structure and financing strategies, including its capital expenditures, debt repayment plan and hedging of foreign exchange and commodity price risks;

  Reviewed cash flow and balance sheet performance;

  Reviewed credit ratings and key financial ratios;

  Reviewed significant acquisitions and divestitures, including real estate sales;

  Reviewed pension plan investment performance;

  Reviewed the funding status and performance of the Company’s defined benefit pension plans;

  Reviewed the Company’s insurance risk management, crisis management and asset protection programs;

  Reviewed the Company’s tax policy and strategies; and

  Conducted and reviewed the results of the Committee self-evaluation.

Executive Committee
The Executive Committee is composed of the following directors: the Chairman of the Board, the Presiding Director and the Chairs of the other four committees. The Executive Committee is generally authorized to exercise all of the powers of the Board in the intervals between meetings of the Board. The Executive Committee’s charter can be accessed at www.kodak.com/go/committees.

2010 COMMITTEE MEMBERSHIP
Director Name	Audit Committee	Corporate Responsibility and Governance Committee	Executive Compensation and Development Committee	Finance Committee

Richard S. Braddock	Member		Chair
Herald Y. Chen		Member	Member
Adam H. Clammer				Member
Timothy M. Donahue		Member		Chair
Michael J. Hawley		Member	Member
William H. Hernandez		Member		Member
Douglas R. Lebda		Member	Member
Debra L. Lee	Member			Member
Kyle P. Legg		Member	Member
Delano E. Lewis	Member		Member
William G. Parrett	Chair		Member
Joel Seligman	Member		Member
Dennis F. Strigl	Member			Member
Laura D’Andrea Tyson		Chair		Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The following directors served on the Compensation Committee during 2010: Richard S. Braddock, Herald Y. Chen, Michael J. Hawley, Douglas R. Lebda, Kyle P. Legg, Delano E. Lewis, William G. Parrett and Joel Seligman. There were no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

GOVERNANCE PRACTICES
Described below are some of the significant governance practices that have been adopted by our Board.

Leadership Structure; Presiding Director
The Board recognizes that one of its key responsibilities is to determine the most appropriate leadership structure for the Company and to ensure independent oversight of management. Antonio M. Perez has served as CEO and Chairman of the Board since 2005. The Board continuously evaluates whether this is the optimal leadership structure for the Company. The Board believes that Mr. Perez should continue to serve as Chairman in addition to his role as CEO because it is essential that the Board include at least one member who leads the development of the Company’s strategies and ensures alignment with management on the execution of those strategies. This level of interaction between the Board and Mr. Perez is particularly important as the Company seeks to complete its transformation and expand its four digital growth businesses.

In considering its leadership structure, the Board has taken a number of factors into account. First, the Board consists of a substantial majority of independent directors who are highly qualified and experienced and exercise a strong, independent oversight of management. Further, all of the Board's committees, with the exception of the Executive Committee, are comprised entirely of independent directors. Most significantly, independent from the Chairman, our Board created the position of Presiding Director in February 2003. The Board has designated Richard S. Braddock its Presiding Director. The primary functions of the Presiding Director are to: 1) see that our Board operates independently of our management; 2) chair the meetings of the independent directors; 3) act as the principal liaison between the independent directors and the CEO; and 4) assist the Board in its understanding of the boundaries between Board and management responsibilities. A more detailed description of the Presiding Director’s duties can be found at www.kodak.com/go/directors.

Executive Sessions
Executive sessions of our non-management directors are chaired by our Presiding Director.

The Board’s Corporate Governance Guidelines provide that the non-management directors will regularly meet in executive session, without management, at least four times per year. If all of our non-management directors are not independent, the independent directors will meet in executive session at least once a year. Our Presiding Director chairs these meetings.

In 2010, all of our non-management directors were independent. They met in executive session six times.

Meeting Attendance
Our Board has a Director Attendance Policy. A copy of this policy is attached as an appendix to our Corporate Governance Guidelines, which can be accessed at www.kodak.com/go/directors. Under this policy, all of our directors are strongly encouraged to attend all Board meetings and our annual meeting of shareholders.

In 2010, the Board held a total of 10 meetings. Each incumbent director attended more than 75% of the meetings of the Board and Committees of the Board on which the director served. With respect to the 13 directors who served as of the date of the 2010 annual meeting, ten directors attended the annual meeting.

Communications with Our Board
The Board maintains a process for our shareholders and other interested parties to communicate with the Board. Shareholders and interested parties who wish to communicate with the Board, the independent directors as a group, or an individual director, including the Presiding Director, may send an e-mail to our Presiding Director at presiding-director@kodak.com or may send a letter to our Presiding Director at P.O. Box 92708, Rochester, NY 14650. Communications sent by e-mail will be delivered simultaneously to Kodak’s Presiding Director and Secretary. Our Secretary will review communications sent by mail, and if they are relevant to, and consistent with, Kodak’s operations, policies and philosophies, they will be forwarded to the Presiding Director. By way of example, communications that are unduly hostile, threatening, illegal or similarly inappropriate will not be forwarded to the Presiding Director. Our Secretary will periodically provide the Board with a summary of all communications received that were not forwarded to the Presiding Director and will make those communications available to any director upon request. The Presiding Director will determine whether any communication sent to the full Board should be properly addressed by the entire Board or a committee thereof and whether a response to the communication is warranted. If a response is warranted, the Presiding Director may choose to coordinate the content and method of the response with our Secretary.

Consideration of Director Candidates
The Governance Committee will consider for nomination as director of the Company candidates recommended by its members, other Board members, management, shareholders and the search firms it retains.

Shareholders wishing to recommend candidates for consideration by the Governance Committee may do so by providing the following information, in writing, to the Governance Committee, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares of the Company owned, and, if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the Company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the Company or any subsidiaries or affiliates, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder). Our Board may change the process by which shareholders may recommend director candidates to the Governance Committee. Please refer to the Company’s website at www.kodak.com/go/directors for any changes to this process. The Governance Committee will consider candidates recommended by shareholders on the same basis as candidates identified through other means.

Director Qualification Standards
When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted “Director Qualification Standards.” The Director Qualification Standards are attached as Exhibit II to this Proxy Statement and can also be accessed at www.kodak.com/go/directors. These standards specify the minimum qualifications that a nominee must possess in order to be considered for election as a director. If a candidate possesses these minimum qualifications, the Governance Committee, in accordance with the Director Selection Process described in the next section, will then consider the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then-current mix of director attributes.

Although the Governance Committee does not have a formal policy as to the consideration of diversity in the selection of candidates, diversity is listed as a factor to be considered among all of the Director Qualification Standards.

Director Selection Process
As provided in the Company’s Corporate Governance Guidelines, the Governance Committee seeks to create a multi-disciplinary and cohesive Board that, as a whole, is strong in both its knowledge and experience. When identifying, screening and recommending new candidates to the Board for membership, the Governance Committee follows the procedures outlined in its “Director Selection Process.” The Director Selection Process is attached as Exhibit III to this Proxy Statement and can also be accessed at www.kodak.com/go/directors. The Governance Committee generally uses the services of a third-party executive search firm when identifying and evaluating possible nominees for director. This firm assists in identifying candidates who meet skills and qualifications specified by the Governance Committee.

Board Goals
Our Board has a formal process for annually establishing and prioritizing its goals. The Board believes that adopting annual goals enhances its ability to measure its performance and ensures alignment with the Company’s operational and strategic imperatives.

Under the process approved by the Board, each year the Governance Committee submits to the Board a proposed list of Board goals for the following year. At its first meeting of the year, the Board finalizes its goals for the year based on the Governance Committee’s recommendations. Once the goals are established by the Board, the Governance Committee is responsible for tracking the Board’s performance against its goals and routinely reporting these results to the Board. Performance against the goals is assessed as part of the Board’s annual evaluation process.

Strategic Role of Board
The Board plays a key role in developing, reviewing and overseeing the execution of the Company’s business strategy. Each year, the Board devotes an extended meeting to a review of the Company’s proposed strategic plans for each of its key businesses. In addition, the Board receives progress reports from management throughout the year on the implementation of the strategic plan. These reports include business segment performance and strategy reviews, product line reviews and presentations regarding research and development initiatives and the Company’s intellectual property portfolio.

Succession Planning
The entire Board reviews the Company’s succession plans for its CEO and other key senior management positions and oversees the Company’s activities in the areas of leadership and executive development. To assist the Board, management periodically reports to the Board on succession planning to ensure that it is a continuous and ongoing effort.

Majority Voting for Directors
In February 2009, the Board amended the Company’s By-laws, as a result of a change in New Jersey law, providing for majority voting in uncontested director elections. Previously, the Company had a policy providing for the election of directors by majority vote in uncontested elections. The change in New Jersey law allowed the Company to implement majority voting of directors in uncontested elections via a by-law amendment.

Along with the by-law amendment, the Board also amended the Company’s Majority Vote Policy to address the so-called “holdover” rule of New Jersey law. Under this rule, a director who fails to receive the required votes for reelection remains in office until his or her resignation or removal.

The amended Majority Vote Policy requires a director nominee, in connection with his or her nomination to the Board, to submit a resignation letter in which the director nominee irrevocably elects to resign if he or she fails to receive the required majority vote in the next election and the Board accepts the resignation. The policy requires the Board to nominate for election or reelection as a director only those candidates who agree to execute such a letter upon his or her nomination. A copy of the amended Majority Vote Policy can be found on the Company’s corporate governance website at www.kodak.com/go/directors.

If a director nominee fails to receive a majority vote in an uncontested election, the amended Majority Vote Policy provides that the Governance Committee will consider the resignation letter and recommend to the Board whether to accept it. The Governance Committee, in making its recommendation to the Board, and the Board, in reaching its decision, may under the policy consider relevant factors, including any stated reason why shareholders voted against the election of the director, the director’s qualifications, the director’s past and expected future contributions to the Company, the overall composition of the Board and whether accepting the resignation letter would cause the Company to fail to comply with any applicable rule, such as the NYSE’s Listing Standards.

The policy provides that the Board will act on the Governance Committee’s recommendation and publicly disclose its decision whether to accept the director’s letter of resignation within 90 days following the certification of the shareholder vote. If the letter of resignation is not accepted by the Board within this 90-day period, the resignation will not be effective until the next annual meeting.

All the director nominees standing for election at the Annual Meeting have submitted an irrevocable letter of resignation as a condition of being renominated to the Board as called for under the amended Majority Vote Policy.

Risk Management
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of the Company's objectives, including strategic objectives, to improve long-term performance and enhance shareholder value. A fundamental part of risk management is not only identifying and prioritizing the risks the Company faces and monitoring the steps management is taking to manage those risks, but also determining the level of risk that is appropriate for the Company. As an integral part of its review and approval of the Company’s strategic plan, the Board considers the appropriate level of risk for the Company to accept. The full Board also participates in an annual enterprise risk assessment which is led by the Company's Chief Compliance Officer. Through this process, risk is assessed throughout the Company, focusing on four primary categories of risk: strategic, operational, legal/compliance and financial reporting. In 2010, the Board received a report on the results of the Company's enterprise risk assessment. The Board also receives regular reports on management’s progress in mitigating key risks.

While the Board has assumed oversight responsibility for the Company's enterprise risk management process, the Board has delegated to its Committees responsibility for the oversight of the Company’s risk management in specific risk areas. For example:
  The Audit Committee oversees the Company’s financial reporting (including internal controls) and compliance risk management.

  The Executive Compensation and Development Committee oversees risk management relating to the Company's compensation programs and awards.

  The Finance Committee oversees risk management relating to the Company’s capital structure and insurance program.

  The Governance Committee oversees the Company’s health, safety and environmental risk management program.
In 2010, the Compensation Committee reviewed a report from management on an assessment of risks relating to the Company’s compensation programs and awards. The assessment concluded, and the Compensation Committee agreed, that such programs and awards do not present any material adverse risks to the Company.

DIRECTOR COMPENSATION

Introduction
Our directors are compensated through a combination of cash retainers and equity-based incentives. Consistent with the Board’s Director Compensation Principles, a substantial portion of director compensation is linked to our stock performance. In addition, directors can elect to receive their entire Board remuneration in equity-based compensation. Kodak does not pay management directors for Board service in addition to their regular employee compensation.

Director Compensation Principles
The Board has adopted the following Director Compensation Principles, which are aligned with the Company’s executive compensation principles:
  Pay should represent a moderately important element of Kodak’s director value proposition.

  Pay levels should generally target near the market median, and pay mix should be consistent with market considerations.

  Pay levels should be differentiated based on the time demands on directors’ roles, and the Board will ensure regular rotation of certain of these roles.

  The program design should ensure that rewards are tied to the successful performance of our common stock, and the mix of pay should allow flexibility and Board diversity.

  To the extent practicable, Kodak’s Director Compensation Principles should parallel the principles of the Company’s executive compensation program.
Review
The Governance Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any changes to the Board’s compensation program. The Board reviews the Governance Committee’s recommendation and determines the amount of director compensation.

Director Compensation Program
The annual cash and equity components of the Company’s director compensation program are as follows:

	Cash(1)		Equity(2)
	Board Retainer (3)	Chair/Presiding Director Retainer (4)	Restricted Stock (5)	Stock Options (6)	Total

Director	$70,000	—	$70,000	$70,000	$210,000
Presiding Director(7)	70,000	$100,000	70,000	70,000	310,000
Audit Committee Chair	70,000	20,000	70,000	70,000	230,000
Compensation Committee Chair	70,000	10,000	70,000	70,000	220,000
Finance Committee Chair	70,000	10,000	70,000	70,000	220,000
Governance Committee Chair	70,000	10,000	70,000	70,000	220,000

(1)	For the cash portion of the directors’ retainers, payment is made twice per year.

(2)	The methodology used to convert the dollar-denominated value of equity awards to the actual amount of equity is the same as that used for management.

(3)	Directors can elect to have their cash Board retainer paid in stock or deferred into the Directors’ Deferred Compensation Plan.

(4)	The Committee Chairs and the Presiding Director may elect to have their retainers paid in stock or deferred into the Directors’ Deferred Compensation Plan.

(5)	The restricted shares vest on the first anniversary of the date of grant. Directors who discontinue serving on the Board prior to vesting forfeit their restricted shares, unless their cessation of service is due to retirement, approved reason or death, in which case the restrictions on the shares lapse on the date of the director’s cessation of service. Directors may elect to defer their restricted shares into the Directors’ Deferred Compensation Plan.

(6)	The exercise price of the options is the closing price of our common stock on the date of grant. The options become exercisable on the first anniversary of the date of grant and expire seven years after grant. Directors who discontinue serving on the Board prior to vesting forfeit their unvested options, unless their cessation of service is due to retirement, approved reason or death. In the case of retirement and cessation for approved reason, the options continue to vest per their terms and remain exercisable for the remainder of the options’ full term. In the case of death, the options fully vest upon death and remain exercisable by the director’s estate for the remainder of the options’ full term.

(7)	Currently, our Presiding Director also serves as the Chair of the Compensation Committee and therefore receives an additional retainer as Chair of that Committee.

Director Share Ownership Requirements
A director is not permitted to exercise any stock options or sell any restricted shares granted to him or her by the Company unless and until the director owns shares of stock in the Company (either outright or through phantom stock units in the Directors’ Deferred Compensation Plan) that have a value equal to at least five times the then maximum amount of the annual retainer which may be taken in cash by the director (currently, this amount is $350,000).

Director Compensation Table
In 2010, we provided the following compensation to our directors who are not employees:

				Non-qualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid In Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
	($)	($)	($)	($)	($)	($)
Name	(1)	(2), (3)	(2), (4)	(5)	(6)
Richard S. Braddock	$180,000	0	0	0	$860	$180,860
Herald Y. Chen	70,000	0	0	0	0	70,000
Adam H. Clammer	70,000	0	0	0	198	70,198
Timothy M. Donahue	80,000	0	0	0	230	80,230
Michael J. Hawley	70,000	0	0	0	0	70,000
William H. Hernandez	70,000	0	0	0	69	70,069
Douglas R. Lebda	70,000	0	0	0	45	70,045
Debra L. Lee	70,000	0	0	0	0	70,000
Kyle P. Legg	35,000	0	0	0	1,027	36,027
Delano E. Lewis	70,000	0	0	0	50	70,050
William G. Parrett	90,000	0	0	0	0	90,000
Joel Seligman	70,000	0	0	0	0	70,000
Dennis F. Strigl	70,000	0	0	0	29	70,029
Laura D’Andrea Tyson	80,000	0	0	0	314	80,314

(1)	This column reports the director, chair and Presiding Director cash retainers earned in 2010. The following table reports the cash portion of the annual retainer that was deferred by a director into his deferred stock account under the Directors’ Deferred Compensation Plan and the amount of phantom stock units that were credited to the director as a result of that deferral.

	Deferred	Phantom
Name	Amount	Stock Units
Adam H. Clammer	$70,000	16,283
Douglas R. Lebda	70,000	16,283

(2)	In order to align with the change in timing of annual equity awards to management, in 2010, the Governance Committee approved a change in the timing of equity grants to directors. Effective in 2011, directors receive their annual equity grants in February of each year, rather than in December, as in previous years. As a result, our directors did not receive any equity awards in fiscal year 2010, but did receive awards in February 2011 as will be reported in the Company’s 2012 proxy statement.

(3)	The following table reports the outstanding stock awards held by each of the non-employee directors at the end of fiscal year 2010:

Aggregate Stock Awards Outstanding at Fiscal Year End

Name	Unvested	Vested
Richard S. Braddock	0	28,340
Herald Y. Chen	0	16,670
Adam H. Clammer	0	16,670
Timothy M. Donahue	0	28,340
Michael J. Hawley	0	28,340
William H. Hernandez	0	28,340
Douglas R. Lebda	0	23,840
Debra L. Lee	0	28,340
Kyle P. Legg	0	0
Delano E. Lewis	0	28,340
William G. Parrett	0	23,840
Joel Seligman	0	16,670
Dennis F. Strigl	0	21,270
Laura D’Andrea Tyson	0	28,340

(4)	The following table reports the outstanding Stock Option awards held by each of the non-employee directors at the end of fiscal year 2010:

Aggregate Stock Options Outstanding at Fiscal Year End

Name	Unvested	Vested
Richard S. Braddock	0	56,480
Herald Y. Chen	0	18,180
Adam H. Clammer	0	18,180
Timothy M. Donahue	0	58,480
Michael J. Hawley	0	50,480
William H. Hernandez	0	52,480
Douglas R. Lebda	0	45,980
Debra L. Lee	0	56,480
Kyle P. Legg	0	0
Delano E. Lewis	0	56,480
William G. Parrett	0	45,980
Joel Seligman	0	18,180
Dennis F. Strigl	0	36,360
Laura D’Andrea Tyson	0	60,480

(5)	No above-market interest was earned under the Directors’ Deferred Compensation Plan in 2010.

(6)	The amounts in this column include perquisites provided to directors, consisting of samples of Company products and services.

Deferred Compensation
Non-employee directors may defer some or all of their Board retainer, chair retainer, Presiding Director retainer and Restricted Stock awards into a phantom stock account under the Directors’ Deferred Compensation Plan. The value of the Kodak phantom stock account reflects changes in the market price of the common stock and dividends paid. Six directors deferred compensation in 2010. In the event of a Change in Control, the amounts in the phantom accounts will generally be paid in a single cash payment. The plan’s benefits are neither funded nor secured.

Other Benefits
The Company reimburses its directors for travel expenses incurred in connection with attending Board, Committee and shareholder meetings and other Board business events, and provides Company transportation to the directors (including use of Company aircraft) to attend such meetings and events. To encourage our directors to experience and familiarize themselves with our products and services, we occasionally provide them with samples at no charge.

Charitable Award Program
This program, which was closed to new participants effective January 1, 1997, provides for a contribution by the Company of up to a total of $1 million following a director’s death, to be shared by a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by self-insurance and joint life insurance policies purchased by the Company. Mr. Braddock is the only current director who continues to participate in the program.

BENEFICIAL OWNERSHIP

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S COMMON SHARES
The following table sets forth information from filings with the SEC under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, as to each person or group who beneficially owns more than 5% of our outstanding common shares:

			Percentage of
	Number of Common Shares		Company’s Common
Shareholder’s Name and Address	Beneficially Owned		Shares Beneficially Owned
Legg Mason Capital Management, Inc.	51,920,124	(1)	19.31%
LMM LLC
100 International Drive
Baltimore, MD 21202
KKR Fund Holdings L.P. (2)	40,000,000	(3)	13.00%
c/o Kohlberg Kravis Roberts & Co., L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
FMR LLC (Fidelity)	18,592,031	(4)	6.78%
82 Devonshire Street
Boston, MA 02109
Black Rock, Inc.	17,655,574		6.57%
40 East 52nd Street
New York, NY 10022

(1)	As set forth in Amendment No. 9 of Shareholder’s Schedule 13G/A filed on February 15, 2011, as of December 31, 2010 the following entities were listed as having shared voting and dispositive power:

	Number of Shares with Shared Voting
Name	and Dispositive Power		Percent of Class Represented
Legg Mason Capital Management, Inc.	32,365,584	*	12.04%
LMM LLC	19,554,540	**	7.27%

*	Includes 14,999,720 shares, representing 5.58% of total shares outstanding, owned by Legg Mason Capital Management Value Trust, Inc., a Legg Mason Capital Management managed fund.

**	Includes 18,500,000 shares, representing 6.88% of total shares outstanding, owned by Legg Mason Capital Management Opportunity Trust, a LLM managed fund.

(2)	On September 29, 2009, the Company issued $300,000,000 aggregate principal amount of senior secured notes and warrants to purchase an aggregate of 40,000,000 shares of Kodak common stock (the “Kodak Warrants”) to KKR Jet Stream (Cayman) Limited, KKR Jet Stream LLC, 8 North America Investor (Cayman) Limited and OPERF Co-Investment LLC for an aggregate amount of $288,000,000. The Kodak Warrants are exercisable at any time after September 29, 2009, at a per share exercise price equal to $5.50 (which amount may be paid in cash or by a built-in cashless exercise mechanism). The Kodak Warrants expire on September 29, 2017. A holder of the Kodak Warrants is not permitted to transfer them or the shares issued upon the exercise of any of the Kodak Warrants prior to September 29, 2011, subject to certain exceptions. Ownership of the 40,000,000 Kodak Warrants was allocated as follows:

	Number of Warrants Exercisable for
Name	Common Shares	Percent of Class Represented
KKR Jet Stream LLC	37,297,084	12.20%
8 North America Investor (Cayman) Limited	2,008,472	0.70%
OPERF Co-Investment LLC	694,444	0.20%

(3)	As set forth in the Schedule 13D filed on September 29, 2009, the following entities may also be deemed to have or share beneficial ownership of the 40,000,000 shares of common stock underlying the Kodak Warrants that may be deemed beneficially owned by KKR Fund Holdings L.P.: KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); KKR Management LLC (as the sole general partner of KKR & Co. L.P.); and Henry R. Kravis and George R. Roberts (as the designated members of KKR Management LLC).

(4)	As set forth in Shareholder’s Schedule 13G filed on February 14, 2011, includes 14,759,457 shares, representing 5.38% of total shares outstanding, owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND
SECTION 16 EXECUTIVE OFFICERS

			Percentage of
	Number of Common Shares		Company’s Common
Directors, Nominees	Beneficially Owned on		Shares Beneficially
and Section 16 Executive Officers	March 1, 2011		Owned
Richard S. Braddock	234,328	(a) (b)	*
Herald Y. Chen	34,850	(b)	*
Adam H. Clammer	34,850	(a)	*
Timothy M. Donahue	111,883	(a) (b)	*
Philip J. Faraci	536,796	(b)	*
Joyce Haag	225,845	(b)	*
Michael J. Hawley	98,270	(a) (b)	*
William H. Hernandez	56,550	(a) (b)	*
Pradeep Jotwani	0		*
Douglas R. Lebda	48,953	(a) (b)	*
Debra L. Lee	85,575	(a) (b)	*
Kyle P. Legg	19,337		*
Delano E. Lewis	103,357	(a) (b)	*
Antoinette P. McCorvey	87,451	(b)	*
William G. Parrett	52,953	(a) (b) (d)	*
Antonio M. Perez	2,415,350	(b) (c)	*
Joel Seligman	60,612	(b)	*
Frank S. Sklarsky	—		—
Dennis F. Strigl	79,067	(b)	*
Laura D’Andrea Tyson	64,019	(a) (b)	*
All Directors and Executive Officers as a Group (26),
including the above	4,998,820	(b) (e)	1.8308%

*Represents holdings of less than 1% of the Company’s total common shares that are beneficially owned.

The above table reports beneficial ownership of the Company’s common stock in accordance with the applicable SEC rules. All Company securities over which the director nominees and Section 16 Executive Officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Kodak Employees’ Stock Ownership Plan, and the interests of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees’ Savings and Investment Plan, stated in terms of Kodak shares.

(a)	The amounts listed for each non-employee director do not include stock units representing fees that non-employee directors have elected to defer under the Directors’ Deferred Compensation Plan because stock units under the Directors’ Deferred Compensation Plan do not carry voting rights and are not transferable. The combined number of stock units subject to deferred share awards, and in stock unit accounts of non-employee directors as of March 1, 2011 were as follows: Mr. Braddock: 7,194 shares; Mr. Chen: 25,542 shares; Mr. Clammer: 41,826 shares, Mr. Donahue: 7,702 shares; Dr. Hawley: 4,912 shares; Mr. Hernandez: 54,229 shares; Mr. Lebda: 83,143 shares; Ms. Lee: 31,093 shares; Mr. Lewis: 9,681 shares; Mr. Parrett: 40,607 and Dr. Tyson: 52,714 shares. Stock units are distributed in cash following a director’s departure.

(b)	The chart below includes the number of shares which may be acquired by exercise of stock options:

Name	Options
Richard S. Braddock	56,480
Herald Y. Chen	18,180
Adam H. Clammer	18,180
Timothy M. Donahue	58,480
Philip J. Faraci	494,904
Joyce P. Haag	219,996
Michael J. Hawley	50,480
William H. Hernandez	52,480
Pradeep Jotwani	0
Douglas R. Lebda	45,980
Debra L. Lee	56,480
Kyle P. Legg	0
Delano E. Lewis	58,480
Antoinette P. McCorvey	61,661
William G. Parrett	45,980
Antonio M. Perez	2,238,096
Joel Seligman	18,180
Frank S.Sklarsky	—
Dennis F. Strigl	36,360
Laura D’Andrea Tyson	56,480
All Directors, Nominees and
Section 16 Executive Officers	4,150,605

(c)	Mr. Perez has 94,796 stock units that he elected to defer under the 2000 Long-Term Omnibus Plan. These stock units are not included in this table because they do not carry voting rights and may not be redeemed as shares of common stock within 6 months of Mr. Perez’s departure from the Company.

(d)	Mr. Parrett has 2,000 shares that have been pledged as security.

(e)	Each individual Section 16 Executive Officer and director listed beneficially owned less than 1% of the outstanding shares of the Company’s common stock. As a group, all Section 16 Executive Officers and directors owned 1.8308% of the outstanding shares of the Company’s common stock.

COMMITTEE REPORTS

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Company’s Board is composed solely of independent directors and operates under a written charter adopted by the Board, most recently amended on February 17, 2004. The Committee reviews and approves the charter annually. A copy of the Audit Committee’s charter can be found on our website at www.kodak.com/go/committees.

Management is responsible for the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures, and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report of the results. As outlined in its charter, the Audit Committee is responsible for overseeing these processes.

During 2010, the Audit Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent accountants.

The Audit Committee met and discussed with the Corporate Controller the Company’s significant accounting matters, such as accounting for financing transactions, pension and OPEB liabilities, intellectual property licensing transactions, good-will and taxes. The Committee also reviewed the Company’s financial statements and the quality of the Company’s earnings reports.

The Audit Committee discussed with the independent accountants the matters specified by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as amended, as adopted by the PCAOB in Rule 3200T. The independent accountants provided to the Audit Committee the written disclosures required by the PCAOB in Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee discussed with the independent accountants their independence.

The Audit Committee also received reports from the Company’s Chief Compliance Officer on the implementation and effectiveness of the Company’s compliance program.

The Audit Committee discussed with the Company’s internal auditors and independent accountants the plans for their audits. The Audit Committee met with the internal auditors and independent accountants, with and without management present. The internal auditors and independent accountants discussed with or provided to the Audit Committee the results of their examinations, their evaluations of the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures, and the quality of the Company’s financial reporting.

With reliance on these reviews, discussions and reports, the Audit Committee recommended that the Board approve the audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Board accepted the Audit Committee’s recommendations. The following fees were approved by the Audit Committee and were paid to PwC for services rendered in 2010 and 2009:

(in millions)	2010	2009
Audit Fees	$9.2	$10.6
Audit-Related Fees	0.3	0.5
Tax Fees	0.4	0.7
All Other Fees	0.0	0.0
Total	$9.9	$11.8

The audit fees related primarily to the annual audit of the Company’s consolidated financial statements (including Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in the Company’s Annual Report on Form 10-K, quarterly reviews of interim financial statements included in the Company’s Quarterly Reports on Forms 10-Q, statutory audits of certain of the Company’s subsidiaries, and services relating to filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The audit-related fees for 2010 and 2009 related primarily to audits of certain benefit plans of the Company.

Tax fees in 2010 consisted of $0.3 million for tax compliance services and $0.1 million for tax planning and advice. Tax fees in 2009 consisted of $0.6 million for tax compliance services and $0.1 million for tax planning and advice.

The Audit Committee, with the approval of the Board and our shareholders, appointed PwC as the Company’s independent accountants in 2010. In addition, the Audit Committee approved the scope of non-audit services anticipated to be performed by PwC in 2011 and the estimated budget for those services. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, a copy of which is attached to this Proxy Statement as Exhibit IV.

William G. Parrett, Chair	Dated: February 21, 2011
Richard S. Braddock
Debra L. Lee
Delano E. Lewis
Joel Seligman
Dennis F. Strigl

REPORT OF THE CORPORATE RESPONSIBILITY AND GOVERNANCE COMMITTEE

Introduction
The Company has long practiced and led in developing and implementing good corporate governance. The Governance Committee of the Board is primarily responsible for overseeing the Company’s governance practices, with the intent of seeking to maintain “best practices” in the area of corporate governance.

The Governance Committee continually considers ways to improve the Company’s corporate governance practices by periodically reviewing the Board’s governance policies and procedures to ensure that they are aligned with best practices and applicable statutory and regulatory requirements. This report, an annual voluntary governance practice that the Governance Committee began in 2003, highlights the Committee’s activities during the past year.

Governance Committee Composition
The Governance Committee is composed of seven directors, each of whom meets the definition of independence set forth in the NYSE’s corporate governance listing standards. During 2010, the Governance Committee met eight times and routinely reported its activities to the full Board. The Governance Committee acts pursuant to a written charter which can be accessed electronically in the “Corporate Governance” section at www.kodak.com/go/committees.

Governance Committee Responsibilities
The primary role of the Governance Committee is to: assess the independence of Board members; lead the annual evaluation of the Board and its committees; identify, assess and nominate candidates for Board membership; oversee the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity and equal employment opportunity; oversee the Company’s shareholder outreach program relating to matters of corporate governance and executive compensation; and generally oversee the Company’s corporate governance structure. The Governance Committee monitors emerging issues and practices in the area of corporate governance and pursues those initiatives that it believes will enhance the Company’s governance practices and policies. In addition, the Governance Committee is responsible for, among other things: 1) administering the Board’s Director Selection Process; 2) developing the Board’s Director Qualification Standards; 3) implementing the Board’s director orientation and education programs; 4) overseeing and reviewing the Company’s Corporate Governance Guidelines and Director Independence Standards; and 5) recommending to the Board the compensation of directors. A complete description of the Governance Committee’s responsibilities can be found in its charter. A copy of the Board’s Director Selection Process and Director Qualification Standards can be found in the “Corporate Governance” section of www.kodak.com/go/directors. A copy of the Director Qualification Standards is also attached to this Proxy Statement as Exhibit II.

Governance Initiatives
Described below are certain of the significant governance actions that the Governance Committee took in 2010:

Director Search
The Governance Committee devoted significant time to considering candidates to serve as directors on the Board.

Based on the Governance Committee’s recommendations, the Board elected Ms. Kyle Legg on September 21, 2010 and appointed Ms. Legg to the Governance and Executive Compensation Committees. The Governance Committee engaged an external executive search firm to assist in its evaluation of Ms. Legg’s qualifications. In accordance with the Board’s Director Selection Process, the Governance Committee oversaw the process of nominating and electing Ms. Legg to the Board.

Shareholder Outreach
Under the direction of the Governance Committee, the Company initiated in 2010 a process to seek regular feedback from institutional shareholders and proxy advisory firms on a range of corporate governance and executive compensation topics. The Governance Committee reviewed and assessed reports on these discussions on a regular basis.

Corporate Governance Guidelines
The Governance Committee reviewed the Board’s Corporate Governance Guidelines to ensure that they reflect best practices and the current practices of the Board. The Governance Committee proposed and the Board approved amendments to the Governance Guidelines to reflect the Board’s processes for reviewing the Company’s plans for succession planning and executive development. A copy of the amended Governance Guidelines is published on our website at www.kodak.com/go/directors.

Director Independence
The Governance Committee assessed each non-management director’s independence based upon the Board’s Director Independence Standards and those of the SEC and the NYSE and made recommendations to the full Board regarding each non-management director’s independence. The Company’s Director Independence Standards are attached to this Proxy Statement as Exhibit I.

Annual Board Goals
With the Governance Committee’s assistance, the Board continued its practice of establishing annual Board goals and tracked steps taken to meet those goals. A more detailed description of this process appears on page 24 of this Proxy Statement. The Governance Committee tracked the Board’s performance against its goals and provided periodic reports to the Board on its progress.

Governance Committee Evaluation
The Governance Committee prepared and conducted an annual self-evaluation and discussed the results of this evaluation. The Governance Committee also oversaw the annual evaluation of the Board and reviewed the evaluation results.

Diversity Advisory Panel’s Recommendations
The Governance Committee met with the Company’s Chief Diversity Officer to assess the Company’s progress with regard to diversity initiatives across the Company, including continued discussion on the recommendations of the Diversity Advisory Panel, a seven-member, blue-ribbon panel launched in 2001 to provide advice on the Company’s comprehensive diversity strategy and assess future diversity trends and the potential impact on Kodak.

Laura D’Andrea Tyson, Chair	Dated: February 28, 2011
Herald Y. Chen
Timothy M. Donahue
Michael J. Hawley
William H. Hernandez
Douglas R. Lebda
Kyle P. Legg

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
The Executive Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the SEC rules with the Company’s management.

Based on such review and discussions, the Compensation Committee approved the Compensation Discussion and Analysis for inclusion in this Proxy Statement.

Richard S. Braddock, Chair	Dated: March 16, 2011
Herald Y. Chen
Michael J. Hawley
Douglas R. Lebda
Kyle P. Legg
Delano E. Lewis
William G. Parrett
Joel Seligman

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
Kodak is in the final stages of a process that began in 2003 to transform the Company from a film and chemicals-based business to a profitable, sustainable digital company. Our executive compensation programs and awards are designed to provide incentives to the Company’s leaders to complete this business transformation. The strategies necessary to drive the Company’s transformation include:
  Investments in and actions to profitably expand our four digital growth product lines consisting of Consumer Inkjet, Commercial Inkjet, Packaging Solutions and Workflow Software and Services.

  Maximizing the performance of our established cash-generating digital businesses and restructuring our declining, analog technology businesses.

  Leveraging our intellectual property to deliver cash to fund our investments in our four digital growth product lines, while also enabling design freedom and access to new markets and partnerships.
In 2010, our compensation awards to our Named Executive Officers reflected both the progress the Company made in the digital transformation strategies and the areas where the Company’s results did not meet our performance goals. Under the direction of the Compensation Committee, the Company made a number of changes to our compensation programs and practices in 2010 to align with best practices in executive compensation and the perspectives of our institutional shareholders.

2010 Results
The Company achieved a number of key strategic milestones in 2010. Our results demonstrated significant progress in our four digital growth product lines. In particular, the Company achieved the following operating results:
  Our digital businesses, consisting of the Graphic Communications Group and the Consumer Digital Imaging Group, delivered more than $300 million in earnings.

  Revenue in our digital growth product lines grew by 18% and represented 10% of the Company’s total revenue for the year.

  Sales of printers and ink collectively in our Consumer Inkjet business grew by 35%.

  In the Commercial Inkjet business, we surpassed unit placement goals for digital presses and we shipped our first PROSPER digital presses, featuring our breakthrough continuous inkjet technology.

  With respect to Workflow Software and Services, through which Kodak provides services to enable customers to drive demand for printing services, revenue grew by 21% in the second half of 2010.

  In the Packaging Solutions business, we doubled our installed base of FLEXCEL NX systems, a newly introduced product that is central to our overall Packaging business.
Despite these significant strategic achievements, the Company did not meet its overall cash generation and digital revenue growth targets in 2010. Competitive pricing, rising commodity costs, and a more modest than anticipated economic recovery in developed markets, negatively impacted results in our more mature product lines, including Prepress Solutions, Digital Capture and Devices, and Entertainment Imaging. Nonetheless, the Company achieved total segment earnings from operations within the range that had been communicated to investors.

Performance-Based Compensation is Designed to Foster Business Strategy
The Committee designs our executive performance-based compensation to support the business strategy of the Company. The portion of compensation of our Named Executive Officers’ annual target total direct compensation that is variable and based upon performance and stock price appreciation ranges from 69% to 87%.

In 2010, the Committee selected three key performance metrics for its variable compensation plans to incent delivery of the Company’s annual business plan, which is aligned with the long-term business strategy of the Company. Under the Company’s Executive Compensation for Excellence and Leadership Plan (EXCEL), our annual variable cash plan, the Committee set two primary corporate goals: Cash Generation before Restructuring Payments (Cash Generation) and Digital Revenue Growth. The Committee selected Total Segment Earnings from Operations (Total Segment EFO) as a third key performance metric, which applies to the performance share program of Mr. Perez, our CEO.

The Committee’s decisions on these performance metrics involved the following:

1) Cash Generation
  The Committee selected this goal as a primary performance metric to ensure financial flexibility necessary to invest in our digital growth product lines. Further, to emphasize the importance of Cash Generation, 75% of the EXCEL target award to our Named Executive Officers was based upon results for this metric and, unless the threshold level of performance was achieved in Cash Generation, no EXCEL award would be paid, regardless of performance on other metrics.

  The Committee set a target level of performance for Cash Generation at break-even. This level was consistent with the guidance we communicated to our investors in February 2010 and reflects the fact that the Company is making significant investments in our four digital growth product lines. Further, the Committee set a threshold performance level of -$350 million, to ensure a year-end cash balance of $1.5 billion after debt repayments, restructuring and the significant investments associated with our business strategy. The Committee also considered the volatility associated with the timing of new intellectual property arrangements when setting this threshold in order to remove a potential risk of incenting arrangements that may not be in the best long-term interest of shareholders.

  Our actual Cash Generation was -$248 million, which was above the threshold, but below the target goal.

2) Digital Revenue Growth
  The Committee selected Digital Revenue Growth as the second primary metric under EXCEL to emphasize the focus on growth for our digital businesses, especially our digital growth product lines.

  The Committee established a target goal for this metric of 7% year-over-year growth, which was the midpoint of the guidance communicated to our investors. The threshold performance level under this metric was set at 2.5%.

  Our actual Digital Revenue Growth was 1.4%, which was below the threshold, even as the digital growth product lines grew 18%. As such, no payment was earned with respect to this metric in 2010.
3) Total Segment EFO
  The Committee selected Total Segment EFO because it provides insight into the Company’s overall profitability and provides an incentive to optimize gross margin dollars and cost structure, both of which are imperatives for the Company.

  The Committee selected the target goal for this metric at $400 million, which was the midpoint of the range communicated to investors and represented an improvement of 188% over prior year performance. The threshold level was established at $175 million, which represented an improvement of 26% over the prior year.

  Our actual Total Segment EFO for 2010 was $369 million which represented an improvement of 165% from the prior year and was within the range communicated to investors.
Negative Discretion Applied in Awarding 2010 Performance-Based Compensation
The Committee’s decision regarding the 2010 EXCEL award for our Named Executive Officers directly reflected the Company’s philosophy that performance-based incentives are conditioned upon the achievement of results that further the long-term business strategy of the Company. The Committee considered primarily the following factors in its decision: the Cash Generation result of -$248 million; input from institutional investors and proxy advisory firms regarding the pay for performance relationships expected for plans of this nature; and the decision to forego year-end intellectual property arrangements that the Company and the Board concluded were not in the best interest of shareholders. Balancing these factors, the Committee exercised negative discretion and approved an EXCEL award of 20% of target.

The fact that the Committee exercised negative discretion to reduce the EXCEL award resulted in an improvement in Total Segment EFO. Accordingly, in order to recognize that Mr. Perez should not benefit from such an improvement in Total Segment EFO, the Committee exercised negative discretion with respect to Mr. Perez’s performance equity award and certified the award at 86.3% of target.

Decrease in Compensation of our Chief Executive Officer
As shown on the Summary Compensation Table, Mr. Perez’s total compensation declined in 2010 as compared to 2009 by approximately 55%. The primary factors that caused this change included: 1) an EXCEL payment of 20% of his target award (compared to 100% of target in the prior year); and 2) the Committee’s decision not to award an annual long-term incentive grant to Mr. Perez in fiscal year 2010, consistent with the intent disclosed in the Company’s 2010 proxy statement.

Best Practice Enhancements
Each year, the Company’s management works with the Committee to benchmark the Company’s executive compensation policies and practices against best practices. In recognition of the importance of shareholder input in this process, management, under the direction of the Governance Committee, sought the views of certain of our institutional shareholders and proxy advisory firms on executive compensation and corporate governance in 2010. Based on the Committee’s annual review of compensation practices, as informed by feedback from institutional shareholders and proxy advisory firms, the Committee approved the following compensation program actions in 2010:
  The Executive Protection Plan was amended to eliminate excise tax-gross ups. In addition, the plan was amended to eliminate severance benefits for the CEO and the President if either should leave the Company under certain circumstances following a change in control. While Mr. Perez had already forfeited this “walk away” right and the excise tax gross up under an amendment to his individual letter agreement in 2009, these plan amendments eliminate such benefits for any future CEO or President.

  The Omnibus Plan was amended to eliminate the single trigger provision associated with performance shares and to explicitly prohibit the use of cash to buyout stock options.

  Effective January 1, 2011, the Company placed limitations on the non-business use of corporate aircraft by Mr. Perez, such that the Company will provide this perquisite at a maximum level of $100,000 annually. Mr. Perez is responsible for payment of costs associated with his non-business use of the aircraft over this threshold under a time-sharing agreement.

In addition, the Company continues to enforce the following compensation policies, which have been in place for several years:
  Share ownership guidelines, in which our Section 16 Officers are required to retain Company stock at specified levels, expressed as a multiple of base salary (see page 45 of this Proxy Statement).

  A recoupment (or “clawback”) policy, under which the Company will require reimbursement of bonuses paid to Named Executive Officers under certain circumstances (see page 45 of this Proxy Statement).

  Compensation Committee principles of engagement, in which the Committee retains the services of a compensation consultant (see page 21 of this Proxy Statement).

  An equity award policy, which governs grant dates for equity awards and the methodology by which equity values are measured (see page 46 of this Proxy Statement).

  A policy on qualifying compensation, pursuant to which the Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (see pages 46 – 47 of this Proxy Statement).
COMPENSATION PHILOSOPHY AND PROGRAM
Our executive compensation program consists of: 1) base salary; 2) annual variable pay; 3) long-term equity incentives; and 4) indirect compensation elements that include limited perquisites, retirement, severance, and change in control arrangements. Our Named Executive Officers are also eligible to participate in the benefit plans and programs that are generally available to our employees. In 2010, our Named Executive Officers were:

1)	Antonio M. Perez, Chairman & Chief Executive Officer (CEO),

2)	Antoinette P. McCorvey, Senior Vice President (SVP) and Chief Financial Officer (CFO),

3)	Philip J. Faraci, President and Chief Operating Officer (COO),

4)	Pradeep Jotwani, President, Consumer Digital Imaging Group (CDG), Chief Marketing Officer (CMO) and Senior Vice President (SVP), and

5)	Joyce P. Haag, Senior Vice President (SVP) and General Counsel (GC).

Our Named Executive Officers for 2010 also included Frank S. Sklarsky, former Executive Vice President and Chief Financial Officer.

The Committee has oversight responsibility for the Company’s executive compensation strategy and regularly reviews the Company’s executive compensation philosophy and principles, which provide a framework for the Company’s executive compensation program. In 2010, the Committee reaffirmed the following philosophy and principles:

Overall Philosophy	Principles
Leverage all elements of market competitive total compensation to drive profitable growth and shareholder value consistent with our Company values.
A significant portion of each executive’s compensation is variable, with a positive correlation between the amount of variable compensation and the executive’s level of responsibility.

Align interests of executives with those of shareholders, through long-term variable equity incentives and share ownership expectations.

Provide an affordable overall compensation opportunity that attracts, motivates and retains world-class executive talent critical to the success of the Company’s short-term and long-term goals.	Aggregate target total direct compensation opportunity should, on average, be at a competitive median level.
Design variable compensation plans to be highly results based, such that realized compensation varies above or below target based on achievement of goals and changes in shareholder value, while balancing risk.	Performance goals and metrics are established to drive key operational and strategic imperatives of the Company’s business plan.

DETERMINING EXECUTIVE TARGET TOTAL DIRECT COMPENSATION

The Committee reviews the total direct compensation opportunity of each Named Executive Officer on an annual basis. In the course of the Committee’s review, the Committee seeks the advice and input of its compensation consultant, Frederic W. Cook & Co., Inc. (Consultant) as well as Company management. For information regarding the role of the Consultant, see page 21 of this Proxy Statement.

Use of Market Reference Data
As part of the Committee’s review in 2010, management provided the Committee with market median reference data for each Named Executive Officer. The Committee uses national survey data, in lieu of a peer company benchmarking approach, because the Company consists of a portfolio of businesses that are in different stages of transformation and operate under different business models. In view of these variables, it is premature to identify a sustainable set of similarly sized, domestically based peer companies. The Committee believes these surveys provide a competitive frame of reference for compensation decisions because they offer a reasonable representation of the cost to hire and retain talent. The surveys we reference include three independent external survey providers: the Towers Watson Executive Compensation Survey, the Hewitt Executive Compensation Survey and the Radford Technology Survey. The data in each survey was compiled for each Named Executive Officer position, adjusted to be representative of companies with similar revenues, and averaged. The Committee does not review or have access to the names of the individual companies that participate in these surveys.

After a review of market median reference data, the CEO provides a recommendation on target total direct compensation for each Named Executive Officer, with the exception of the CEO. In the case of our CEO, the Consultant gathers and analyzes the market median reference data and discusses a recommendation with the Committee Chair. The Committee considers these recommendations and exercises its judgment to make a decision. In making these decisions, the Committee considers a range greater and less than ten percent of market median, as representative of the market median.

Use of Factors to Determine Value and Mix
The Committee considers a broad range of facts and circumstances when determining executive compensation, including: 1) market competitiveness; 2) experience and skill relative to typical market peers; 3) the importance of the position within the Company relative to other senior management positions; 4) sustained individual performance; 5) readiness for promotion to a higher level and/or role in the Company’s senior management succession plans; and 6) retention of critical talent. The significance of any individual factor will vary from year-to-year and may vary among Named Executive Officers. The Committee uses these facts and circumstances to set the target total direct compensation of our Named Executive Officers which consists of base salary, annual EXCEL opportunity at target, and the dollar-denominated value of long-term equity awards. Target total direct compensation is exclusive of ad hoc equity awards.

The Committee considers target total direct compensation holistically in light of the above factors on an annual basis. For these reasons, the Committee does not have a pre-defined target for each element of total direct compensation as a portion of the whole, nor does the Committee consider awards granted or earned in past years when setting annual target total direct compensation levels for our Named Executive Officers. The Committee does, however, consider equity awards granted in past years to evaluate the relative value of the Company’s long-term equity incentives and as an input to the annual mix of long-term equity incentives.

The 2010 target total direct compensation for our Named Executive Officers is as follows:

		Annual
		Variable as a %	Long-Term	Target Total Direct
Named Executive Officer	Base Salary	of Base Salary	Variable	Compensation
A.M. Perez, Chairman & CEO	$1,100,000	155%	$5,787,000	$8,592,000
A.P. McCorvey, CFO & SVP	450,000	75%	1,000,000	1,787,500
P.J. Faraci, President & COO	700,000	85%	1,900,000	3,195,000
P. Jotwani, President CDG, CMO & SVP	600,000	75%	1,600,000	2,650,000
J. P. Haag, SVP and GC	461,200	65%	720,000	1,480,980
Former Executive
F.S. Sklarsky, CFO & EVP	600,000	75%	1,600,000	2,650,000

Committee Discussion and Analysis
The Committee maintained the target total direct compensation for 2010 equivalent to 2009 for the then current Named Executive Officers (Messrs. Perez, Sklarsky and Faraci and Ms. Haag). The Committee also maintained the 2009 mix of target total direct compensation for our Named Executive Officers because it resulted in a well balanced mix of fixed versus variable pay and cash versus equity compensation. Consistent with the intent explained in our 2010 proxy statement, the Committee did not make an annual equity grant in the 2010 fiscal year under the Company’s long term incentive program.

For 2010, the Company has two first-time Named Executive Officers: Mr. Jotwani, who joined the Company on September 28, 2010 and was elected as President, Consumer Digital Imaging Group, CMO and SVP, and Ms. McCorvey, who was elected as CFO and SVP effective November 5, 2010.

Mr. Jotwani is responsible for leading the Consumer Digital businesses, corporate marketing and branding, and the customer relationship management activities of the Company. In determining his target total direct compensation, the Committee considered his significant experience and skill, internal relative responsibility, prior compensation, and market reference data for similar positions at similarly sized companies. As a result, the Committee approved the target total direct compensation listed above. In addition to his target total direct compensation, Mr. Jotwani received a new hire award of 250,000 stock options that vest in substantially equal installments over a three year period and 100,000 restricted stock units that vest in equal installments on the third and fourth anniversaries of the grant date. The Committee awarded these equity grants in order to replace equity value which Mr. Jotwani forfeited by joining the Company and to provide a hiring incentive to attract him to the Company.

The Board elected Ms. McCorvey as CFO and SVP following the voluntary resignation of Mr. Sklarsky. In determining Ms. McCorvey’s target total direct compensation, the Committee considered her prior experience and skill, internal relative responsibility, and market reference data for similar positions at similarly sized companies. As a result of this analysis, the Committee established the target total direct compensation listed above. In connection with her promotion, the Committee also granted Ms. McCorvey 15,000 stock options, which vest in substantially equal installments over a three-year period.

Further details on decisions for each element of target total direct compensation are described below in the section on Elements of Target Total Direct Compensation.

Use of Tally Sheets
The Committee annually reviews all components of each Named Executive Officer’s compensation as presented in a set of Tally Sheets prepared by the Consultant. The Tally Sheets provide a comprehensive view of each Named Executive Officer’s compensation, consisting of three components:

1)	An estimate of projected annual compensation, including target total cash compensation, the total estimated value of annual long-term equity awards and the value of benefits and perquisites received by each Named Executive Officer;

2)	A comprehensive summary of the vested and unvested values of all outstanding equity awards held by each Named Executive Officer at current and assumed future stock prices; and

3)	A summary of the severance benefits potentially payable to each Named Executive Officer as of year-end under various termination scenarios.

The Tally Sheets provide the Committee with context for the decisions it makes in relation to total direct compensation. The Tally Sheets allow the Committee to holistically assess total direct compensation and the relationship of its various components to each other. The Tally Sheets also enable the Committee to determine the extent to which wealth creation exists through equity-based compensation and to assess the strength of retention power as a result of unvested value. The Tally Sheets may also influence the Committee’s views on a variety of other issues, such as changes to severance plans and individual letter agreements, special equity grants to promote retention or changes in long-term equity incentives. In 2010 the Tally Sheet review supported the decision to eliminate the excise tax gross-up payment provision from the Executive Protection Plan.

Use of the CEO Evaluation Process
The Presiding Director and the Chair of the Committee, with support from our Chief Human Resource Officer (CHRO), lead the annual CEO evaluation process to assess the performance of our CEO. In the early part of each year, our CEO completes a written self-assessment of his performance against the business plan of record for the prior year. This written assessment is sent to the full Board for review. The CHRO then interviews each member of the Board to collect feedback against an established set of criteria, including reaction to our CEO self-assessment and the Company’s leadership imperatives, which are: 1) “Drives to Win;” 2) “Develops Leaders;” and 3) “Leads With Values.” The CHRO summarizes the input of each Board member for review with the Presiding Director and the Chair of the Committee. The Presiding Director and the Chair of the Committee discuss the summary with the Board and subsequently review the feedback with our CEO. Since the same director currently serves as both the Presiding Director and the Chair of the Committee, the Chair of the Finance Committee of the Board participates as co-leader of this process for 2010 performance. This review provides input for the Committee’s potential exercise of discretion associated with Mr. Perez’s EXCEL award, as well as target annual equity grants.

ELEMENTS OF TOTAL DIRECT COMPENSATION

Base Salaries
Base salaries provide a regular source of income to our Named Executive Officers. Consistent with our philosophy of tying pay to performance, our Named Executive Officers receive a relatively small proportion (15% – 31%) of target total direct compensation in the form of base salary.

The Committee reviews base salaries annually, but it does not automatically increase salaries. Rather, base salaries are adjusted only if deemed appropriate by the Committee, utilizing market data as a reference and in consideration of: 1) experience; 2) responsibilities; 3) the importance of the position relative to other senior management positions within the Company; 4) external relative scope or changes in the competitive marketplace; and 5) years since last base salary change. Any change in base salary will affect an executive’s target opportunity under our annual variable pay plan, which is based on a percentage of base salary.

The market median base salary reference is used because it:
  Enables us to attract and retain high quality talent;

  Ensures that our executives receive competitive levels of fixed compensation, which protects against excessive risk taking that might be encouraged if salaries were set substantially below market rates;

  Ensures that fixed costs are reasonable and sustainable; and

  Enables us to deliver the majority of compensation opportunity through variable, results-based incentives to ensure that realized pay is highly correlated with achievement of important performance goals and changes in shareholder value.
Committee Discussion and Analysis
Following a review of our then current Named Executive Officer performance for 2009, the Committee, based on the CEO’s recommendation, determined that base salaries should remain unchanged for 2010. This decision was primarily influenced by the Company’s need to conserve costs in the continued uncertain economic environment and a review of current base salary as compared to market reference data. In the case of the then current Named Executive Officers (Messrs. Perez, Sklarsky and Faraci and Ms. Haag), base salary approximated market median. The Committee also determined that Mr. Perez’s base salary should remain unchanged for the same reasons.

The Committee set Mr. Jotwani’s base salary at the time of offer in consideration of his significant experience and skill, his prior compensation, and what was required to attract him to join the Company. The resulting base salary for Mr. Jotwani approximated the market median reference. The Committee established Ms. McCorvey’s base salary to recognize her increased responsibilities as the CFO and in recognition of her skills and experience. The resulting base salary for Ms. McCorvey placed her between the 25th percentile and median of the market reference data.

Annual Variable Pay: EXCEL
EXCEL provides an annual variable cash incentive opportunity to drive annual performance aligned to success in our business strategy. EXCEL is structured to comply with the “performance-based” compensation requirements of Section 162(m) so that the Company may deduct cash incentives payable under the plan.

Executives participating in the plan are assigned a target opportunity expressed as a percentage of base salary. Payouts under EXCEL are based on a formula that represents results achieved against primary performance metrics. The Committee also establishes a set of baseline metrics for each performance year. These baseline metrics reflect key strategic and operational imperatives for the year, intended to ensure that the primary performance metrics are not achieved at the expense of strategic deliverables that are in the long-term interest of our shareholders. There is no weighting assigned to the baseline metrics. The Committee may consider achievement relative to the baseline metrics in applying positive or negative discretion to the final EXCEL award. The Committee may not exercise positive discretion to increase the size of a Named Executive Officer’s award above the maximum award level established under the plan. The maximum award for any Named Executive Officer is the lesser of 10% of the EXCEL award pool (without discretion), or 500% of his or her prior year-end base salary, not to exceed $5 million.

EXCEL Target Opportunity
Our Named Executive Officers are assigned target opportunities based on a percentage of base salary as shown on page 39 of this Proxy Statement.

Committee Discussion and Analysis
For 2010, the Committee determined that the EXCEL target opportunity for Messrs. Perez, Sklarsky and Faraci and Ms. Haag would remain at the same level as 2009, as it provided a competitive variable pay opportunity based on market median reference data and created an appropriate mix of fixed versus variable compensation for their levels of responsibility. The resulting target total cash compensation (base salary plus EXCEL target award) for Messrs. Sklarsky and Faraci and Ms. Haag approximated the market median reference and positioned Mr. Perez between the median and 75th percentile. The Committee set Mr. Jotwani’s target opportunity based on internal and external relative responsibility, to create an appropriate balance of fixed versus variable compensation for his responsibilities and to attract him to join the Company. The resulting target total cash compensation for Mr. Jotwani approximated the market median reference. The Committee established Ms. McCorvey’s target opportunity based on internal and external relative responsibility and to create an appropriate balance of fixed versus variable compensation. The resulting target total cash compensation positioned Ms. McCorvey between the 25th and market median reference.

2010 EXCEL Design and Performance Results

Performance Metrics Design and Results
For 2010, the Committee selected the primary performance metrics shown below, with the associated financial goals. The investor guidance column represents the associated financial metric presented to investors during the Company’s Investor Meeting held on February 4, 2010.

Excel Primary Performance Goals	Weight		Investor Guidance	Threshold	Target	Stretch	2010 Result/Calculated Payout
		Metric	Break-even	(-$350m)	Break-even	$350M	-$248M
Cash Generation	75%
		Payout Opportunity	100%	10%	100%	190%	57.6%
Year-over-Year Digital Revenue Growth		Metric	5% to 9%	2.5%	7%	11%	1.4%
	25%
		Payout Opportunity	60% to 140%	10%	100%	200%	0%
Total EXCEL per Formula:							43.2%
Named Executive Officer Award following the Committee’s application of negative discretion:							20%

Recognizing the importance of maintaining a cash balance sufficient to fund the Company’s digital growth product lines, the Committee determined that the threshold level for the Cash Generation metric must be met before any EXCEL payout would be provided. If the threshold was not met, there would be no EXCEL payout for any of the Named Executive Officers.

The Committee also established baseline metrics that it derived from key strategic and operational imperatives. The baseline metrics, goals and 2010 results were as follows:

Baseline Metrics	2010 Plan	2010 Result
Maintain worldwide market share position for Production and Distributed scanners	Top 3	Top 3
Maintain worldwide market share position for Prepress Digital Plates	Top 2	Top 2
Maintain worldwide market share position for Entertainment Imaging film	#1	#1
Maintain worldwide market share position for Photo Kiosks/APEX	#1	#1
Maintain worldwide market share position for Digital Cameras	Top 4	Top 5
Consumer Inkjet Ink Revenue	Double 2009 Ink Revenue	<2x
Commercial Digital Presses installed in 2010 including Prosper Presses	>20 installed including Prosper presses	>20
Workflow and Solutions Revenue Growth	10% Growth from 2009	<10%
Overall Packaging Revenue Growth	Double digit growth in 2010	>2x
Achieve Strategic Milestones on Gallery Transformation	Committee Evaluation	Not met
Total EK Gross Profit Margin	26 – 27%	27.3%
R&D % of Revenue	4 – 5%	4.5%
SGA % of Revenue	17%	17.8%

The Company’s definition of Cash Generation for 2010 was the same as the definition used by the Company in 2009. The full definitions for both of the primary EXCEL metrics can be found in the narratives of the Grants of Plan-Based Awards Table on pages 54 – 55 of this Proxy Statement.

Committee Discussion and Analysis of Performance Metrics and Goals

Cash Generation: Performance Metric
The Committee selected Cash Generation, because of the Company’s continued focus on maintaining the financial flexibility necessary to invest in our strategic digital growth product lines and in light of the continued constrained and uncertain economic conditions. The metric excluded restructuring payments to remove any disincentive for managers to forego important cost reduction actions, and to align with the financial information shared with our investors. Achievement of this goal required our operating businesses to focus on Earnings from Operations (EFO) and working capital performance as well as the completion of new intellectual property arrangements consistent with our business strategy.

Cash Generation: Performance Goal
The Committee established a target payout for Cash Generation at break-even. Break-even cash was the goal shared at our February 2010 Investor Meeting. This goal was consistent with our business strategy and reflected continued investment in our four digital growth product lines. The Committee established a threshold of -$350M to ensure a year-end cash balance of $1.5 billion after debt payments, restructuring, and the investments associated with the business plan. Further, this threshold was set in recognition of the volatility associated with, and the flexibility needed to optimize, the timing of and royalties derived from intellectual property arrangements. Consistent with its approach in 2009, the Committee set a broad payout range and a flatter payout slope for performance around break-even cash generation to mitigate the risk of unduly incenting management to enter into intellectual property arrangements with a short term cash benefit at the cost of longer term cash and earnings that would create more value for our shareholders. However, the Committee preserved its ability to exercise negative discretion, based on actual year-end results and the timing of intellectual property arrangements. In addition, the Committee established the stretch goal at $350 million, creating a consistent spread from target, to avoid the potential for a windfall EXCEL award due to the timing of intellectual property arrangements.

Subsequent to approving the cash metric and slope in the first 90 days of 2010, we received input from shareholders on the manner in which we set our goals in 2009. While investors generally understood the intent of establishing a threshold that provides flexibility in the timing needed to optimize the value of intellectual property arrangements, some expressed a desire to more aggressively curtail payments below the midpoint of investor guidance. In response to this input, the Committee determined that although it could not change the previously approved 2010 plan metrics without losing the Section 162(m) tax deductibility for EXCEL payments, it would consider this input in determining whether to apply negative discretion to the actual EXCEL payout for 2010. As explained below, the Committee decided to apply negative discretion to reduce the EXCEL award for our Named Executive Officers due in large measure to the views of our shareholders. In addition, the Committee determined that it would account for this investor input in establishing metrics in the future.

Digital Revenue Growth: Performance Metric
The Committee selected year-over-year Digital Revenue Growth as the second primary metric, to emphasize the importance of growth as an imperative for our digital businesses, especially our digital growth product lines. The Committee assigned a weighting of 25% to this metric, in recognition of the challenges we faced in achieving our growth objectives due to the economic environment.

Digital Revenue Growth: Performance Goal
The Committee established the target payout for Digital Revenue Growth at 7%, the midpoint of the revenue growth range communicated at the February 4, 2010 Investor Meeting (5 – 9%). The Committee set the threshold at 2.5%. The Committee considered these levels to be challenging in light of the uncertain economic recovery. The Committee established a slightly accelerated payout for performance above the investor range of 9% to provide an incentive for further growth. Actual Digital Revenue Growth was 1.4% (despite 18% growth in our digital growth product lines). As a result of total digital revenue growth performance below threshold, no payout was earned under this metric.

Committee Discussion and Analysis of 2010 Named Executive Officer Awards
In deciding upon the 2010 EXCEL awards for our Named Executive Officers, the Committee considered the following:
  Actual performance on the two primary EXCEL metrics: Cash Generation and Digital Revenue Growth, which was -$248 million and 1.4%, respectively.

  Cash Generation in the context of the Company’s original cash plan, and in light of a decision to forego certain intellectual property arrangements, which the Committee agreed were not in the best long-term interest of shareholders. The Committee viewed the Company’s decision as a prudent step to be considered in the overall EXCEL award determinations.

  Performance against the Company’s baseline metrics, which was primarily positive, as shown above.

  Input from institutional investors and proxy advisory firms, which the investors and advisory firms provided to the Company in discussions that were held after the establishment and approval of the 2010 metrics.

After weighing these considerations, the Committee applied negative discretion and approved a 20% award for our Named Executive Officers versus an award of 43.2% otherwise earned under the metrics.

While EXCEL allows awards to be differentiated among the Named Executive Officers, in consideration of individual or unit performance, our CEO did not recommend any such differentiation in 2010. Specifically, it was deemed appropriate that, as President of the Company, Mr. Faraci’s award should reflect overall Company performance. With respect to Mr. Jotwani and Ms. McCorvey, as they both were new to their positions in 2010, the Committee determined that it was appropriate that their awards not be differentiated from the overall Company results. Finally, Ms. Haag, in the role as General Counsel, supported the overall Company and therefore her results were tied to the results on whole. Pursuant to the terms of the EXCEL plan, Mr. Sklarsky received no EXCEL award due to his resignation. In considering the EXCEL award for our CEO, the Committee determined that an award of 20% of target was appropriate in view of the overall corporate results and performance.

Long-Term Equity Incentive Compensation

Purpose
The objectives of our long-term equity incentive programs are to:

1)	Align executive compensation with shareholder interests;

2)	Create significant incentives for executive retention;

3)	Encourage long-term performance by our executives; and

4)	Promote stock ownership.

The Committee reviews our long-term equity incentive programs annually to ensure that they are meeting the intended objectives. All equity grants are made in accordance with the Board of Directors’ Policy on Equity Awards, discussed further on page 46 of this Proxy Statement.

2010 Annual Long-Term Incentive Equity Grant Committee Discussion and Analysis
The Committee did not award an annual equity grant to any executive in fiscal year 2010. This decision was consistent with the intent disclosed in the Company’s 2010 proxy statement. The Committee plans to resume annual grants in 2011.

CEO 2010 Performance Share Plan Design and Performance Results
In accordance with the Performance Share Plan defined in Mr. Perez’s letter agreement, the Company allocated 287,380 performance share units to Mr. Perez on January 4, 2010. The units may be earned from zero to target dependent on performance. There is no upside opportunity associated with the initial allocation. Once earned, the award has an additional three-year vesting period and cliff vests on December 31, 2013.

The intended dollar-denominated value of the performance stock award, per Mr. Perez’s letter agreement, was $1.23 million. The number of units was established by dividing the intended dollar-denominated value on the first trading day of the calendar year by the average 10-trading day closing stock price leading up to and including the date of grant, which was $4.28.

For 2010, the Committee selected Total Segment EFO as the performance metric for Mr. Perez’s Performance Share Program. The definition for Total Segment EFO can be found on page 55 of this Proxy Statement and is consistent with last year’s definition.

The following table shows the threshold and target associated with the payout percentage and the 2010 results. The Investor Guidance column represents the midpoint of the performance range shared with investors during the Company’s Investor Meeting on February 4, 2010. The target allocation is the maximum award that Mr. Perez may earn.

2010 Performance Share Plan		Investor Guidance	Threshold	Target	2010 Result
Total Segment	Metric	$400M	$175M	$400M	$369M
EFO	Payout Opportunity	100%	10%	100%	88.9%
Committee Payout Decision following application of Negative Discretion					86.3%

Results are interpolated between threshold and target. The threshold and target units allocated under this program are shown in the Grants of Plan-Based Awards Table on page 53 of this Proxy Statement.

Committee Discussion and Analysis on Goal and Metric Selection and Award Determination
The Committee selected Total Segment EFO because it provides insight into the Company’s profitability and incents optimization of gross margin dollars and cost structure. This metric is the third key financial goal discussed with investors. The other key financial goals, Cash Generation and Digital Revenue Growth, are part of EXCEL.

The Committee established the target for Total Segment EFO at the midpoint of the range communicated to investors. It represents an improvement of 188% in year-over-year performance. The Committee established the threshold at $175M which represents an improvement of 26% from prior year performance. No award is earned for performance below the threshold.

Based on the 2010 Total Segment EFO results of $369 million, which represents a 165% improvement from 2009, the Committee approved an award of 86.3% of target. In deciding upon this award, the Committee applied negative discretion to remove segment EFO improvements resulting from the negative discretion applied to EXCEL. Mr. Perez therefore earned the following stock unit award, with payout contingent on satisfaction of an additional three year cliff vesting requirement.

	2010 Initial Performance		Certified 2010 Award
	Share Allocation	Percent	(in stock units)
	(in stock units)	Earned	cliff vests 12/31/2013
A.M. Perez, Chairman & CEO	287,380	86.3%	248,009

RISK MITIGATING POLICIES

Share Ownership Program
Our Share Ownership Program outlines the Company’s expectation for Kodak stock ownership by our Section 16 Executive Officers. This program, first introduced in 1992, is intended to closely align the interests of our Section 16 Officers with those of our shareholders by requiring Section 16 Officers to acquire a significant ownership stake in the Company. Ownership requirements are equal to at least one to five times base salary amounts, depending on the Section 16 Officer’s position. Shares counting toward the required ownership include stock acquired upon stock option exercise, Leadership Stock when earned but not vested, Restricted Stock and RSUs, shares held in the Section 16 Officer’s account under Kodak’s Employee Stock Ownership Plan or Savings and Investment Plan, any “phantom stock” selected by a Section 16 Officer as an investment option in the Executive Deferred Compensation Plan, and shares owned directly by the Section 16 Officer and his or her spouse. The program also includes an expectation that Section 16 Officers retain 100% of shares attributable to the exercise of stock options or the vesting or earn-out of full value shares (such as Restricted Stock, RSUs or Leadership Stock), net of taxes, until they attain their specified ownership levels. The ownership requirements are as follows:

Officer Level	Ownership as Multiple of
Base Salary*
CEO (Mr. Perez)	5x
COO/President (Mr. Faraci)	4x
Executive Vice President	3x
Senior Vice President (Mr. Jotwani,	2x
Mmes. Haag and McCorvey)
Other Section 16 Officer	1x

*A retention ratio of 100% is expected until this level of ownership is achieved.

If the level of share ownership is not attained during the year, a new target is calculated each year based on the stock price and salary in effect on the first business day in January. Once the required level of share ownership is attained, the Section 16 Officer is considered to be in full compliance with the policy regardless of subsequent changes to salary or share price, until the executive is promoted or a sale of shares causes the Section 16 Officer to fall below the ownership requirement.

The Committee annually monitors each Section 16 Officer’s status regarding achievement of the applicable minimum ownership requirement. As of December 31, 2010, Messrs. Perez and Faraci and Ms. Haag had met their share ownership level. Mr. Jotwani and Ms. McCorvey had not. As such, their ownership levels were reset based on the stock price and their salary in effect on January 3, 2011. This adjustment resulted in a current ownership level of 46% for Ms. McCorvey and 47% for Mr. Jotwani.

Policy on Recoupment of Executive Bonuses in the Event of Certain Restatements
The Board has a policy requiring the recoupment of bonuses paid to Named Executive Officers upon certain financial restatements. Under the policy, which is posted on our website at www.kodak.com/go/governance, the Company will require reimbursement of a certain portion of any bonus paid to a Named Executive Officer when:
  The payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;

  In the Board’s view, the officer engaged in fraud or misconduct that caused the need for the restatement; and

  A lower payment would have been made to the officer based upon the restated financial results.
In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the Named Executive Officer’s annual bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Committee Discussion of Risk in Goal and Metric Selection
In establishing the primary performance metrics for EXCEL, the Committee considers how to appropriately balance risk with the achievement of shareholder objectives. The Company’s Chief Compliance Officer, who leads our enterprise risk management program, attends the Committee discussions regarding the selection of goals and metrics to advise the Committee on any potential concerns regarding excessive risk. The Chief Compliance Officer also attends the Committee meeting where the Committee certifies payouts against performance goals.

In 2010, the Committee considered risk in establishing the threshold for Cash Generation so as not to incent risk-taking in the timing of intellectual property arrangements. In addition, the Committee used the following governance procedures to manage risk regarding EXCEL:
  The Committee reviewed the Company’s cash plan, as shared with investors, prior to establishing the EXCEL performance metrics.

  Prior to certifying EXCEL performance, the Committee reviewed the means by which the Company generated cash against the initial plan in order to evaluate the nature as well as the quantity of the cash result.

  Consistent with Company policy, the approval of the Finance Committee was required in advance of any asset or business sale resulting in cash proceeds greater than $50 million.

  The Committee required that the threshold for Cash Generation be met in order for any payment to be earned for Digital Revenue Growth, so that the potential risk of incenting profitless growth was mitigated.

  The Committee established baseline metrics to insure that management was not incented to take short-term actions which are not in the best interests of shareholders.
OTHER POLICIES

Equity Award Policy
Any equity awards granted to Named Executive Officers are in accordance with our Board of Directors’ Policy on Equity Awards which governs the timing of equity grants, as follows:

Annual Stock Option Award
When annual grants of stock options are to be awarded, they are awarded by the Committee on the date of the Committee’s regularly scheduled meeting in which the grant was approved. These meetings are scheduled at least one year in advance.

Grant Dates for Ad Hoc and New Hire Equity Awards
For awards to Section 16 Executive Officers, the grant date for any ad hoc or new hire equity award approved in a meeting of the Committee will be:
  The date of the Committee meeting in which the award is approved in the case of an ad hoc equity award; or

  The next regularly scheduled Committee meeting following the first date of employment in the case of an equity award to a new hire.
The grant date of any ad hoc or new hire equity award approved by unanimous written consent of the Committee will be the next regularly scheduled Committee meeting following:
  The date of execution of the unanimous consent in the case of an ad hoc equity award; or

  The first date of employment in the case of an equity award to a new hire.
In no case will the exercise price of any stock option be lower than the fair market value of the Company’s stock on the grant date as defined in the applicable equity compensation plan. In its discretion, the Committee may award premium priced options. In no case will the exercise price of premium priced options be lower than the fair market value of the Company’s stock price as defined in the applicable equity compensation plan.

Policy on Qualifying Compensation
When designing all aspects of compensation, the Company considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that the Company may not deduct compensation of more than $1 million paid to our CEO and the three other most highly compensated Named Executive Officers employed at year-end (other than the CFO), other than “performance-based” compensation that meets certain requirements. Annual variable pay under EXCEL is designed to satisfy the requirements for “performance-based” compensation as defined in Section 162(m). Stock options, Leadership Stock and the CEO Performance Share Plan are also intended to satisfy the requirements for “performance-based” compensation under Section 162(m). While these plans are designed to operate in a manner that is intended to qualify as “performance-based” under Section 162(m), the Committee may administer the plans in a manner that does not satisfy the requirements of Section 162(m) in order to achieve a result that the Committee determines to be appropriate.

Generally, whether compensation will be deductible under Section 162(m) will be an important, but not a decisive, factor with respect to the Committee’s decisions.

OTHER COMPENSATION ELEMENTS

Retirement Plans
The Company offers a tax-qualified defined benefit plan, comprised of a cash balance component and a traditional defined benefit component (KRIP), and a tax-qualified 401(k) defined contribution plan (SIP), which cover virtually all U.S. employees. In addition to these tax-qualified retirement plans, the Company provides supplemental non-qualified retirement benefits to our executives, including the Named Executive Officers, under the Kodak Unfunded Retirement Income Plan (KURIP) and the Kodak Excess Retirement Income Plan (KERIP). KURIP and KERIP are unfunded retirement plans that are designed to provide our executives with pension benefits that make up for the Internal Revenue Code’s limitations on allocations and benefits that may be paid under KRIP and SIP. None of our Named Executive Officers has an accumulated benefit under KERIP. The details of KRIP and KURIP are described under the Pension Benefits Table on pages 59 – 60 of this Proxy Statement.

The Company believes that our tax-qualified retirement plans and non-qualified supplemental retirement plans effectively serve to attract and retain employees.

Supplemental Individual Retirement Arrangements
At the time of their hire, the Company entered into individual letter agreements with Messrs. Perez and Faraci to provide additional retirement benefits beyond those available under our tax-qualified retirement plans and non-qualified supplemental retirement plans. These agreements provide eligibility for the traditional benefit component of KRIP and KURIP and for additional years of service in calculating those benefits. Supplemental individual retirement arrangements were necessary to recruit these Named Executive Officers. The benefits provided to our Named Executive Officers under any individual retirement arrangement are described on page 61 of this Proxy Statement.

Mr. Sklarsky also had a letter agreement with the Company that provided credits to a phantom cash balance account into which he would vest upon attaining five years of continuous employment (i.e., October 30, 2011). Mr. Sklarsky’s last date of employment with the Company was November 5, 2010, therefore, this benefit was not paid to him.

Deferred Compensation Plan
The Company has maintained a non-qualified deferred compensation plan for its executives, known as the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP). In 2009, the Committee froze the receipt of new monies into this plan indefinitely due to the plan’s administrative costs and low utilization.

Perquisites
The Company provides certain perquisites, which are reviewed periodically, to ensure the personal security of senior executives, to maximize an executive’s time spent on Company business, or to attract and retain them.

Our executive security program requires our CEO to use Company aircraft for all business travel. Effective January 1, 2011, the Company placed limitations on Mr. Perez’s non-business use of corporate aircraft such that the Company will provide this perquisite at a maximum level of $100,000 annually. Mr. Perez is responsible for payment of costs associated with his personal use over this threshold under a time-sharing agreement. Our Named Executive Officers, other than our CEO, are not permitted to use corporate aircraft for personal travel without approval from our CEO. This restriction applies to personal travel of these Named Executive Officers as well as the travel of a spouse when accompanying the Named Executive Officer on business travel.

The Company eliminated financial counseling services and personal umbrella liability insurance for all executives who did not have coverage on January 1, 2009. The Company also eliminated home security services for all executives with the exception of the CEO. Named Executive Officers have access to the Company’s consumer products and services.

The compensation attributed to our Named Executive Officers for 2010 for perquisites is included in the Summary Compensation Table on pages 49 – 51 of this Proxy Statement.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Severance Arrangements
The Committee believes that it is important to provide our senior management some measure of financial security in the event their employment is terminated without cause, because of their responsibility for the success of the Company and the execution of the Company’s strategic plan.

Messrs. Perez and Jotwani have an individual letter agreement that provides various severance benefits in the event their employment is terminated under various circumstances. These individual letter agreements were established at the time Messrs. Perez and Jotwani commenced employment with the Company. Additionally, when determining the appropriate severance arrangement for a Named Executive Officer, the Committee generally applies pre-established guidelines. Under these guidelines, our Named Executive Officers may be eligible to receive a severance allowance equal to one to two times their target total cash compensation depending on their position, length of service and the circumstances surrounding their departure. The individual letter agreements for Named Executive Officers are approved by the Committee and are consistent with guidelines for executive severance that the Committee has established.

Our individual severance arrangements are designed to serve as a retention tool and to eliminate any reluctance of executives to implement any transformational components of the Company’s strategic plan. In certain instances, an executive’s successful completion of his or her responsibilities may result in the elimination of his or her job. These arrangements also provide an incentive for individuals to sign a release of claims against the Company, to refrain from competing with the Company and to cooperate with the Company both before and after their employment is terminated.

Mr. Perez’s individual severance arrangement provides severance benefits that are payable in the event his employment is terminated by the Company without “cause” or if he terminates for “good reason.” Mr. Jotwani’s arrangement provides him with severance benefits for termination by the Company without “cause” or in the event of his long-term disability. The definitions of “cause” and “good reason” as applicable to Mr. Perez’s and Mr. Jotwani’s letter agreements are set forth on pages 64 – 65 of this Proxy Statement.

When approving any letter agreement for employment or retention, the Committee focuses on the reasons for which severance may be triggered relative to the Named Executive Officer’s position and responsibilities.

Our severance arrangements with Messrs. Sklarsky and Faraci and Mmes. McCorvey and Haag are provided in accordance with the Company plans applicable to employees generally. For additional information regarding the potential severance benefits payable to our Named Executive Officers under various circumstances, see the description under the Severance Payments Table on pages 68 – 69 of this Proxy Statement.

Change in Control Arrangements
Consistent with our compensation philosophy, we believe that the interests of our shareholders are best served if the interests of our senior management are aligned with theirs. To this end, our Executive Protection Plan, which the Company adopted in 1992, provides for enhanced change in control severance benefits for our Named Executive Officers to reduce any reluctance of our Named Executive Officers to support potential change in control transactions that may be in the best interest of shareholders and to promote the continued employment and dedication of our Named Executive Officers without distraction. The Committee believes that these change in control benefits also encourage smooth transition of management in the event of a change in control. The terms of the Executive Protection Plan are more fully described on page 66 of this Proxy Statement.

When determining the appropriate level of change in control severance benefits for a Named Executive Officer under the Executive Protection Plan, the Committee considers how to ensure that the plan continues to fulfill the objectives described above and, in doing so, it takes market practice and cost of the benefits into consideration. The Committee’s decisions concerning these benefits do not affect decisions on other compensation elements. Certain of our other employee benefit and compensation plans also provide enhanced benefits to our Named Executive Officers, as well as other US employees, after a change in control. These benefits are designed to protect our Named Executive Officers against possible loss of benefits after a change in control. The terms of the Executive Protection Plan and the treatment of any benefits after a change in control under the Company’s retirement and welfare plans, deferred compensation plan, EXCEL, and equity incentive plans are more fully described on pages 66 – 67 of this Proxy Statement.

Beginning in 2010, new Section 16 Officers waived their right to an excise tax gross-up payment under our Executive Protection Plan. The Plan was amended later in the year to eliminate all excise tax-gross ups. In addition, the plan was amended to eliminate the ability of the CEO and the President to receive termination benefits if either should leave the Company under certain circumstances following a change in control. While Mr. Perez had already forfeited his “walk away” right and excise tax gross-up as described above, these amendments eliminated the right associated with anyone serving as CEO or President in the future.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation of each of our Named Executive Officers for 2008, 2009, and 2010:

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
Name and						Incentive	Deferred
Principal				Stock	Option	Plan	Comp.	All Other
Position	Year	Salary(1)	Bonus	Awards(2)	Awards(3)	Comp.(4)	Earnings(5)	Comp.(6)	Total
A.M. Perez	2010	$1,096,168	—	$1,701,290	$0	$341,000	$2,259,538	$320,194	$5,718,190
Chairman &	2009	988,660	—	6,181,534	1,050,000	1,705,000	2,468,046	232,079	12,625,319
CEO	2008	1,096,168	—	2,321,282	683,901	0	3,438,295	285,442	7,825,088
A.P.
McCorvey(7)
SVP & CFO	2010	312,093	—	0	41,850	47,733	58,007	16,399	476,082
P.J. Faraci	2010	697,561	—	0	0	119,000	595,728	4,221	1,416,510
President &	2009	651,950	—	2,029,519	630,000	595,000	692,301	748	4,599,518
COO	2008	697,561	—	1,300,992	224,543	0	341,208	27,947	2,592,251
P. Jotwani(8)
SVP & CMO	2010	135,680	—	396,000	535,000	23,425	5,321	0	1,095,426
J.P. Haag	2010	459,593	—	0	0	59,956	382,347	1,531,272	2,433,168
SVP & GC	2009	429,537	—	769,120	0	299,780	478,878	6,693	1,984,008
Former Executive
F.S.	2010	528,921	—	0	0	0	0	7,825	536,746
Sklarsky(9)	2009	558,811	—	1,709,116	0	450,000	191,801	773	2,910,502
Former EVP
& CFO	2008	597,911	—	641,885	189,098	0	119,720	10,369	1,558,983

(1)	This column reports the base salary earned by each of our Named Executive Officers. See pages 40 – 41 of this Proxy Statement for a discussion and analysis of base salary levels.

(2)	This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture, for all stock awards (including Leadership Stock, Restricted Stock and RSUs) granted during each year reported. The Committee did not award an annual equity grant in 2010 consistent with the intent disclosed in our 2010 proxy statement. The values in this column represent Mr. Perez's 2010 performance stock unit award under his individual letter agreement, which defined an intended value of $1.23 million. This value was converted to shares using the 10-day closing price of Kodak stock up to the date the shares were issued on January 4, 2010 ($4.28) rounded to the nearest ten shares. Since the Committee approved the performance share metrics at the February 22, 2010 meeting, the value of the award was established on that date in accordance with Accounting Standards Codification Topic 718 utilizing the then current stock price of $5.92. On March 16, 2011, the Committee certified an award payment of 86.3%, representing 248,009 shares worth $734,107 based on the closing price on that date. Mr. Jotwani's value represents his October 2010 new hire restricted stock unit award.

(3)	This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture, for all stock option awards granted during each year reported. The Committee did not award an annual equity grant in 2010 consistent with the intent disclosed in the 2010 proxy statement. The values in this column represent (1) Mr. Jotwani’s October 2010 new hire stock option award and (2) Ms. McCorvey’s December 2010 stock option award, granted in connection with her promotion to CFO. Refer to the Grants of Plan Based of Awards Table for additional details. The assumptions used to calculate the values of the awards are the same as those used for our stock-based compensation disclosure in Note 20 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 25, 2011. The following table includes the assumptions used to calculate the grant date fair value of stock options granted in 2008, 2009 and 2010.

	Named
	Executive	Grant Date		Expected		Expected
	Officers	Fair Value of	Risk-Free	Option	Expected	Dividend
	Receiving	Award	Rate	Life	Volatility	Yield
Grant Date	Award	($)	(%)	(years)	(%)	(%)
12/9/2008	A.M. Perez	0.91	1.82	6	32.17	7.42
	P.J. Faraci	0.91	1.82	6	32.17	7.42
	J.P. Haag	0.91	1.82	6	32.17	7.42
	F.S. Sklarsky	0.91	1.82	6	32.17	7.42
10/14/2009	A.M. Perez	2.10	2.69	6	45.34	0.00
	P.J. Faraci	2.10	2.69	6	45.34	0.00
10/19/2010	P. Jotwani	2.14	1.45	6	57.52	0.00
12/13/2010	A.P. McCorvey	2.79	2.28	6	57.82	0.00

(4)	The amounts in this column represent payments under EXCEL for performance in 2008, 2009 and 2010. See the Grants of Plan- Based Awards in 2010 Table for the potential payouts for each Named Executive Officer, which depend on performance. For a description of the performance criteria and the 20% of target award payment in 2010, see "2010 EXCEL Design and Performance Results” on page 42 of this Proxy Statement. Named Executive Officers did not receive any non-equity incentive compensation for 2008 because no EXCEL awards were earned.

(5)	This column reports the aggregate change in the present value of the Named Executive Officer's accumulated benefits under KRIP, KURIP and supplemental individual retirement arrangements, to the extent a Named Executive Officer participates, and the estimated above-market interest, if any, earned during the year on deferred compensation balances. The breakdown of these figures is shown in the table below:

	2008			2009			2010
	Change in	Above-		Change in	Above-		Change in	Above-
	Pension	Market	Total	Pension	Market	Total	Pension	Market	Total
Executive	Value	Interest(a)	Value	Value	Interest(a)	Value	Value(b)	Interest(a)	Value
A.M. Perez	$3,434,567	$3,728	$3,438,295	$2,468,046	$0	$2,468,046	$2,259,538	$0	$2,259,538
A.P. McCorvey	—	—	—	—	—	—	58,007	0	58,007
P.J. Faraci	341,208	—	341,208	692,301	—	692,301	595,728	—	595,728
P. Jotwani	—	—	—	—	—	—	5,321	—	5,321
J.P. Haag	—	—	—	478,878	0	478,878	382,347	0	382,347
Former Executive
F.S. Sklarsky	119,720	—	119,720	191,801	—	191,801	0	—	0

(a)	A Named Executive Officer's deferral account balances are credited with interest at the "prime rate" as reported in the Wall Street Journal, compounded monthly. Above-market interest is calculated as the difference between the prime rate and 120% of the Applicable Federal Rate (AFR) for the corresponding month.

(b)	The primary actuarial assumption change used to calculate Pension Values was a decrease in the discount rate. There was no change in the lump sum interest rate from last year-end. Due to the fact that Mr. Perez is now age 65 and his benefits are payable as a lump sum, the decrease in discount rate has no impact on his value for 2010. Mr. Perez’s Pension Value decreased from 2009 to 2010 because he reached age 65, at which time there is a decrease in the rate at which he is earning pension service. The Pension Values for Mr. Faraci and Mmes. McCorvey and Haag were increased by the decrease in discount rate. However, the 2010 Pension Values for Mr. Faraci and Ms. Haag were still smaller than the 2009 Pension Values because the decline in discount rates from 2008 to 2009 was much larger than the decline from 2009 to 2010. Mr. Jotwani’s Pension Value is driven primarily by his KRIP cash balance accrual for his partial year of service since being hired September 28, 2010. The change in Pension Value for Mr. Sklarsky in 2010 is $0 because he departed voluntarily on November 5, 2010 and was not vested in the supplemental retirement benefit under his letter agreement. He therefore forfeited this supplemental benefit. Further, he received a $45,840 payout in 2010 for his KRIP cash balance. Therefore, he has a lower accumulated Pension Value than at the end of 2009, with his only remaining pension amount attributable to the $194,357 KURIP payment he will receive in June 2011.

(6)	The table below shows the components of the All Other Compensation column for 2010:

			Security	Personal
		Financial	Services/	Aircraft
Name	401(k) Match	Counseling	Systems(a)	Usage(b)	Other	Total
A.M. Perez	$0	$7,000	$3,034	$309,407	$753(c)	$320,194
A.P. McCorvey	7,350	8,430	0	0	619(d)	16,399
P.J. Faraci	1,610	0	0	2,136	475(e)	4,221
P. Jotwani	0	0	0	0	0	0
J.P. Haag	0	8,430	0	0	1,522,842(f)	1,531,272
Former Executive
F.S. Sklarsky	7,350	0	0	0	475(g)	7,825

(a)	Reimbursement of home security services for all Named Executive Officers other than Mr. Perez was discontinued after January 2009.

(b)	The incremental cost to the Company for personal use of Company aircraft is calculated based on the direct operating costs to the Company, including fuel costs, FBO handling and landing fees, vendor maintenance costs, catering, travel fees and other miscellaneous direct costs. Fixed costs that do not change based on usage, such as salaries and benefits of crew, training of crew, utilities, taxes and general maintenance and repairs, are excluded. Effective January 1, 2011, the Committee placed limitations on the non-business use of corporate aircraft by Mr. Perez, such that the Company will provide this perquisite at a maximum level of $100,000 annually. Mr. Perez is responsible for costs associated with his personal use of the aircraft in excess of this threshold under a time-sharing agreement. During the course of 2010, Mr. Perez was required to travel due to emergency medical issues concerning an immediate family member, which led to an increase in his personal use of the Company aircraft relative to prior years. Mr. Faraci’s incremental cost was related to expenses associated with a business trip that was extended for personal reasons.

(c)	For Mr. Perez, this amount includes personal executive protection services and personal umbrella liability insurance coverage.

(d)	For Ms. McCorvey, this amount includes photographic equipment and personal umbrella liability insurance coverage.

(e)	For Mr. Faraci, this amount includes personal umbrella liability insurance coverage.

(f)	For Ms. Haag, this amount includes photographic equipment, theme park passes, personal umbrella liability insurance coverage and cash severance of $1,521,960 related to her termination from the Company on December 31, 2010 as discussed in the Form 8-K filed on November 12, 2010.

(g)	For Mr. Sklarsky, this amount includes personal umbrella liability insurance coverage.

(7)	Ms. McCorvey was elected CFO of the Company effective on November 5, 2010.

(8)	Mr. Jotwani joined the Company on September 28, 2010.

(9)	Mr. Sklarsky’s last date of employment with the Company was November 5, 2010.

EMPLOYMENT AND RETENTION ARRANGEMENTS
The material terms of each Named Executive Officer’s employment or retention arrangements with the Company are described below. The levels of salary, annual variable incentive compensation and long-term incentive compensation, as well as the material considerations that the Committee takes into account in establishing target levels for each of these elements, are described in the Compensation Discussion and Analysis on pages 36 – 48 of this Proxy Statement.

Antonio M. Perez
The Company employed Mr. Perez as President and Chief Operating Officer under a letter agreement dated March 3, 2003. This agreement was subsequently amended on February 27, 2007, December 9, 2008, April 29, 2009 and September 28, 2009. In addition, by letter dated May 10, 2005, the Board elected Mr. Perez as Chief Executive Officer, effective immediately, and Chairman of the Board, effective December 31, 2005. Under his letter agreement as amended, Mr. Perez is currently eligible for:
  An annual base salary of no less than $1.1 million;

  The Company’s EXCEL and annual long-term incentive program;

  A performance stock unit grant for 2010 and 2011 with an intended dollar value of $1.23 million as described on page 44 of this Proxy Statement;

  All benefit plans, policies and arrangements that are provided to employees generally;

   A supplemental unfunded retirement benefit as described on page 61 of this Proxy Statement; and

  Certain severance benefits as described on page 64 of this Proxy Statement.
Antoinette P. McCorvey
Ms. McCorvey became CFO on November 5, 2010. Ms. McCorvey entered into an individual letter agreement with the Company on October 4, 1999 in connection with her initial employment as an Assistant Controller on December 1, 1999. Under her letter agreement, Ms. McCorvey is currently eligible for:
  An annual base salary;

  The Company’s EXCEL and annual long-term incentive program; and

  All benefit plans, policies and arrangements that are provided to employees generally.
Philip J. Faraci
The Company employed Mr. Faraci under a letter agreement dated November 3, 2004. This agreement was subsequently amended on February 28, 2007 and December 9, 2008. Under his letter agreement as amended, Mr. Faraci is currently eligible for:
  An annual base salary;

  The Company’s EXCEL and annual long-term incentive program;

  All benefit plans, policies and arrangements that are provided to employees generally; and

  A supplemental unfunded retirement benefit as described on page 61 of this Proxy Statement.
Pradeep Jotwani
The Company employed Mr. Jotwani as President, Consumer Digital Imaging Group, and CMO under a letter agreement dated September 24, 2010. Under his letter agreement, Mr. Jotwani is currently eligible for:
  An annual base salary;

  The Company’s EXCEL and annual long-term incentive program;

  An equity award in connection with the commencement of his employment, as described on page 40 of this Proxy Statement;

  All benefit plans, policies and arrangements that are provided to employees generally; and

  Certain severance benefits expiring on September 27, 2013 as described on page 65 of this Proxy Statement.
Joyce P. Haag
Ms. Haag did not have a letter agreement concerning her employment or retention.

Former Executive: Frank S. Sklarsky
Mr. Sklarsky’s last date of employment with the Company was November 5, 2010. Because his departure was voluntary, Mr. Sklarsky did not receive any severance payments or benefits other than his vested retirement benefits.

GRANTS OF PLAN-BASED AWARDS IN 2010
The compensation plans under which the grants were made in 2010 that are shown in the following table include the Company’s annual variable pay plan (EXCEL), and the 2005 Omnibus Long-Term Compensation Plan.

			Estimated Future Payouts Under			Estimated Future Payouts					Exercise	Grant Date
			Non-Equity Incentive Plan			Under Equity Incentive Plan			All Other		or Base	Fair Value
			Awards(1)			Awards(2)			Stock	All Other	Price of	of Stock &
									Awards	Option	Option	Option
	Award	Grant	Threshold	Target	Max.	Threshold	Target	Max.	Or Units	Awards	Awards	Awards
Name	Description	Date	($)	($)	($)(3)	(#)	(#)	(#)	(#)	(#)	($)	($)(4)
A.M. Perez	EXCEL	—	—	$1,705,000	$5,000,000
	2010 PSU(5)	1/4/10				28,738	287,380	287,380				$1,701,290
A.P. McCorvey	EXCEL	—	—	238,665(6)	—
	Option Grant	12/13/10								15,000	$5.05	41,850
P.J. Faraci	EXCEL	—	—	595,000	3,500,000
P. Jotwani	EXCEL	—	—	117,123(7)	3,000,000
	Option Grant	10/19/10								250,000	3.96	535,000
	RSU Grant	10/19/10							100,000			396,000
J.P. Haag	EXCEL	—	—	299,780	2,306,000
Former Executive
F. S. Sklarsky	EXCEL	—	—	0(8)	—

(1)	The amounts shown for the "threshold", "target" and "maximum" levels represent the possible payouts for 2010 under EXCEL. There is no amount in the "threshold" level for EXCEL as the potential payouts can range from zero to the maximum amount allowable under the plan based on performance.

(2)	The amounts shown represent the "threshold", "target" and "maximum" number of shares of common stock that Mr. Perez may earn under his 2010 performance stock unit award, which was granted pursuant to his individual letter agreement amendment in 2009. Mr. Perez’s actual award earned for the 2010 performance stock plan was 248,009 shares.

(3)	The maximum amounts for EXCEL represent the maximum payout permitted under the plan in accordance with the formula established under the plan. The maximum EXCEL payout for Covered Employees is the lesser of: (i) 10% of the corporate funding pool determined in accordance with performance against pre-established performance targets; (ii) 500% of a Covered Employee's annual base salary as of December 31, 2009; or (iii) $5 million. The maximum amount shown for EXCEL is the lesser of 500% of annual base salary or $5 million since the amount representing 10% of the corporate funding pool is not determinable as of the beginning of the year. Given Mr. Jotwani was not employed by the Company on December 31, 2009, the maximum payout reflected for Mr. Jotwani is 500% of his starting base salary on September 28, 2010. There is no maximum payout for Ms. McCorvey or Mr. Sklarsky as the CFO is not a Covered Employee for purposes of Section 162(m) and thus their awards are not capped under EXCEL.

(4)	The amounts shown represent the full grant date fair value, as calculated in accordance with Accounting Standards Codification Topic 718, excluding forfeiture assumptions.

(5)	This figure represents the special 2010 performance stock unit grant provided to Mr. Perez, per the 2009 amendment to his individual letter agreement; the maximum number of shares that may be earned is equal to the target.

(6)	This amount is based on Ms. McCorvey’s base salary as Director of Investor Relations for 311 out of 365 days in 2010 and as CFO for 54 out of 365 days in 2010, multiplied by her target bonus percentage of 75%.

(7)	Mr. Jotwani was hired on September 28, 2010. This amount is based on his quoted salary, prorated for 95 out of 365 days worked during the year, multiplied by his target bonus percentage.

(8)	Mr. Sklarsky was not eligible for a 2010 EXCEL award based on his voluntary termination from the Company on November 5, 2010.

EXCEL: Definitions of Metrics
In 2010, the Committee selected Cash Generation and Year-over-Year Digital Revenue Growth as the primary performance metrics for EXCEL. The definitions are as follows:

Metric	Definition
Cash Generation	Net cash flow provided by (used in) operating activities from continuing operations, as determined under U.S. GAAP, excluding:

  Restructuring/rationalization payments

  Net cash flow from the operating results of acquisitions or new strategic alliances having an annualized revenue of greater than $100 million

  Share issuance, share repurchases, including associated costs, expenses and fees

  Debt actions, including costs, expenses, fees, and discounts associated with amendments, revisions, issuances, re-issuances, or other actions related to the Company’s debt portfolio, including revolving credit agreements

  Cash consideration paid for acquisitions or new strategic alliances along with the associated deal and integration costs

  Investments in unconsolidated entities

  Movements or transfers of cash to marketable securities or other interest-bearing investments or accounts

  Dividend payments
Including:
  Net cash flow generated by divested businesses, through the date of divestiture, including business divestitures categorized as continuing operations or discontinued operations

  Proceeds from asset sales, agreements, settlements, and divestitures

  Capital expenditures

Year-over-Year Digital Revenue Growth	Year-over-year growth is defined as the percent change in total combined segment net revenue, as reported, for the full year 2010 of Consumer Digital Imaging Group and Graphic Communications Group versus full year 2009. In the event of a divestiture or portfolio repositioning of greater than $100 million, the metric would be revised and restated to remove the divested or repositioned business revenue as reflected in the Company’s Annual Commitment Plan, from the time of divestiture until year end.

2010 CEO Performance Share Plan: Definition of Metric

Metric	Definition
Total Segment EFO	Total earnings of all the Company’s segments included within earnings from continuing operations before:

  Restructuring/rationalization charges

  Interest

  Other income and charges

  Impairments

  Income taxes

  Any other one-time items, greater than $5 million, impacting comparability
Excluding:
  Segment Earnings from Operations impact of acquisitions and new strategic alliances having annualized revenue of greater than $100 million, along with associated deal and integrations costs.

  In the event of a divestiture or portfolio repositioning, with an annualized revenue plan of greater than $100 million, Total Segment EFO will include actual segment earnings from operations through the date of divestiture and the target will be adjusted to remove the divested or repositioned business’ earnings or losses from the date of divestiture through year-end, based on the Company’s Annual Commitment Plan.

All shares earned under the CEO Performance Share Plan are granted under the Company’s 2005 Omnibus Long-Term Compensation Plan.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END TABLE(1)
The following table sets forth additional information concerning option awards and stock awards held by Named Executive Officers as of December 31, 2010, including awards granted during 2010 and described in the Grants of Plan-Based Awards Table.

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan	Equity
									Awards:	Incentive
									Number of	Plan Awards:
									Unearned	Market or
									Shares,	Payout Value
						Number of			Units or	of Unearned
	Number of	Number of				Shares or		Market Value	Other	Shares, Units
	Securities	Securities				Units of		of Shares or	Rights	or Other
	Underlying	Underlying		Option		Stock Held		Units of Stock	that Have	Rights that
	Unexercised	Unexercised		Exercise	Option	that Have Not		that Have Not	Not	Have Not
	Options (#)	Options (#)		Price	Expiration	Vested(2)		Vested(3)	Vested(4)	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)	($)
A.M. Perez	500,000	0		$30.96	4/1/2013
	90,130	0		31.71	12/9/2011
	300,000	0		26.47	5/31/2012
	135,000	0		24.75	12/6/2012
	314,530	0		25.88	12/11/2013
	397,460	0		23.28	12/10/2014
	500,976	250,564	(5)	7.41	12/8/2015
	0	500,000	(6)	4.54	10/13/2016
						1,549,479	(7)	$8,305,207	—	—
A.P. McCorvey	8,233	0		31.30	1/11/2011
	14,000	0		31.30	11/15/2011
	11,875	0		36.66	11/21/2012
	10,000	0		24.59	1/19/2013
	10,000	0		23.28	12/10/2014
	15,786	7,894	(5)	7.41	12/8/2105
	0	15,000	(8)	5.05	12/12/2017
						48,146	(9)	258,063	—	—
P.J. Faraci	32,800	0		32.50	12/5/2011
	10,000	0		26.46	5/11/2012
	52,500	0		26.47	5/31/2012
	20,940	0		24.75	12/6/2012
	25,000	0		25.01	1/31/2013
	58,690	0		25.88	12/11/2013
	130,490	0		23.28	12/10/2014
	164,484	82,266	(5)	7.41	12/8/2015
	0	300,000	(10)	4.54	10/13/2016
						428,521	(11)	2,296,873	—	—

footnotes start on page 57

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan	Equity
										Awards:	Incentive
										Number of	Plan Awards:
										Unearned	Market or
										Shares,	Payout Value
							Number of			Units or	of Unearned
	Number of	Number of					Shares or		Market Value	Other	Shares, Units
	Securities	Securities					Units of		of Shares or	Rights	or Other
	Underlying	Underlying		Option			Stock Held		Units of Stock	that Have	Rights that
	Unexercised	Unexercised		Exercise	Option		that Have Not		that Have Not	Not	Have Not
	Options (#)	Options (#)		Price	Expiration		Vested(2)		Vested(3)	Vested(4)	Vested
Name	Exercisable	Unexercisable		($)	Date		(#)		($)	(#)	($)
P. Jotwani	0	250,000	(12)	3.96	10/18/2017
							100,000	(13)	536,000	—	—
J.P. Haag	6,500	0		31.30	11/15/2011
	3,667	0		31.30	1/11/2011
	6,875	0		36.66	11/21/2012
	30,833	0		26.47	5/31/2012
	10,000	0		27.06	6/29/2012
	12,400	0		24.75	12/6/2012
	41,580	0		25.88	12/11/2013
	49,460	0		23.28	12/31/2013	(14)
	62,348	31,182	(5)	7.41	12/31/2013	(14)
							64,404	(15)	345,204	—	—
Former Executive
F.S. Sklarsky	100,000	0		25.88	1/5/2011
	73,252	0	(16)	23.28	1/5/2011
	69,260	0	(16)	7.41	1/5/2011
							0	(16)	0

(1)	This table includes only those grants outstanding as of December 31, 2010; stock options that expire prior to the end of fiscal 2010 are excluded from this table.

(2)	This column represents outstanding grants of restricted stock, restricted stock units and the 2009 Leadership Stock award held by our Named Executive Officers; it also includes the 2010 performance stock award for Mr. Perez under the 2009 amendment to his individual letter agreement.

(3)	The market value of shares, units or other rights that have not vested was calculated using a stock price of $5.36, which was the closing price of the Company’s common stock as of December 31, 2010.

(4)	There are no unearned Leadership Stock awards outstanding as of December 31, 2010.

(5)	This option was granted on December 9, 2008 and will vest in substantially equal installments on the first three anniversaries of the grant date.

(6)	This option was granted on October 14, 2009 and will vest in substantially equal installments on the second, third and fourth anniversaries of the grant date.

(7)	Mr. Perez's unvested stock awards include: (i) 93,741 unvested restricted stock units, which will cliff vest on December 31, 2011; (ii) 1,048,370 unvested restricted stock units, which will vest in equal installments on September 28, 2012 and 2013, with a hold until retirement provision; (iii) 159,359 shares earned from the 2009 Leadership Stock cycle, which will vest on December 31, 2011; and (iv) 248,009 shares earned from the 2010 performance stock unit award, which will cliff vest on December 31, 2013.

(8)	This option was granted on December 13, 2010 and will vest in substantially equal installments on the first three anniversaries of the grant date.

(9)	Ms. McCorvey's unvested stock awards include: (i) the remaining 11,319 restricted stock unit awards granted on September 16, 2008, which will vest on September 16, 2011; (ii) 2,998 unvested restricted stock units, which will cliff vest on December 31, 2011; (iii) 28,732 unvested restricted stock units, which will vest in equal installments on September 28, 2011 and 2013; and (iv) 5,097 shares earned from the 2009 Leadership Stock cycle, which will vest on December 31, 2011.

(10)	This option was granted on October 14, 2009 and cliff vests on the fourth anniversary of the grant date.

(11)	Mr. Faraci's unvested stock awards include: (i) 31,230 unvested restricted stock units, which will cliff vest on December 31, 2011; (ii) 344,200 unvested restricted stock units, which will vest in equal installments on September 28, 2012 and 2013; and (iii) 53,091 shares earned from 2009 Leadership Stock cycle, which will vest on December 31, 2011.

(12)	This option was granted on October 19, 2010 and will vest in substantially equal annual installments on the first three anniversaries of the grant date.

(13)	Mr. Jotwani's unvested stock awards represent 100,000 restricted stock units granted on October 19, 2010, which will vest in equal installments on October 19, 2013 and October 19, 2014.

(14)	The expiration date for these options is three years from Ms. Haag’s termination date.

(15)	Ms. Haag's unvested stock awards include: (i) 11,668 unvested restricted stock units, which will cliff vest on December 31, 2011; (ii) 32,608 unvested restricted stock units, which will vest on September 28, 2012 (the remaining unvested shares were forfeited upon her termination from the Company on December 31, 2010); and (iii) 20,128 shares earned from the 2009 Leadership Stock cycle, which will vest on December 31, 2011.

(16)	Mr. Sklarsky's unvested stock awards were forfeited in connection with his voluntary termination from the Company on November 5, 2010.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
	Exercise	On Exercise	Acquired on Vesting	On Vesting(2)
Name	(#)	($)	(#)	($)
A.M. Perez	—	—	39,497	$216,612
A.P. McCorvey	—	—	12,987	50,701
P.J. Faraci	—	—	1,797	10,674
P. Jotwani	—	—	0	0
J.P. Haag	—	—	0	0
Former Executive
F.S. Sklarsky	—	—	25,000	117,500

(1)	None of the Named Executive Officers exercised stock options in 2010.

(2)	This column represents the value of restricted stock and RSUs (including dividend equivalents) that vested during 2010. All awards represented in this column were valued using a stock price equal to the closing price on the vesting date.

PENSION BENEFITS FOR 2010
The Pension Benefits Table below shows the present value as of December 31, 2010 of the accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each Named Executive Officer under KRIP, KURIP and, when applicable, their supplemental individual retirement arrangements. The methods and assumptions for calculating the present value of accumulated benefits generally follow those set forth in Accounting Standards Codification Topic 715 under GAAP and are consistent with those used in our financial statements as described in Note 17 to the Notes to the Consolidated Financial Statements to the Company’s Form 10-K for the year ended December 31, 2010. The present value has been calculated for all Named Executive Officers, with the exception of Ms. Haag, assuming they will remain in service until the normal retirement age of 65, and that the benefit is payable as a lump sum. The present value of Ms. Haag’s accumulated benefit assumed a benefit commencement upon completion of 30 years of service when she would have been age 60 and 4 months. This is the age when she would have been entitled to retire without any benefit reduction. The present values of Ms. Haag’s accumulated benefits were calculated assuming the form of a straight life annuity for KRIP and a lump sum for KURIP. For Mr. Sklarsky, the present value of the accumulated benefit reflects the payment to be made to him in June 2011.

		Number of Years	Present Value of	Payments During
		of Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
A.M. Perez	KRIP	7.75	$86,060	$0
	KURIP	7.75	1,261,548	0
	Individual Arrangement	25.08 (1)	13,313,990	0
A.P. McCorvey	KRIP	11.08	117,210	0
	KURIP	11.08	183,210	0
P.J. Faraci	KRIP	6.08	62,879	0
	KURIP	6.08	288,539	0
	Individual Arrangement	14.77 (2)	2,088,259	0
P. Jotwani	KRIP	0.25	5,321	0
	KURIP	0.25	0	0
J.P. Haag	KRIP	29.83	1,476,598	0
	KURIP	29.83	1,916,429	0
Former Executive
F.S. Sklarsky	KRIP	4.17	0	45,840 (3)
	KURIP	4.17	194,357	0
	Individual Arrangement	4.17	0	0

(1)	Mr. Perez has been employed with the Company for 7.75 years as of December 31, 2010. Under his individual arrangement, he has accumulated 25.08 years, representing a difference of 17.33 years of additional service. Of Mr. Perez’s total accumulated benefit shown above, $9,200,365 is attributable to his additional credited service as of December 31, 2010.

(2)	Mr. Faraci has been employed with the Company for 6.08 years as of December 31, 2010. Under his individual arrangement, he has accumulated 14.77 years, representing a difference of 8.69 years of additional service. Of Mr. Faraci’s total accumulated benefit shown above, $1,228,388 is attributable to his additional credited service as of December 31, 2010.

(3)	Mr. Sklarsky was paid $45,840 from KRIP during the year. He will be paid a lump sum of $194,357 from KURIP in June 2011. He terminated voluntarily prior to vesting in his individual arrangement.

Tax-Qualified Retirement Plan (KRIP)
The Company funds a tax-qualified defined benefit pension plan (KRIP) for virtually all U.S. employees. Effective January 1, 2000, the Company amended the plan to include a cash balance component. KRIP’s cash balance component covers all new employees hired after March 31, 1999, including Messrs. Perez, Sklarsky, Faraci and Jotwani and Ms. McCorvey. Ms. Haag is the only Named Executive Officer who participates in KRIP’s traditional defined benefit component.

Cash Balance Component
Under KRIP’s cash balance component, a hypothetical account is established for each participating employee and, for every month the employee works, the employee’s account is credited with an amount equal to 4% of the employee’s monthly pay (i.e., base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays). In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. Employees vest in their account balance after completing three years of service. Benefits under the cash balance component are payable upon normal retirement (age 65), vested termination or death. Participants in the cash balance component of the plan may choose from among optional forms of benefits such as a lump sum, a joint and survivor annuity, and a straight life annuity.

Traditional Defined Benefit Component
Under the traditional defined benefit component of KRIP, benefits are based upon an employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to retirement or termination of employment. Participating compensation is base salary and any EXCEL award, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of: (a) 1.3% of APC, plus (b) 1.6% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Participants in the traditional defined benefit component of the plan may choose from among optional forms of benefits such as a straight life annuity, a qualified joint and 50% survivor annuity, other forms of annuity, or a lump sum.

An employee may be eligible for normal retirement, early retirement benefits, vested benefits, or disability retirement benefits under the traditional defined benefit component depending on the employee’s age and total service when employment with the Company ends. An employee is entitled to normal retirement benefits at age 65. For early retirement benefits, an employee must have reached age 55 and have at least 10 years of service or have a combined age and total service equal to 75. Generally, the benefit is reduced if payment begins before age 65. Employees vest in their accrued benefit after completing three years of service with the Company.

As of December 31, 2010, Ms. Haag is the only Named Executive Officers eligible for a retirement benefit under the traditional defined benefit component of the plan.

Non-Qualified Supplemental Retirement Plan (KURIP)
Each of our Named Executive Officers is eligible to receive benefits under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP is an unfunded non-contributory retirement plan. It provides pension benefits where benefits cannot be paid under KRIP and matching contributions cannot be made to the Company’s Savings and Investment Plan (SIP) (a 401(k) defined contribution plan), because of the limitation on the inclusion of earnings in excess of limits contained in Section 401(a)(17) of the Internal Revenue Code (for 2008, 2009 and 2010, $230,000, $245,000 and $245,000, respectively) and because deferred compensation is ignored when calculating benefits under KRIP and SIP.

For Named Executive Officers participating in the cash balance component of KRIP, the annual benefit under KURIP is calculated by crediting an employee’s account with an amount equal to 7% of his or her compensation that is ignored under KRIP and SIP because it is either in excess of the Section 401(a)(17) compensation limit or deferred compensation. The ongoing balance of the executive’s account earns interest at the 30-year Treasury bond rate. For 2009, the amount of an employee’s compensation used to credit his or her KURIP account was reduced to 4% to parallel the Company’s suspension of matching contributions to SIP for that year. The amount of compensation used to credit an employee’s KURIP account returned to 7% effective January 1, 2010.

For Named Executive Officers participating in the traditional defined benefit component of KRIP, the annual benefit is calculated by determining the amount of the retirement benefit to which the employee would otherwise be entitled under KRIP if deferred compensation were considered when calculating such benefit and the limits under Section 401(a)(17) of the Internal Revenue Code were ignored, less any benefits earned under KRIP.

Benefits due under KURIP are payable upon an employee’s termination of employment or death. The plan administrator may select, in his or her sole discretion, the form of payment options available under KURIP for benefits not subject to Section 409A. For benefits subject to Section 409A, payments are made in a lump sum. If an employee’s benefit under KRIP is subject to actuarial reduction, then any benefit payable under KURIP will also be subject to actuarial reduction.

INDIVIDUAL SUPPLEMENTAL RETIREMENT ARRANGEMENTS

Antonio M. Perez
Under the terms of his letter agreement, Mr. Perez is eligible for a supplemental unfunded retirement benefit. Because Mr. Perez has been employed until age 65 (i.e., until November 8, 2010), he is considered to have completed 25 years of service with the Company. For employment on and after December 1, 2010, Mr. Perez receives one month of service credit for each month of employment. Mr. Perez’s supplemental retirement benefit will be offset by his cash balance benefit under KRIP and KURIP, and any Company matching contributions contributed to his account under SIP. Mr. Perez will receive his supplemental retirement benefit in a lump sum after the six-month waiting period required for compliance under Section 409A.

Antoinette P. McCorvey
Ms. McCorvey’s letter agreement with the Company does not provide supplemental retirement benefits.

Philip J. Faraci
Under the terms of his letter agreement, Mr. Faraci is eligible for a supplemental unfunded retirement benefit which allows for an extra 1.5 years of credited service for each year he is employed, up to a maximum of 20 years of enhanced credited service. Because Mr. Faraci was employed for six years on December 6, 2010, he will be treated as if he is eligible for the traditional defined benefit component of KRIP and will be considered to have completed 14 years of service with the Company. If he remains employed for 12 years, he will be considered to have completed 30 years of service with the Company. Mr. Faraci’s supplemental retirement benefit will be offset by his cash balance benefit under KRIP and KURIP, any Company matching contributions contributed to his account under SIP and any retirement benefits provided to him pursuant to the retirement plan of any former employer. Mr. Faraci he will receive his supplemental retirement benefit in a lump sum after the six-month waiting period required for compliance under Section 409A.

Pradeep Jotwani
Mr. Jotwani’s letter agreement with the Company does not provide supplemental retirement benefits.

Joyce P. Haag
Ms. Haag did not have a letter agreement with the Company. She has no supplemental retirement benefits.

Former Executive: Frank S. Sklarsky
Mr. Sklarsky’s last date of employment with the Company was November 5, 2010. Because his departure was voluntary, Mr. Sklarsky forfeited the enhanced retirement benefit provided under his letter agreement.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

						Aggregate	Aggregate
		Executive	Registrant	Aggregate		Withdrawals/	Balance at
		Contributions	Contributions	Earnings		Distributions	Year End
Name	Plan Name	($)	($)	($)		($)	($)
	Salary Deferral	$96,169 (1)	—	$15,295	(2)	—	$529,155 (3)
A.M. Perez	EDCP	—	—	39,175	(2)	—	1,226,723 (4)
	Deferred Stock Units	—	—	108,068	(5)	—	508,107
A.P. McCorvey	EDCP	—	—	3,561	(2)	—	111,510
P.J. Faraci	N/A	—	—	—		—	N/A
P. Jotwani	N/A	—	—	—		—	N/A
J.P. Haag	EDCP	—	—	5,765	(2)	—	180,508
Former Executive
F.S. Sklarsky	N/A	—	—	—		—	N/A

(1)	This amount represents a salary deferral of $96,169, which is included in the base salary earned by Mr. Perez as reported in the Summary Compensation Table for fiscal 2010.

(2)	This amount represents interest earned during fiscal 2010 with no above-market interest.

(3)	This amount includes the 2008 salary deferral of $96,169 and above-market interest of $743 as well as the 2009 salary deferral of $33,289 with no above-market interest; these amounts are also reported in the Summary Compensation Table for fiscal 2008 and 2009.

(4)	This amount includes the 2008 above-market interest of $2,985, which is also reported in the Summary Compensation Table for fiscal 2008 (there was no above-market interest in 2009).

(5)	This amount reflects gains attributable to the appreciation in the Company’s stock price during fiscal 2010 (i.e. the closing price of $4.22 as of December 31, 2009 vs. the closing price of $5.36 as of December 31, 2010).

Executive Deferred Compensation Plan
The Company has maintained the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP) for executives who participated in the plan prior to 2007. In 2009, the Committee froze the receipt of new monies into the plan, due to its low utilization and its administrative cost. Prior to 2009, the Committee had made annual decisions to freeze the receipt of new monies in both 2007 and 2008. The plan’s benefits are neither funded nor secured.

After the period of fixed deferment, any account balance may be paid in a cash lump-sum payment as soon as administratively possible coincident with a pay cycle in September, after the account is valued in August following the end of the deferment. Upon termination of employment, for amounts not subject to Section 409A, the Committee has the sole discretion to pay such amounts in a lump sum or in annual installments, not to exceed 10 annual installments. For amounts subject to Section 409A, most Named Executive Officers elected to be paid in a lump sum or in installments, provided that payments begin no later than when the executive reaches age 71. If an executive has not filed an election, then any amounts subject to Section 409A will be paid in a lump sum. Any amounts subject to Section 409A are subject to a further six-month waiting period following termination of employment in order to ensure compliance with Section 409A. Withdrawals prior to termination of employment are not permitted under the plan except in cases of severe financial hardship not within the executive’s control, although amounts not subject to Section 409A may be withdrawn by an executive prior to termination of employment, provided that 10% of the amount withdrawn will be forfeited by the executive.

Salary and Bonus Deferral Program
To preserve the full deductibility for federal income tax purposes of Mr. Perez’s base salary, he is required to defer that portion of his base salary that exceeds $1 million. The amount deferred in each pay period bears interest at the same rate as described above for our EDCP. The deferred amounts and interest earned on these amounts are tracked through a notional account maintained by the Company. Amounts deferred are payable only upon Mr. Perez’s retirement from the Company, in the form of a lump sum. The notional account is neither funded nor secured.

Deferral of Stock Awards
Under the Company’s prior equity award programs, Named Executive Officers were at times permitted to defer the receipt of various equity awards to a future date later than the date that the award vests. Mr. Perez elected to defer awards earned under the Alternative Award of the Executive Incentive Plan under the 2002 – 2004 performance cycle of the Company’s Performance Stock Program, his Restricted Stock award granted on October 1, 2003 and the performance stock units earned under the 2004 – 2005 performance cycle of the Leadership Stock Program. Each of these awards has fully vested as of December 31, 2009.

All of these deferred awards are tracked through notional accounts maintained by the Company. For each share or unit deferred, the executive receives a phantom unit of our common stock in his account. Any stock dividends or amounts equivalent to dividends paid on our common stock are added to the executive’s notional account in the form of additional phantom units as they are paid, at the same rate as dividends are paid on shares of our common stock. For these deferred awards, stock dividends were unrestricted, but are subject to the original payment terms of the underlying deferred award. The notional accounts are neither funded nor secured.

The payout, withdrawal and distribution terms are generally similar for each deferred award, other than the performance stock units earned under the 2004 – 2005 performance cycle of the Leadership Stock Program that were deferred by Mr. Perez. Pursuant to his deferral election, Mr. Perez will be entitled to receive a distribution following his termination of employment of all amounts in his deferred account attributable to these performance stock units (and any earnings thereon) in a lump-sum payment, in shares, as soon as administratively practicable in March of the following year after his termination of employment with the Company. If applicable, a six-month waiting period is required for compliance under Section 409A.

For all other deferred awards, upon termination of employment for any reason other than death, the amounts held in an executive’s notional accounts will be distributed in a single lump sum or in up to 10 annual installments as the Committee determines at its sole discretion. The Committee will also have the discretion to pay the amounts in cash or in shares, or in any combination of both. Upon an executive’s death, the balance of an executive’s deferred account that is not subject to restriction will be paid in a lump-sum cash payment within 30 days after appointment of a legal representative of the deceased executive.

Withdrawals prior to termination of employment are not permitted under the terms of the deferral program except in cases of severe financial hardship not within the executive’s control, as determined at the Committee’s sole discretion.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

Potential Benefits upon Termination for Reasons other than Change in Control
Each of our Named Executive Officers is eligible to receive certain severance payments and benefits in connection with termination of employment under various circumstances. The potential severance benefits payable to our Named Executive Officers in the event of termination of employment on December 31, 2010 pursuant to any individual arrangement with the Company are described below. For Named Executive Officers without an individual arrangement, severance benefits equal to 1.5 weeks of target total cash compensation per year of service with the Company may be payable in accordance with the Company’s Termination Allowance Plan (TAP). If a Named Executive Officer terminates between February 1, 2009 and December 31, 2012 inclusive, his or her severance benefit pursuant to any individual agreement or TAP, as applicable, will be partially offset by the Special Termination Program benefits payable from KRIP. A Named Executive Officer’s severance arrangement may nevertheless be adjusted in accordance with pre-established guidelines applied by the Committee to determine the appropriate arrangement for that Named Executive Officer. These guidelines are described on page 48 of this Proxy Statement.

Actual amounts paid or distributed to our Named Executive Officers as a result of one of the separation events occurring in the future may be different than those described below due to the fact that many factors affect the amounts of any payments described under the various separation events. For example, factors that could affect the amounts payable include the executive’s base salary, the Company’s stock price and the executive’s age and service with the Company. At the time of separation of a Named Executive Officer, the Committee may approve severance terms that vary from those provided in the Named Executive Officer's pre-existing individual letter agreement(s), if any, or in relevant employee benefit plans, provided that such terms are consistent with the guidelines that the Committee establishes for executive severance.

In addition to benefits outlined in our Named Executive Officers’ individual severance arrangements, Named Executive Officers will be eligible to receive any benefits accrued under the Company’s broad-based benefit plans, such as distributions under SIP, disability benefits and accrued vacation pay, in accordance with those plans and policies. Our Named Executive Officers will also be eligible to receive any account balances at the 2010 fiscal year end under our non-qualified deferred compensation plans and programs as set forth in the Non-Qualified Deferred Compensation Table on page 61 of this Proxy Statement and any present value of accrued benefits as set forth in the Pension Benefits Table on page 59 of this Proxy Statement.

Following termination of employment, each of our Named Executive Officers is subject to compliance with the post-termination restrictive covenants set forth in his or her Eastman Kodak Company Employee’s Agreement, in addition to any covenants under individual arrangements with the Company. These covenants generally prohibit our Named Executive Officers from disclosing proprietary or confidential information of the Company and from competing with the Company for a certain period after termination of their employment. All of our Named Executive Officers are prohibited from soliciting any of our employees to leave employment with the Company, or to solicit any of our customers or suppliers to do business with any of our competitors, for one year after termination of their employment. All of our Named Executive Officers are prohibited from engaging in any work for a competitor of the Company in the field in which they were employed by Kodak for a period of not more than 18 months after termination. Mr. Perez is also subject to a two-year non-compete after termination of his employment under his letter agreement dated March 3, 2003.

For any unvested or restricted equity awards, related restriction periods may lapse pursuant to the terms of the awards depending on the circumstances surrounding a Named Executive Officer’s termination of employment. The Committee may waive any restrictions or accelerate vesting if an executive’s termination is determined to be for an “approved reason.” An “approved reason” is defined as a termination of employment that is in the best interest of the Company, as determined by the Committee. Absent an agreement specifying different treatment, equity awards held by Named Executive Officers will generally be affected as follows:
  Stock Options: If the Committee determines that a Named Executive Officer’s termination is for an approved reason, then all unvested stock options will continue to vest as if employment continued and will expire on the third anniversary from the last date of employment. Upon termination of employment due to death or disability, all unvested stock options will immediately vest and remain exercisable until the third anniversary from the last date of employment.

  Leadership Stock Awards: Upon termination of employment due to death, disability, retirement, or an approved reason, an executive will remain eligible to receive an award earned under the performance cycle, provided the executive was employed for the entire year of the one-year performance cycle.

  Restricted Stock Awards: For termination due to an approved reason, subject to the Committee’s approval, the executive will retain the shares and restrictions will lapse upon termination. In the event of disability, the executive will retain the shares and restrictions will lapse upon termination. In the event of death, restrictions will lapse and the shares will be paid to the executive’s estate.

  RSU Awards: Upon termination of employment due to death, disability or an approved reason, an executive will be eligible to retain a portion of, or all of, his or her unvested award, unless the termination occurs prior to the first anniversary of the grant date, subject to the terms and conditions of the award administrative guide. Upon termination of employment due to retirement, an executive will forfeit his or her award unless retirement is specified as an approved reason in the award administrative guide or approved by the Committee.

Named Executive Officers will also be eligible to receive a pro rata EXCEL award, if earned, if their employment is terminated due to death, disability, retirement, or an approved reason.

Individual Severance Arrangements

Antonio M. Perez
Under the terms of his letter agreement dated March 3, 2003, Mr. Perez will be eligible to receive certain severance benefits in the event his employment is terminated under various circumstances as described below. The amount and nature of the severance benefits he will be eligible to receive varies depending on the circumstances surrounding his termination. As a condition to receiving severance benefits, Mr. Perez must execute a general release and covenant not to sue in favor of the Company. He is not required to seek other employment to mitigate the amount of any severance payments payable to him. Mr. Perez will be subject to a two-year non-compete agreement after termination of his employment. In the event that he breaches this non-compete agreement, he will forfeit the right to receive certain severance benefits otherwise payable in connection with termination without “cause” and for “good reason” and have to repay the Company for any severance benefits received. For purposes of his letter agreement, “cause” is defined as Mr. Perez’s failure to perform or gross negligence in performing his duties, conviction of a crime, or a material breach of his agreement or the Company’s Business Conduct Guide. “Good reason” is defined as an adverse change in Mr. Perez’s title or responsibilities, a material breach of his agreement by the Company, or the failure of any successor to the Company to assume obligations under his agreement.

Mr. Perez’s March 3, 2003 letter agreement was amended by a letter agreement dated December 9, 2008, to provide that any severance benefits payable under his letter agreements will begin after the six-month waiting period required for compliance under Section 409A, and by a letter agreement dated September 28, 2009, to qualify pro-rated earned EXCEL awards upon termination of employment as performance-based compensation under Section 162(m).

Termination by the Company without Cause or by Mr. Perez for Good Reason. If Mr. Perez is terminated by the Company without cause or if Mr. Perez terminates his employment with the Company for good reason, he is eligible to receive (less applicable withholding and subject to Section 409A compliance):
  An amount equal to two times the sum of his current base salary and EXCEL target award, payable over no more than 24 months;

  A pro rata bonus award under EXCEL for the year in which the termination occurs, if earned (as certified and determined by the Committee), payable in a single installment on the normal payment date when awards are paid to other executives;

  Any earned, but unpaid, EXCEL award for the prior performance year;

  Waiver of the forfeiture provisions of any Restricted Stock award;

  The continued vesting of unvested stock option awards and all vested stock options will remain exercisable for the remainder of their term;

  His additional retirement benefit provided under his individual arrangement as based on 25.0833 years of service;

  Continuation of existing coverage under the Company’s medical and dental plans for four months at the Company’s expense;

  Outplacement services; and

  Services under Kodak’s financial counseling program for the two-year period immediately following his termination of employment.
Termination by the Company for Cause. If Mr. Perez’s employment is terminated by the Company for cause, he is eligible to receive (less applicable withholding and subject to Section 409A compliance):
  Any earned, but unpaid, EXCEL award for the prior performance year;

  His additional retirement benefit provided under his individual arrangement as based on 25.0833 years of service; and

  60 days to exercise any vested stock options (or through the expiration of the option’s original term, if earlier) unless the option is forfeited by its terms as a result of his termination for cause.
Termination by Mr. Perez without Good Reason. If Mr. Perez terminates his employment without good reason, he is eligible to receive (less applicable withholding and subject to Section 409A compliance):
  Any earned, but unpaid, EXCEL award for the prior performance year;

  His additional retirement benefit provided under his individual arrangement based on 25.0833 years of service; and

  Any vested stock options granted at the time he commenced employment will remain exercisable for the remainder of their term and all other vested stock options will remain exercisable for 60 days (or through the expiration of the option’s original term, if earlier).

Termination for Death. In the event Mr. Perez’s employment is terminated due to his death, his estate will be eligible to receive (less applicable withholding and subject to Section 409A compliance):
  A pro rata annual target award under EXCEL payable in a single installment on the normal payment date when awards are paid to other executives;

  Any earned, but unpaid, EXCEL award for the prior performance year;

  Waiver of the forfeiture provisions of any Restricted Stock award outstanding;

  Immediate vesting of any unvested option award and all outstanding stock options will remain exercisable by his estate or transferee for the remainder of the original term;

  A survivor benefit equal to his additional retirement benefit provided under his individual arrangement based on 25.0833 years of service; and

  Services under Kodak’s financial counseling program for the two-year period immediately following his death.
Termination for Disability. In the event Mr. Perez’s employment is terminated as a result of disability pursuant to the Company’s long-term disability plan, he will be eligible to receive (less applicable withholding and subject to Section 409A compliance):
  Applicable benefits under the Kodak long-term disability plan;

  A pro rata annual target award under EXCEL payable in a single installment on the normal payment date when awards are paid to other executives;

  Any earned, but unpaid, EXCEL award for the prior performance year;

  Waiver of the forfeiture provisions on any Restricted Stock award outstanding for at least one year at the time of his termination;

  Continued vesting of any unvested stock option awards outstanding for at least one year at the time of termination and such stock options will remain exercisable for the remainder of the original term;

  His additional retirement benefit provided under his individual arrangement based on 25.0833 years of service; and

  Services under Kodak’s financial counseling program for the two-year period following his termination of employment.
Antoinette P. McCorvey
Ms. McCorvey’s severance benefits would be provided in accordance with applicable employee benefit and compensation plans for U.S. employees, which may be adjusted in accordance with pre-established guidelines applied by the Committee.

Philip J. Faraci
Mr. Faraci’s severance benefits would be provided in accordance with applicable employee benefit and compensation plans for U.S. employees, which may be adjusted in accordance with pre-established guidelines applied by the Committee.

Pradeep Jotwani
Mr. Jotwani’s September 24, 2010 letter agreement provides that he will be eligible to receive certain severance benefits if his employment is terminated prior to September 28, 2013 due to disability or if the Company terminates his employment without “cause” without offering him a reasonably comparable position. For this purpose, “cause” is defined as a failure to perform his duties, violation of a rule or policy of the Company, an action that results in a criminal penalty or violation of law or a breach of the Company’s Business Conduct Guide or other agreement.

Under his letter agreement, Mr. Jotwani will be eligible to receive a severance allowance equal to his current annual base salary plus EXCEL target award, less applicable withholding, payable over no more than 12 months, beginning as soon as administratively practicable after the six-month waiting period required for compliance under Section 409A. In addition, he will be eligible for outplacement services and continued existing coverage under the Company’s medical, dental and life insurance plans for four months at the Company’s expense.

As a condition to receiving severance benefits, Mr. Jotwani must execute a general waiver and release in favor of the Company. He will also be subject to the restrictive covenants under the Eastman Kodak Company Employee’s Agreement. To the extent he breaches the terms of the waiver agreement or the Employee’s Agreement, he will forfeit the right to receive certain severance benefits otherwise payable in connection with termination without cause.

Joyce P. Haag
Ms. Haag’s severance benefits would be provided in accordance with applicable employee benefit and compensation plans for U.S. employees, which may be adjusted in accordance with pre-established guidelines applied by the Committee.

Former Executive: Frank S. Sklarsky
Mr. Sklarsky’s last date of employment with the Company was November 5, 2010. Since his departure was voluntary, Mr. Sklarsky was not eligible for severance benefits.

Potential Benefits upon Change in Control

Executive Protection Plan
The Company maintains the Executive Protection Plan to provide severance pay and continuation of certain welfare benefits for Named Executive Officers in the event a change in control occurs and:

1)	The Named Executive Officer’s employment is terminated by the Company for reasons other than cause or by the Named Executive Officer for good reason within two years after a change in control; or

2)	The Named Executive Officer’s employment is terminated prior to a change in control and they are able to demonstrate that their employment was terminated in contemplation of a change in control.

A change in control is generally defined under the plan as:
  The incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;

  The acquisition of 25% or more of the combined voting power of the Company’s then outstanding securities;

  A merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders; or

  A vote by the shareholders to completely liquidate or dissolve the Company.
The plan provides that, in the event of a termination of employment, either voluntarily with “good reason” or involuntarily without “cause,” within two years following a change in control, each of the Named Executive Officers will receive a lump-sum severance payment equal to: 1) three times their base salary and EXCEL target award and 2) continued participation in the Company’s medical, dental, disability and life insurance plans for 12 months at no cost to the executive.

“Good reason” is defined under the plan for our Named Executive Officers to mean:
  The assignment of, or change in, the duties or responsibilities of the Named Executive Officer that are not comparable in any adverse respect with his or her duties prior to the change in control, other than a change in the executive’s title or reporting relationship;

  A reduction of the Named Executive Officer’s pay, target bonus opportunities or benefits;

  A material reduction in the perquisites or fringe benefits provided;

  The failure of any successor to the Company to assume the plan; or

  Any amendment or termination of the plan not permitted by its terms.
“Cause” is defined under the plan for our Named Executive Officers to mean:
  The willful and continued failure of the executive to substantially perform his or her duties (other than due to physical or mental illness) after a written demand by the Board; or

  The willful engaging in illegal conduct or gross misconduct which is materially injurious to the Company or its affiliates.
2010 Changes
In addition to the above, prior to certain amendments, the Executive Protection Plan provided that Mr. Perez and Mr. Faraci would be entitled to the above-referenced benefits if they voluntarily terminated their employment for any reason during the 30-day period commencing 23 months after a change in control. Under the September 28, 2009 amendment to his letter agreement, Mr. Perez waived his rights to receive benefits associated with this provision. On December 23, 2010, the plan was amended to eliminate this provision.

Also, prior to certain amendments, the plan provided for excise tax gross-up payments. Under the September 28, 2009 amendment to his letter agreement, Mr. Perez waived his right to excise tax gross-up payments. Beginning in February 2010, new Section 16 Officers waived their right to these payments, and the plan was amended on December 23, 2010 to eliminate these payments for all executives.

Under the plan, no amendment adversely impacting the rights of covered executives will be effective if a change in control occurs during the 12-month period following the amendment. As a result, these amendments will apply to any change in control occurring on or after December 23, 2011.

Other Benefit Plans
As a result of the Company’s review in 2007 of the change in control benefits under various Company plans, the Committee determined to gradually phase out, over a five-year period beginning January 1, 2008, the change in control pension enhancements under KRIP and KURIP. Pursuant to this change, the additional age and service resulting from the change in control pension enhancement was decreased from a maximum of five years by one year for every additional year that transpires, until the enhancement is fully phased out effective January 1, 2012.

For 2010, any participant in the traditional defined benefit component of KRIP and KURIP, including the affected Named Executive Officers, whose employment is terminated for a reason other than death, disability, cause or voluntary resignation, within two years of a change in control, was provided up to two additional years of service to determine eligibility for a vested right, to calculate the amount of the accrued benefit and to determine any applicable early retirement factors. In addition, a participant was deemed to have up to two additional years of age in determining any applicable early retirement factors. For participants age 50 or older as of the date of the change in control, the enhanced age and service was used to determine eligibility for retirement.

The actual additional number of years of service and age that are given to a participant decreases proportionately depending upon the number of years that elapsed between the date of a change in control and the date of the participant’s termination of employment. If the plan is terminated within two years after a change in control, the benefit for each participant would be calculated as indicated previously.

Participants in the cash balance component of KRIP and KURIP, including the affected Named Executive Officers, are entitled to a benefit equal to 7% of the participant’s annual compensation at the time of the termination times the number of additional years of service that the executive is entitled to under the plan’s change in control pension enhancement.

Other Compensation Programs
Under the Company’s Executive Deferred Compensation Plan (EDCP), upon a change in control (as defined in EDCP and by Section 409A to the extent applicable), each Named Executive Officer who participates in EDCP will be entitled to a lump-sum cash payment of his or her account balance under the plan. For amounts not subject to Section 409A, this rule will not apply if the executive elects in writing no later than prior to the beginning of the year preceding the year in which a change in control occurs that payment shall be made in equal installments over a period not longer than 11 years.

Under the EXCEL plan, if a Named Executive Officer’s employment is terminated within two years following a change in control other than as a result of death, disability, voluntary resignation, retirement or for cause, the executive will be entitled to be paid any earned, but unpaid, award and a pro rata target award for the year in which their employment is terminated. If, upon a change in control, Kodak’s common stock ceases to be actively traded on the NYSE, then each Named Executive Officer will be entitled to receive any earned but unpaid award and a pro rata target award for the year in which the change in control occurs.

In the event of a change in control which causes the Company’s stock to cease active trading on the NYSE, the Company’s compensation plans (with the exception of the 2005 Omnibus Long-Term Compensation Plan) will generally be affected as follows when Kodak common stock is not exchanged solely for common stock of the surviving company or the surviving company does not assume all Plan awards:
  All outstanding stock options will vest in full and be cashed out based on the difference between the change in control price and the option’s exercise price.

  All of the restrictions on restricted stock and RSUs will lapse and the stock will be cashed out based on the change in control price.
Under the Company’s 2005 Omnibus Long-Term Compensation Plan, upon a change in control, if certain outstanding awards are assumed or substituted by the surviving company, as determined by the Committee, then the awards will not immediately vest or be exercisable. These awards include stock options, restricted stock and RSUs. If the awards are so assumed or substituted, then the awards will be subject to accelerated vesting and exercisability upon certain terminations of employment within the first two years after the change in control. If the awards are not so assumed or substituted, they will immediately vest and become exercisable and will be paid after a change in control occurs.

Effective January 1, 2011, the Committee amended the Omnibus Long-Term Compensation Plan with regard to the single trigger feature associated with performance-based equity awards. Specifically, under the prior terms of the Omnibus Plan, if more than 50% of the performance cycle had elapsed when a change in control occurs, the award would vest and be paid out at the greater of target performance or performance to date. If 50% or less of the performance cycle had elapsed when a change in control occurs, the award would vest and be paid out at 50% of target performance, regardless of actual performance to date. Effective January 1, 2011 this single trigger provision was replaced with terms stating that any performance award shall be considered assumed or substituted if it is converted to restricted stock or a restricted stock unit award, with a value based on an amount equal to 100% of target performance. These awards then vest according to their terms, subject to accelerated vesting upon certain terminations of employment within the first two years after the change in control.

Severance Payments Table
The table below estimates the incremental amounts payable upon a termination of employment by the Company under various circumstances as if the Named Executive Officer’s last date of employment was December 31, 2010, using the closing price of our common stock as of December 31, 2010, which was $5.36, and including all outstanding grants through the assumed last date of employment of December 31, 2010.

				Voluntary
	Involuntary	Termination		Termination With Good	Termination
	Termination	Based on	Termination		Due to a Change
	Without Cause	Disability	Due to Death	Reason(1)	in Control(2)
A.M. Perez
Cash Severance(3)	$5,610,000	—	—	$5,610,000	$8,415,000
Intrinsic Value of Stock Options(4)	410,000	$410,000	$410,000	410,000	410,000
Restricted Stock/RSUs(5)	1,907,266	1,907,266	1,907,266	1,907,266	6,121,714
Leadership Stock(6)	1,297,275	1,297,275	1,297,275	1,297,275	2,183,494
Benefits/Perquisites(7)	20,419	14,000	14,000	20,329	15,110
Pension(8)	—	—	—	—	—
Excise Tax Gross-Up(9)	—	—	—	—	—
Total	$9,244,960	$3,628,541	$3,628,541	$9,244,870	$17,145,318
A.P. McCorvey
Cash Severance(3)	$249,009	—	—	—	$2,362,500
Intrinsic Value of Stock Options(4)	4,650	$4,650	$4,650	—	4,650
Restricted Stock/RSUs(5)	153,743	153,743	153,743	—	230,745
Leadership Stock(6)	27,318	27,318	27,318	—	27,318
Benefits/Perquisites(7)	11,436	—	—	—	13,189
Pension(8)	—	—	—	—	62,714
Excise Tax Gross-Up(9)	—	—	—	—	—
Total	$446,156	$185,711	$185,711	—	$2,701,116
P.J. Faraci
Cash Severance(3)	$223,354	—	—	—	$3,885,000
Intrinsic Value of Stock Options(4)	246,000	$246,000	$246,000	—	246,000
Restricted Stock/RSUs(5)	628,621	628,621	628,621	—	2,012,305
Leadership Stock(6)	284,568	284,568	284,568	—	284,568
Benefits/Perquisites(7)	9,152	—	—	—	15,942
Pension(8)	—	—	—	—	666,429
Excise Tax Gross-Up(9)	—	—	—	—	2,485,375
Total	$1,391,695	$1,159,189	$1,159,189	—	$9,595,619

						Voluntary
	Involuntary	Termination				Termination	Termination
	Termination	Based on		Termination		With Good	Due to a Change
	Without Cause	Disability		Due to Death		Reason(1)	in Control(2)
P. Jotwani
Cash Severance(3)	$1,050,000	—		—		—	$3,150,000
Intrinsic Value of Stock Options(4)	350,000	$350,000		$350,000		—	350,000
Restricted Stock/RSUs(5)	—	—		—		—	536,000
Leadership Stock(6)	—	—		—		—	—
Benefits/Perquisites(7)	5,868	—		—		—	5,608
Pension(8)	—	—		—		—	—
Excise Tax Gross-Up(9)	—	—		—		—	—
Total	$1,405,868	$350,000		$350,000		—	$4,041,608
J.P. Haag
Cash Severance(3)	$1,521,960	—		—		—	—
Intrinsic Value of Stock Options(4)	—	—		—		—	—
Restricted Stock/RSUs(5)	237,318	—		—		—	—
Leadership Stock(6)	107,886	—		—		—	—
Benefits/Perquisites(7)	11,289	—		—		—	—
Pension(8)	—	—		—		—	—
Excise Tax Gross-Up(9)	—	—		—		—	—
Total	$1,878,453	—	(10)	—	(10)	—	—	(10)

(1)	This column includes only Mr. Perez because no other Named Executive Officer will receive severance benefits upon voluntary termination with good reason. The values in this table were calculated using the same assumptions described above.

(2)	Severance benefits under this column apply only to terminations that occur due to a change in control that were without cause or for good reason or, for Mr. Faraci as President, if a change in control occurs prior to December 23, 2011 and he voluntarily terminates for any reason during the 30-day period commencing 23 months after the change in control.

(3)	The cash severance amounts disclosed above were calculated using target total cash compensation (base salary plus EXCEL target award) for each Named Executive Officer. For Mr. Perez and Mr. Jotwani, severance for all but the last column was calculated by multiplying the Named Executive Officer's target total cash compensation by a multiplier set forth in the Named Executive Officer’s letter agreement(s). Mr. Perez's cash severance equation is two times his target total cash compensation. Mr. Jotwani’s cash severance equation is one times his target total cash compensation. For Ms. McCorvey and Mr. Faraci, severance for all but the last column was calculated in accordance with the Company’s Termination Allowance Plan (TAP). Ms. McCorvey’s severance equation is equal to 16.5 weeks of her target total cash compensation. Mr. Faraci's severance equation is equal to nine weeks of his target total cash compensation. At the time of separation of a Named Executive Officer, the Committee may approve severance terms that vary from those provided in the Named Executive Officer’s pre-existing individual agreement(s), if any, or under TAP, provided that such terms are consistent with the guidelines that the Committee establishes for executive severance. None of these amounts reflect any offset for Special Termination Program benefits that may be payable from KRIP. In connection with Ms. Haag’s termination from the Company with approved reason on December 31, 2010, the Committee approved a severance equation equal to two times her target total cash compensation which exceeds her 43.5 weeks of severance under TAP by $887,589. This approval was memorialized in a letter agreement between Ms. Haag and the Company dated November 11, 2010.

The cash severance amounts disclosed above in the last column were calculated for each Named Executive Officer by multiplying the Named Executive Officer's target total cash compensation by three. These amounts do not reflect any offset for Special Termination Program benefits that may be payable from KRIP.

(4)	This row represents the intrinsic value of all outstanding stock options that would continue to vest following the different scenarios on December 31, 2010.

(5)	The amounts in this row relating to termination due to a change in control represent the value of unvested shares of Restricted Stock and RSUs that would be considered an approved reason and to be paid out upon a termination subsequent to a change in control. The amounts relating to the other identified terminations report the value of unvested shares of Restricted Stock and RSUs that would continue to vest upon the occurrence of that type of termination.

(6)	There was no Leadership Stock grant in 2010. The values in this row reflect a 170% earnout for the 2009 Leadership Stock performance cycle and a 0% earnout for the 2008 Leadership Stock performance cycle. For Mr. Perez, the value also includes the earned portion of his 2010 performance stock unit award that would vest upon termination under the different scenarios on December 31, 2010.

(7)	Mr. Perez would be entitled to the benefits/perquisites as described below:
  in the event of involuntary termination, $20,419, which include four months of continued dental and life insurance coverage valued at $619, outplacement services valued at $5,800 and two years of financial counseling services valued at $7,000 per year.

  in the event of termination due to disability or death, $14,000, which include two years of financial counseling services valued at $7,000 per year.

  in the event of voluntary termination with good reason, $20,329, which include four months of continued dental coverage valued at $529, outplacement services valued at $5,800 and two years of financial counseling services valued at $7,000 per year.

  in the event of termination due to a change in control, $15,110, which include one year of continued dental coverage valued at $1,587, life insurance coverage valued at $269 and disability coverage valued at $13,254.
All other Named Executive Officers would be entitled to benefits/perquisites only in the event of involuntary termination without cause or a termination due to a change in control, as described below:
  Ms. McCorvey’s benefits/perquisites in the event of an involuntary termination without cause would have totaled $11,437, which include four months of continued medical, dental and life insurance coverage valued at $3,529, outplacement services valued at $5,800 and financial counseling services valued at $2,108. Her benefits/perquisites in the event of termination due to a change in control would have totaled $13,189, which include one year of continued medical coverage valued at $8,883, dental coverage valued at $1,587, life insurance coverage valued at $116 and disability coverage valued at $2,603.

  Mr. Faraci’s benefits/perquisites in the event of an involuntary termination without cause would have totaled $9,152, which include four months of continued medical, dental and life insurance coverage valued at $3,352 and outplacement services valued at $5,800. His benefits/perquisites in the event of termination due to a change in control would have totaled $15,942, which include one year of continued medical coverage valued at $8,883, dental coverage valued at $1,058, life insurance coverage valued at $116 and disability coverage valued at $5,884.

  Mr. Jotwani’s benefits/perquisites in the event of an involuntary termination without cause would have totaled $5,868, which include four months of continued life insurance coverage valued at $68 and outplacement services valued at $5,800. His benefits/perquisites in the event of termination due to a change in control would have totaled $5,608, which include one year of continued life insurance coverage valued at $203 and disability coverage valued at $5,405.

  Ms. Haag’s benefits/perquisites in the event of an involuntary termination without cause would have totaled $11,289, which include four months of continued medical, dental and life insurance coverage valued at $3,381, outplacement services valued at $5,800 and financial counseling services valued at $2,108.
(8)	The amounts included in this row report the incremental value of supplemental retirement benefits to which the Named Executive Officers would have been entitled on the occurrence of the specified termination event. The amounts reported assume that all affected Named Executive Officers would receive their supplemental retirement benefits in a lump sum.

(9)	In 2009, Mr. Perez waived his rights to excise tax gross-up payments under the Executive Protection Plan. Mr. Jotwani waived his rights to these payments upon hire. Ms. McCorvey waived her rights to these payments by letter dated October 11, 2010. The plan was amended effective December 23, 2010 to eliminate these payments for all executives, including Mr. Faraci and Ms. Haag. The plan, however, provides that no amendment adversely impacting the rights of covered executives will be effective for 12 months. Therefore, Mr. Faraci would have been eligible for a payment in the event that a change in control had occurred as of December 31, 2010. Ms. Haag was ineligible due to her termination from the Company with approved reason on December 31, 2010.

(10)	Due to Ms. Haag’s termination from the Company with approved reason on December 31, 2010, she is not eligible for benefits due to disability, death or change in control.

REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our Section 16 Executive Officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these Section 16 Executive Officers, directors and 10% shareholders to file these reports by the required deadlines. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2010 fiscal year, the forms were filed timely.

By Order of the Board of Directors

Patrick M. Sheller
Secretary and Chief Compliance Officer
Eastman Kodak Company
March 30, 2011

EXHIBITS

EXHIBIT I — DIRECTOR INDEPENDENCE STANDARDS

Pursuant to the NYSE Listing Standards, the Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards.

1)	A director will not be considered “independent” if:
  The director is or was within the preceding three years an employee, or an immediate family member of the director is or was within the preceding three years an executive officer of the Company; or

  The director, or an immediate family member of the director, received, during any twelve-month period within the preceding three years, more than $120,000 in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way of continued service with the Company); except that compensation received by an immediate family member of the director for services as a non-executive employee of the Company or received by the director for former services as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test; or

  The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or, the director or an immediate family member was, in the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time; or

  The director, or an immediate family member of the director, is or was within the preceding three years employed as an executive officer of another company where any of the Company’s present executive officers serve or served on that company’s compensation committee; or

  The director is a current employee, or an immediate family member of the director is a current executive officer of, a company (other than a charitable organization) that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million 2% of such other company’s consolidated gross revenues; provided, however, that, in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year; and provided, further, that this test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer – the former employment of the director or immediate family member need not be considered.
2)	The following relationships will not preclude the Board from determining that a director is independent:

Commercial Relationship: if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of: a) $1,000,000 or b) 2% of such other company’s consolidated gross revenues;

Indebtedness Relationship: if a director of the Company is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness does not exceed the greater of: a) $1,000,000 or b) 2% of the consolidated assets of the company wherein the director serves as an executive officer;

Equity Relationship: if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

Charitable Relationship: if a director of the Company, or the spouse of a director of the Company, serves as a director, officer or trustee of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of: a) $1,000,000 or b) 2% of that organization’s gross revenues.

3)	For relationships not covered by Section 2 above, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Sections 1 and 2 above.

4)	For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home; except that, when applying the independence tests described above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

EXHIBIT II — DIRECTOR QUALIFICATION STANDARDS

In addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should, at a minimum, consider the following factors in the nomination or appointment of members of the Board:

1)	Integrity. Directors should have proven integrity and be of the highest ethical character and share the Company’s values.

2)	Reputation. Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

3)	Judgment. Directors should have the ability to exercise sound business judgment on a broad range of issues.

4)	Knowledge. Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations.

5)	Experience. In selecting directors, the Board should generally seek active and former CEOs, CFOs, international operating executives, presidents of large and complex divisions of publicly held companies and leaders of major complex organizations, including scientific, accounting, government, educational and other non-profit institutions. Directors should have experience in assessing risks associated with business and strategic decisions.

6)	Maturity. Directors should value board and team performance over individual performance, possess respect for others and facilitate superior board performance.

7)	Commitment. Directors should be able and willing to devote the required amount of time to the Company’s affairs, including preparing for and attending meetings of the Board and its committees. Directors should be actively involved in the Board and its decision making.

8)	Skills. Directors should be selected so that the Board has an appropriate mix of skills in core areas such as accounting and finance, technology, management, marketing, crisis management, strategic planning, international markets and industry knowledge.

9)	Track Record. Directors should have a proven track record of excellence in their field.

10)	Diversity. Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

11)	Age. Given the Board’s mandatory retirement age of 72, directors must be able to, and should be committed to, serve on the Board for an extended period of time.

12)	Independence. Directors should be independent in their thought and judgment and be committed to represent the long-term interests of all of the Company’s shareholders.

13)	Ownership Stake. Directors should be committed to having a meaningful, long-term equity ownership stake in the Company.

EXHIBIT III — DIRECTOR SELECTION PROCESS

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Corporate Responsibility and Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Chair of the Corporate Responsibility and Governance Committee will oversee this process.

The Corporate Responsibility and Governance Committee will generally use the following process when recruiting, evaluating and selecting director candidates. The various steps outlined in the process may be performed simultaneously and in an order other than that presented below. Throughout the process, the Committee will keep the full Board informed of its progress.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on sex, race, religion or national origin applies in the selection of Directors.

1)	The Committee will assess the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, its Director Qualification Standards and the Company’s current and future needs.

2)	Using the results of this assessment, the Committee will prepare a target candidate profile.

3)	The Committee will develop an initial list of director candidates by retaining a search firm, utilizing the personal network of the Board and senior management of the Company, and considering any nominees previously recommended.

4)	The Committee will screen the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and the Board’s Director Qualification Standards. From this review, the Committee will prepare a list of preferred candidates and present it to the full Board and the CEO for input.

5)	The Committee will determine if any director has a business or personal relationship with any of the preferred candidates that will enable the director to initiate contact with the candidate to determine his or her interest in being considered for membership to the Board. If necessary, the search firm will be used to initiate this contact.

6)	Whenever possible, the Chair of the Committee, the Presiding Director, at least one other independent member of the Board and the CEO will interview each interested preferred candidate.

7)	Based on input received from the candidate interviews, the Committee will determine whether to extend an invitation to a candidate to join the Board.

8)	A reference check will be performed on the candidate.

9)	Depending on the results of the reference check, the Committee will extend the candidate an invitation to join the Board, subject to election by the Board.

10)	The full Board will vote on whether to elect the candidate to the Board.

11)	The Secretary of the Company will arrange for orientation sessions for newly elected directors, including briefings by senior managers, to familiarize new Directors with the Company’s overall business and operations, strategic plans and goals, financial statements and key policies and practices, including corporate governance matters.

EXHIBIT IV — AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.Statement of Principles
The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted this Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

This Pre-Approval Policy establishes two different approaches to pre-approving services: proposed services either may be pre-approved without specific consideration by the Audit Committee (general pre-approval) or require the specific pre-approval of the Audit Committee (specific pre-approval). The Audit Committee believes that the combination of these two approaches in this policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee shall consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee shall determine whether the audit firm is best positioned to provide the most effective and efficient service.

The non-audit services that have the general pre-approval of the Audit Committee will be reviewed on an annual basis unless the Audit Committee considers a different period and states otherwise. The Audit Committee shall annually review and pre-approve the audit, audit-related and tax services that can be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to others.

The independent auditor has reviewed this policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Audit Services
The Audit Committee shall approve the annual audit services engagement terms and fees no later than its review of the independent auditor’s audit plan. Audit services may include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations occurring during, and as a result of, the audit. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal control over financial reporting. The Audit Committee shall also approve, if necessary, any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other items.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other audit services, which are those services that only the independent auditor reasonably can provide. Other audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

III. Audit-Related Services
Audit-related services are assurance and related services that traditionally are performed by the independent auditor. Because the Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations for significant or unusual transactions not classified as “audit services,” assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed-upon or expanded audit procedures performed at the request of management and assistance with internal control reporting requirements.

IV. Tax Services
The Audit Committee believes that the independent auditor can provide traditional tax services to the Company such as U.S. and international tax planning and compliance. The Audit Committee will not pre-approve the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

V. Other Permissible Non-Audit Services
The Audit Committee may grant general pre-approval to those permissible non-audit services (other than tax services, which are addressed above) that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to the end of this policy as Attachment 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VI. Pre-Approval Budgeted Amounts
Pre-approval budgeted amounts for all services to be provided by the independent auditor shall be reviewed and approved annually by the Audit Committee. Any proposed services exceeding these levels or amounts shall require specific pre-approval by the Audit Committee. On a quarterly basis, the Audit Committee will be provided with updates regarding actual projects and fees by category in comparison to the pre-approved budget.

VII. Procedures
All requests or applications from the independent auditor to provide services that do not require specific approval by the Audit Committee shall be submitted to the Corporate Controller and must include a detailed description of the services to be rendered. The Corporate Controller will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee shall be submitted to the Audit Committee for approval by the Corporate Controller.

VIII. Delegation
The Committee Chair is authorized to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole.

Attachment 1
Prohibited Non-Audit Services
  Bookkeeping or other services related to the accounting records or financial statements of the audit client

  Financial information systems design and implementation

  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

  Actuarial services

  Internal audit outsourcing services

  Management functions

  Human resources

  Broker-dealer, investment adviser or investment banking services

  Legal services

  Expert services unrelated to the audit

ANNUAL MEETING INFORMATION

2011 ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION

The Hilton Garden Inn
6450 Carlsbad Blvd., Carlsbad, CA, 92011

Directions

From the San Diego International Airport
Start out going East on N Harbor Drive
Turn Left onto W Laurel Street
Turn Left onto Pacific Highway
Turn Right onto Sassafras Street
Turn Left onto India Street
Merge onto I-5 N via the ramp on the Left
Take the Poinsettia Lane exit, Exit 45, toward Aviara Parkway
Turn Left onto Poinsettia Lane
Turn Right onto Carlsbad Boulevard/CR-S21 N
Turn slight Right onto ramp

From the Orange County Airport
Start out going Southwest on Airport Way
Take Airport Way toward I-405/MacArthur Boulevard
Stay straight to go onto Michelson Drive
Turn Left onto MacArthur Boulevard
Merge onto I-405 S toward San Diego
I-405 S becomes I-5 S
Take the Palomar Airport Road exit, Exit 47, toward Carlsbad Boulevard
Turn Right onto Palomar Airport Road/CR-S12 W
Turn slight Right onto ramp
Merge onto Carlsbad Boulevard/CR-S21 S
Turn Left onto Solamar Drive
Turn Left onto ramp

Parking
Parking for the Annual Meeting is available at the Hilton Garden Inn.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Item 1 and FOR Item 2, Item 3 and 1 Yr on Item 4.

1.	Election of Directors:			For	Against	Abstain				For	Against	Abstain				For	Against	Abstain

	01	-	Richard S. Braddock	☐	☐	☐	02	-	Herald Y. Chen	☐	☐	☐	03	-	Adam H. Clammer	☐	☐	☐

	04	-	Timothy M. Donahue	☐	☐	☐	05	-	Michael J. Hawley	☐	☐	☐	06	-	William H. Hernandez	☐	☐	☐

	07	-	Douglas R. Lebda	☐	☐	☐	08	-	Kyle P. Legg	☐	☐	☐	09	-	Delano E. Lewis	☐	☐	☐

	10	-	William G. Parrett	☐	☐	☐	11	-	Antonio M. Perez	☐	☐	☐	12	-	Joel Seligman	☐	☐	☐

	13	-	Dennis F. Strigl	☐	☐	☐	14	-	Laura D’Andrea Tyson	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.		☐	☐	☐	3.	Advisory Vote on the Compensation of our Named Executive Officers.	☐	☐	☐
		1 Yr	2 Yrs	3 Yrs	Abstain
4.	Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 11, 2011 at 9:00 a.m., local time, at The Hilton Garden Inn, 6450 Carlsbad Rd., Carlsbad, CA 92011. The following will be voted on at the Annual Meeting:

1.	Election of 14 nominees for director named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Advisory Vote on the Compensation of our Named Executive Officers.

4.	Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers.

5.	Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Items 1, 2 and 3 and 1 Yr on Item 4.

If you were a shareholder of record at the close of business on March 14, 2011, you are entitled to vote at the Annual Meeting.

We are taking advantage of the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218, (585) 724-5492, e-mail: shareholderservices@kodak.com.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, contact Shareholder Services.

By Order of the Board of Directors

Patrick M. Sheller Secretary & Chief Compliance Officer Eastman Kodak Company March 31, 2011

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Eastman Kodak Company
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Antonio M. Perez and Patrick M. Sheller, or either of them, each with full power of substitution, as proxies, to vote all stock in Eastman Kodak Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2011 Annual Meeting of Shareholders and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

NOMINEES FOR DIRECTOR: Richard S. Braddock, Herald Y. Chen, Adam H. Clammer, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Douglas R. Lebda, Kyle P. Legg, Delano E. Lewis, William G. Parrett, Antonio M. Perez, Joel Seligman, Dennis F. Strigl and Laura D’Andrea Tyson.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ON ITEMS 1, 2 AND 3 AND 1 YR ON ITEM 4 BELOW.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
1.	FOR the election of all nominees for director;
2.	FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
3.	FOR the advisory vote on the compensation of our Named Executive Officers; and
4.	1 YR Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers.

C	Non-Voting Items
Meeting Attendance			Change of Address — Please print new address below.
I plan to attend the Annual Meeting. ☐		I plan to bring a guest. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.